UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STATE BANK FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Cadence Bancorporation and the Shareholders of State Bank Financial Corporation:

On May 11, 2018, Cadence Bancorporation, which we refer to as Cadence, and State Bank Financial Corporation, which we refer to as State Bank, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, that provides for the combination of the two companies. Under the merger agreement, State Bank will merge with and into Cadence, with Cadence continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, State Bank and Trust Company, a wholly owned subsidiary of State Bank, which we refer to as SBTC, will merge with and into Cadence Bank, N.A., a wholly owned subsidiary of Cadence, which we refer to as Cadence Bank, with Cadence Bank continuing as the surviving bank, in a transaction we refer to as the bank merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of State Bank common stock, par value $0.01 per share, which we refer to as the State Bank common stock (except for treasury stock or shares owned by State Bank or Cadence (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) will be converted into the right to receive 1.160 shares, which we refer to as the exchange ratio, of Class A common stock, par value $0.01 per share, of Cadence, which we refer to as the Cadence Class A common stock.

Although the number of shares of Cadence Class A common stock that each State Bank shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Cadence Class A common stock and will not be known at the time State Bank shareholders vote on the merger. Based on the closing price per share of Cadence Class A common stock on the New York Stock Exchange, or the NYSE, on May 11, 2018, the last trading day before public announcement of the merger, the exchange ratio represented approximately $35.07 in value for each share of State Bank common stock. Based on the closing price per share of Cadence Class A common stock on July 24, 2018, the latest practicable trading day before the date of the enclosed joint information statement/proxy statement and prospectus, the exchange ratio represented approximately $32.97 in value for each share of State Bank common stock. We urge you to obtain current market quotations for shares of Cadence Class A common stock (currently traded on the New York Stock Exchange under the trading symbol “CADE”) and shares of State Bank common stock (currently traded on The NASDAQ Stock Market LLC under the trading symbol “STBZ”).

Based on the number of shares of Cadence Class A common stock and State Bank common stock outstanding as of May 11, 2018, the last trading day before public announcement of the merger, it is expected that Cadence stockholders will hold approximately 65%, and State Bank shareholders will hold approximately 35%, of the shares of the combined company outstanding immediately after the merger.

State Bank will hold a special meeting of its shareholders, which we refer to as the State Bank shareholders, at its headquarters located at 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia 30326 on September 18, 2018, at 1:00 p.m., Eastern Time, which we refer to as the State Bank special meeting. At the State Bank special meeting, the State Bank shareholders will be asked (i) to consider and vote on a proposal to approve the merger agreement, which we refer to as the merger proposal, (ii) to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to the named executive officers of State Bank that is based on or otherwise relates to the merger, which we refer to as the compensation proposal, and (iii) to consider and vote on a proposal to approve the adjournment of the State Bank special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal, which we refer to as the adjournment proposal. The board of directors of State Bank, which we refer to as the State Bank board of directors, has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of State Bank and the State Bank shareholders and (ii) adopted the merger agreement and approved the execution, delivery and performance by State Bank of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The State Bank board of directors unanimously recommends that the State Bank shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate to solicit additional votes for approval of the merger proposal.

The board of directors of Cadence, which we refer to as the Cadence board of directors, has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Cadence and its stockholders, which we refer to as the Cadence stockholders, and declared that the merger agreement is advisable, and (ii) approved the execution, delivery and performance by Cadence of the merger agreement and the transactions contemplated thereby, including the merger. Immediately following the execution of the merger agreement, Cadence Bancorp, LLC, the holder of 54,875,000 shares of Cadence Class A common stock, or approximately 65.6% of the shares of Cadence Class A common stock outstanding and entitled to vote on such matters as of May 11, 2018, executed a written consent in lieu of a meeting, which we refer to as the Cadence written consent, approving (i) the adoption of the merger agreement and (ii) the issuance of shares of Cadence Class A common stock in connection with the merger as contemplated by the merger agreement, which we refer to as the Cadence stock issuance. As a result, no further action by any other Cadence stockholder is required in connection with the adoption of the merger agreement and the approval of the Cadence stock issuance by Cadence stockholders.

The attached joint information statement/proxy statement and prospectus describes the special meeting of State Bank, the merger, the documents related to the merger, and other related matters. Please carefully read the entire joint information statement/proxy statement, including the “Risk Factors,” beginning on page 28, for a discussion of the risks relating to the proposed merger. You also can obtain information about Cadence and State Bank from documents that each has filed with the Securities and Exchange Commission.

Paul B. Murphy, Jr. Chairman and Chief Executive Officer Cadence Bancorporation	Joseph W. Evans Chairman State Bank Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint information statement/proxy statement. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Cadence or State Bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint information statement/proxy statement and prospectus is July 25, 2018, and it is first being mailed or otherwise delivered to the Cadence stockholders and the State Bank shareholders on or about July 27, 2018.

NOTICE OF ACTION BY WRITTEN CONSENT TO CADENCE STOCKHOLDERS—WE ARE NOT ASKING
YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Cadence Bancorporation:

The board of directors, which we refer to as the Cadence board of directors, of Cadence Bancorporation, which we refer to as Cadence, approved an Agreement and Plan of Merger dated as of May 11, 2018, which we refer to as the merger agreement, pursuant to which State Bank Financial Corporation, which we refer to as State Bank, will merge with and into Cadence, with Cadence continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, State Bank and Trust Company, a wholly owned subsidiary of State Bank, which we refer to as SBTC, will merge with and into Cadence Bank, N.A., a wholly owned subsidiary of Cadence, which we refer to as Cadence Bank, with Cadence Bank continuing as the surviving bank, in a transaction we refer to as the bank merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of State Bank common stock, par value $0.01 per share, which we refer to as the State Bank common stock (except for treasury stock or shares owned by State Bank or Cadence (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)), will be converted into the right to receive 1.160 shares, which we refer to as the exchange ratio, of Class A common stock, par value $0.01 per share, of Cadence, which we refer to as the Cadence Class A common stock.

The Cadence board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Cadence and the stockholders of Cadence, which we refer to as the Cadence stockholders, and declared that the merger agreement is advisable, and (ii) approved the execution, delivery and performance by Cadence of the merger agreement and the transactions contemplated thereby, including the merger. Immediately following the execution of the merger agreement, Cadence Bancorp, LLC, the holder of 54,875,000 shares of Cadence Class A common stock, or approximately 65.6% of the shares of Cadence Class A common stock outstanding and entitled to vote on such matters as of May 11, 2018, executed a written consent in lieu of a meeting, which we refer to as the Cadence written consent, approving (i) the adoption of the merger agreement and (ii) the issuance of shares of Cadence Class A common stock in connection with the merger as contemplated by the merger agreement, which we refer to as the Cadence stock issuance. As a result, no further action by any other Cadence stockholder is required in connection with the adoption of the merger agreement and the approval of the Cadence stock issuance by Cadence stockholders.

Cadence has not solicited and will not be soliciting its stockholders’ authorization or approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Cadence stock issuance. Cadence is furnishing this Notice of Action by Written Consent and this joint information statement/proxy statement and prospectus to provide its stockholders with material information concerning the actions taken in connection with the Cadence written consent in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C.

The enclosed joint information statement/proxy statement and prospectus provides a detailed description of the merger, the documents related to the merger, and other related matters. We urge you to read the joint information statement/proxy statement and prospectus, including any documents incorporated in the joint information statement/proxy statement and prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Murphy, Jr.

Chairman and Chief Executive Officer

Cadence Bancorporation

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of State Bank Financial Corporation:

State Bank Financial Corporation, which we refer to as State Bank, will hold a special meeting of holders of common stock of State Bank, which we refer to as State Bank shareholders, at 1:00 p.m., Eastern Time, on September 18, 2018, at its headquarters located at 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia, 30326, which we refer to as the State Bank special meeting, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of May 11, 2018, as it may be amended from time to time, which agreement we refer to as the merger agreement, by and between State Bank and Cadence Bancorporation, which we refer to as Cadence, a copy of which is attached as Annex A pursuant to which State Bank will merge with and into Cadence, with Cadence continuing as the surviving corporation, which we refer to as the merger proposal;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of State Bank that is based on or otherwise relates to the merger, which we refer to as the compensation proposal; and

•	a proposal to approve one or more adjournments of the State Bank special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

State Bank has fixed the close of business on July 19, 2018 as the record date for the State Bank special meeting. Only State Bank shareholders of record at that time are entitled to notice of, and to vote at, the State Bank special meeting, or any adjournment or postponement of the State Bank special meeting. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of State Bank, which we refer to as State Bank common stock. Approval of each of the compensation proposal and the adjournment proposal requires a majority of the votes cast at the State Bank special meeting to be voted in favor of such proposal.

The board of directors of State Bank, which we refer to as the State Bank board of directors, has unanimously adopted the merger agreement, has determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of State Bank and its shareholders, and unanimously recommends that State Bank shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is very important. Cadence and State Bank cannot complete the merger unless State Bank’s shareholders approve the merger agreement.

Regardless of whether you plan to attend the State Bank special meeting, please vote as soon as possible. If you hold shares in your name as a shareholder of record of State Bank, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed joint information statement/proxy statement and prospectus provides a detailed description of the State Bank special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read the joint information statement/proxy statement and prospectus, including any documents incorporated in the joint information statement/proxy statement and prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph W. Evans

Chairman

State Bank Financial Corporation

REFERENCES TO ADDITIONAL INFORMATION

This joint information statement/proxy statement and prospectus incorporates important business and financial information about Cadence Bancorporation, which we refer to as Cadence, and State Bank Financial Corporation, which we refer to as State Bank, from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this joint information statement/proxy statement and prospectus. You can obtain any of the documents filed with or furnished to the SEC by Cadence and/or State Bank at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint information statement/proxy statement and prospectus, at no cost by contacting the appropriate company at the following address:

Cadence Bancorporation 2800 Post Oak Boulevard, Suite 3800 Houston, Texas 77056 Attention: Investor Relations Telephone: (713) 871-4000	State Bank Financial Corporation 3399 Peachtree Road NE, Suite 1900 Atlanta, Georgia 30326 Attention: Investor Relations Telephone: (404) 475-6599

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, State Bank shareholders must request them no later than five business days before the date of the State Bank special meeting. This means that State Bank shareholders requesting documents must do so by September 11, 2018.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated July 25, 2018, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Cadence stockholders or State Bank shareholders, nor the issuance by Cadence of shares of Cadence Class A common stock in connection with the merger, will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Cadence has been provided by Cadence and information contained in this document regarding State Bank has been provided by State Bank.

Please see “Where You Can Find More Information” for more details.

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QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the State Bank special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint information statement/proxy statement and prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, or the State Bank special meeting. Additional important information is also contained in the documents incorporated by reference into this joint information statement/proxy statement and prospectus. Please see “Where You Can Find More Information.”

General

Q:	What is the merger?

A:	Cadence and State Bank have entered into an Agreement and Plan of Merger, dated as of May 11, 2018, which we refer to as the merger agreement. Under the merger agreement, State Bank will merge with and into Cadence, with Cadence continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, State Bank and Trust Company, a wholly owned subsidiary of State Bank, which we refer to as SBTC, will merge with and into Cadence Bank, N.A., a wholly owned subsidiary of Cadence, which we refer to as Cadence Bank, with Cadence Bank continuing as the surviving bank, in a transaction we refer to as the bank merger. A copy of the merger agreement is included in this joint information statement/proxy statement and prospectus as Annex A.

If the merger is completed, State Bank shareholders will receive 1.160 shares, which we refer to as the exchange ratio of Cadence Class A common stock for each share of State Bank common stock (except for treasury stock or shares owned by State Bank or Cadence (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) they hold immediately prior to the merger, plus cash in lieu of fractional shares. As a result of the foregoing, based on the number of shares of Cadence Class A common stock and State Bank common stock outstanding as of May 11, 2018, the last trading day before public announcement of the merger, it is expected that Cadence stockholders will hold approximately 65%, and State Bank shareholders will hold approximately 35%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.

The merger cannot be completed unless, among other things, State Bank shareholders approve the proposal to approve the merger agreement.

Q:	Why am I receiving this joint information statement/proxy statement and prospectus?

A:	We are delivering this document to you because it is an information statement being used by the Cadence board of directors to provide Cadence stockholders with material information concerning the actions taken in connection with the Cadence written consent (as defined below), and a proxy statement being used by the State Bank board of directors to solicit proxies of State Bank shareholders in connection with approval of the merger and related matters.

In order to approve the merger agreement and related matters, State Bank has called a special meeting of its shareholders, which we refer to as the State Bank special meeting. This document serves as the proxy statement for the State Bank special meeting and describes the proposals to be presented at the State Bank special meeting.

Finally, this document is also a prospectus that is being delivered to State Bank shareholders because, in connection with the merger, Cadence will be issuing to State Bank shareholders shares of Cadence Class A common stock as merger consideration.

For Cadence stockholders, this joint information statement/proxy statement and prospectus contains important information about the merger and the other actions taken in connection with the Cadence written consent (as defined below). Cadence is not asking you for a proxy and you are not requested to send Cadence a proxy.

For State Bank shareholders, this joint information statement/proxy statement and prospectus contains important information about the merger and the other proposals being voted on at the State Bank special meeting and important information to consider in connection with an investment in Cadence Class A common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of State Bank common stock voted by proxy without attending the State Bank special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

For Cadence Stockholders

Q:	Has the Cadence board of directors approved the merger and the other transactions contemplated by the merger agreement, including the Cadence stock issuance?

A:	After careful consideration of the various factors described in “The Merger—Cadence’s Reasons for the Merger,” the Cadence board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Cadence and the Cadence stockholders, and declared that the merger agreement is advisable, and (ii) approved the execution, delivery and performance by Cadence of the merger agreement and the transactions contemplated thereby, including the merger.

Q:	Has Cadence stockholder approval of the merger and the other transactions contemplated by the merger agreement, including the Cadence stock issuance, been obtained?

A:	Yes. Immediately following the execution of the merger agreement, Cadence Bancorp, LLC, the holder of 54,875,000 shares of Cadence Class A common stock, or approximately 65.6% of the shares of Cadence Class A common stock outstanding and entitled to vote on such matters as of May 11, 2018, executed a written consent in lieu of a meeting, which we refer to as the Cadence written consent, approving (i) the adoption of the merger agreement and (ii) the issuance of shares of Cadence Class A common stock in connection with the merger as contemplated by the merger agreement, which we refer to as the Cadence stock issuance. As a result, no further action by any other Cadence stockholder is required in connection with the adoption of the merger agreement and the approval of the Cadence stock issuance by Cadence stockholders.

Q:	Why are Cadence stockholders receiving this joint information statement/proxy statement and prospectus?

A:	This joint information statement/proxy statement and prospectus is being provided to you for your information to comply with the Exchange Act requirements. You are urged to read this joint information statement/proxy statement and prospectus in its entirety. However, no action is required on your part in connection with this document. Cadence is not asking you for a proxy and you are requested not to send Cadence a proxy.

Q:	What will Cadence stockholders receive in the merger?

A:	If the merger is completed, Cadence stockholders will not receive any merger consideration and will continue to hold the shares of Cadence Class A common stock that they currently hold. As a result of the Cadence stock issuance, however, the overall ownership percentage of the Cadence stockholders in the combined company will be diluted. Based on the number of shares of Cadence Class A common stock and State Bank common stock outstanding as of May 11, 2018, the last trading day before public announcement of the merger, it is expected that Cadence stockholders will hold approximately 65%, and State Bank shareholders will hold approximately 35%, of the shares of the combined company outstanding immediately after the effective time.

For State Bank Shareholders

Q:	What are State Bank shareholders being asked to vote on at the State Bank special meeting?

A:	State Bank is soliciting proxies from its shareholders with respect to the following proposals:

•	a proposal to approve the merger agreement, which we refer to as the merger proposal;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of State Bank that is based on or otherwise relates to the merger, which we refer to as the compensation proposal; and

•	a proposal to adjourn the State Bank special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Q:	What will State Bank shareholders receive in the merger?

A:	If the merger is completed, State Bank shareholders will receive 1.160 shares, which we refer to as the exchange ratio, of Cadence Class A common stock, which we refer to as the merger consideration, for each share of State Bank common stock held immediately prior to the merger. Cadence will not issue any fractional shares of Cadence Class A common stock in the merger. State Bank shareholders who would otherwise be entitled to a fraction of a share of Cadence Class A common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the average of the closing-sale prices of Cadence Class A common stock for the five full trading days ending on the trading day preceding the closing date of the merger.

Q:	How will the merger affect State Bank restricted stock awards?

A:	Under the merger agreement, at the effective time, each outstanding State Bank restricted stock award will vest (with any performance-based vesting condition deemed to have been achieved to the extent set forth in the award agreement applicable to such restricted stock award) and be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of State Bank common stock underlying such restricted stock award (together with any accrued but unpaid dividends corresponding to the portion of the restricted stock award that vests).

Q:	How will the merger affect State Bank warrants?

A:	Under the merger agreement, at the effective time, each outstanding warrant to purchase shares of State Bank common stock will be converted automatically into a warrant to purchase shares of Cadence Class A common stock, with the number of underlying shares and per share strike price adjusted to reflect the exchange ratio.

Q:	What are the U.S. federal income tax consequences of the merger to State Bank shareholders?

A:	It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. It is a condition to the completion of the merger that Cadence and State Bank receive written opinions from their respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of State Bank common stock, generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of State Bank common stock for shares of Cadence Class A common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Cadence Class A common stock. For further information, see “Material U.S. Federal Income Tax Consequences” beginning on page 132.

All holders of State Bank common stock should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.

Q:	If I am a State Bank shareholder, should I send in my State Bank stock certificate(s) now?

A:	No. Please do not send in your State Bank stock certificate(s) with your proxy. After the merger, an exchange agent will send you instructions for exchanging State Bank stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”

Q:	What should I do if I hold my shares of State Bank common stock in book-entry form?

A:	You are not required to take any additional actions, in connection with the conversion at the effective time of your shares of State Bank common stock into shares of Cadence Class A common stock, if your shares of State Bank common stock are held in book-entry form. After the completion of the merger, shares of State Bank common stock held in book-entry form automatically will be exchanged for book-entry shares of Cadence Class A common stock.

Q:	Will the value of the merger consideration change between the date of this joint information statement/proxy statement and prospectus and the time the merger is completed?

A:	Yes. Although the merger consideration is fixed, the value of the merger consideration will fluctuate between the date of this joint information statement/proxy statement and prospectus and the completion of the merger based upon the market value for Cadence Class A common stock. Any fluctuation in the market price of Cadence Class A common stock after the date of this joint information statement/proxy statement and prospectus will change the value of the shares of Cadence Class A common stock that State Bank shareholders will receive.

Based on the closing price per share of Cadence Class A common stock on the New York Stock Exchange, or the NYSE, on May 11, 2018, the last trading day before public announcement of the merger, the exchange ratio represented approximately $35.07 in value for each share of State Bank common stock. Based on the closing price per share of Cadence Class A common stock on July 24, 2018, the latest practicable trading day before the date of this joint information statement/proxy statement and prospectus, the exchange ratio represented approximately $32.97 in value for each share of State Bank common stock. We urge you to obtain current market quotations for shares of Cadence Class A common stock (trading symbol “CADE”) and shares of State Bank common stock (currently traded on The NASDAQ Stock Market LLC, or NASDAQ, under the trading symbol “STBZ”).

Q:	How does the State Bank board of directors recommend that I vote at the State Bank special meeting?

A:	The State Bank board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	When and where is the State Bank special meeting?

A:	The State Bank special meeting will be held at State Bank’s headquarters located at 3399 Peachtree Road,
NE, Suite 1900, Atlanta, Georgia 30326 on September 18, 2018, at 1:00 p.m., Eastern Time.

Q:	What do I need to do now?

A:	After you have carefully read this joint information statement/proxy statement and prospectus and have decided how you wish to vote your shares of State Bank common stock, please vote your shares promptly so that your shares are represented and voted at the State Bank special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote in person by attending the State Bank special meeting. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the State Bank special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What constitutes a quorum for the State Bank special meeting?

A:	The presence at the State Bank special meeting, in person or by proxy, of holders of a majority of the outstanding shares of State Bank common stock entitled to vote at the State Bank special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the State Bank special meeting?

A:	Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of State Bank common stock entitled to vote on the proposal.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your bank or broker with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation proposal:

•	Standard: Approval of the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the State Bank special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the State Bank special meeting, or fail to instruct your bank or broker how to vote with respect to the compensation proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the State Bank special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the State Bank special meeting, or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for State Bank to obtain the necessary quorum to hold the State Bank special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the merger proposal.

Q:	If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker, or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to State Bank, or by voting in person at the State Bank special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of State Bank common stock on behalf of their customers may not give a proxy to State Bank to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” the merger proposal.

Q:	Can I attend the State Bank special meeting and vote my shares in person?

A:	Yes. All State Bank shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees, or any other holder of record, are invited to attend the State Bank special meeting. Holders of record of State Bank common stock can vote in person at the State Bank special meeting. If you are not a shareholder of record (i.e., if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank, or other nominee, to be able to vote in person at the meetings. If you plan to attend the State Bank meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. State Bank reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the State Bank special meeting, you are urged to promptly sign, date, and return your proxy card. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the State Bank special meeting.

Q:	Can I change my vote?

A:	Yes. If you are a holder of record of State Bank common stock, you may change your vote at any time before your shares of State Bank common stock are voted at the State Bank special meeting by: (1) signing and returning a proxy card with a later date; (2) attending the special meeting in person, notifying State Bank’s corporate secretary, and voting by ballot at the special meeting; or (3) delivering a written revocation letter to State Bank’s corporate secretary at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326. If you hold your shares in “street name” through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:	State Bank shareholders may receive more than one set of voting materials, including multiple copies of this joint information statement/proxy statement and prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of State Bank common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of State Bank common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint information statement/proxy statement and prospectus to ensure that you vote every share of State Bank common stock that you own.

Q:	Will State Bank be required to submit the merger proposal to its shareholders even if the State Bank board of directors has withdrawn, modified, or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the State Bank special meeting, State Bank is required to submit the merger proposal to its shareholders even if the State Bank board of directors has withdrawn, modified or qualified its recommendation that State Bank shareholders approve the merger agreement.

For Both Cadence Stockholders and State Bank Shareholders

Q:	Are State Bank shareholders entitled to appraisal rights?

A:	No, State Bank shareholders will not be entitled to appraisal rights. For further information, see “The Merger—Appraisal Rights in the Merger.”

Q:	When do you expect to complete the merger?

A:	Cadence and State Bank expect to complete the merger in the fourth quarter of 2018. However, neither Cadence nor State Bank can assure you of when or if the merger will be completed. Cadence and State Bank must obtain the approval of the merger agreement by the State Bank shareholders at the State Bank special meeting, and also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, State Bank shareholders will not receive any consideration for their shares of State Bank common stock in connection with the merger. Instead, State Bank will remain an independent, public company and State Bank common stock will continue to be listed and traded on NASDAQ. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by State Bank to Cadence. Further, if the merger agreement is terminated under certain circumstances, an expense reimbursement amount may be required to be paid by Cadence to State Bank. See “The Merger Agreement—Termination Fee” for a complete discussion of the circumstances under which any such termination fee or expense reimbursement amount will be required to be paid.

Q:	Whom should I call with questions?

A:	Cadence stockholders: If you have any questions concerning the merger or this joint information statement/proxy statement and prospectus, or would like additional copies of this joint information statement/proxy statement and prospectus, please contact Cadence’s Investor Relations department at Post Oak Boulevard, Suite 3800, Houston, Texas 77056, Attention: Investor Relations, or at (713) 871-4000.

State Bank shareholders: If you have any questions concerning the merger or this joint information statement/proxy statement and prospectus, would like additional copies of this joint information statement/proxy statement and prospectus, or need help voting your shares of State Bank common stock, please contact State Bank’s proxy solicitor, D.F. King & Co., Inc., at (212) 269-5550, or toll-free at (800) 622-1569.

SUMMARY

This summary highlights selected information from this joint information statement/proxy statement and prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint information statement/proxy statement and prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. Please see “Where You Can Find More Information.” Each item in this summary refers to the page of this joint information statement/proxy statement and prospectus on which that subject is discussed in more detail.

The Merger (page 41)

Cadence and State Bank are proposing a strategic merger. If the merger is completed, State Bank shareholders will receive 1.160 shares of Cadence Class A common stock for each share of State Bank common stock they hold immediately prior to the merger. Cadence will not issue any fractional shares of Cadence Class A common stock in the merger. State Bank shareholders who would otherwise be entitled to a fraction of a share of Cadence Class A common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the average of the closing-sale prices of Cadence Class A common stock for the five full trading days ending on the trading day preceding the closing date of the merger.

As a result of the foregoing, based on the number of shares of Cadence Class A common stock and State Bank common stock outstanding as of May 11, 2018, the last trading day before public announcement of the merger, it is expected that Cadence stockholders will hold approximately 65%, and State Bank shareholders will hold approximately 35%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time. Cadence Class A common stock is listed on the NYSE under the symbol “CADE,” and State Bank common stock is listed on NASDAQ under the symbol “STBZ.” The following table shows the closing sale prices of Cadence Class A common stock and State Bank common stock as reported on the NYSE and NASDAQ, respectively, on May 11, 2018, the last trading day before the public announcement of the merger agreement, and on July 24, 2018, the latest practicable trading day before the date of this joint information statement/proxy statement and prospectus. The table also shows the implied value of the merger consideration payable for each share of State Bank common stock, which we calculated by multiplying the closing price per share of Cadence Class A common stock on those dates by the exchange ratio of 1.160.

	Cadence Class A Common Stock	State Bank Common Stock	Implied Value of One Share of State Bank Common Stock
May 11, 2018	$30.23	$33.08	$35.07
July 24, 2018	$28.42	$32.88	$32.97

The merger agreement governs the merger. The merger agreement is included in this joint information statement/proxy statement and prospectus as Annex A. All descriptions in this summary and elsewhere in this joint information statement/proxy statement and prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Cadence’s Reasons for the Merger (page 57)

The Cadence board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Cadence and the Cadence stockholders, and declared that the merger agreement is advisable, and (ii) approved the execution, delivery and performance by Cadence of the merger agreement and the transactions contemplated thereby, including the merger. The Cadence written consent was obtained on May 11, 2018 immediately after the execution of the merger agreement. As a result, no further action by any other Cadence stockholder is required in connection with the adoption of the merger agreement and the approval of the Cadence stock issuance by Cadence stockholders. For the factors considered by the Cadence board of directors in reaching its decision to approve the merger agreement, see “The Merger—Cadence’s Reasons for the Merger,” beginning on page 51.

State Bank’s Reasons for the Merger; Recommendation of the State Bank Board of Directors (page 67)

The State Bank board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of State Bank and the State Bank shareholders and (ii) adopted the merger agreement and approved the execution, delivery and performance by State Bank of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The State Bank board of directors unanimously recommends that the State Bank shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate to solicit additional votes for approval of the merger proposal. For the factors considered by the State Bank board of directors in reaching its decision to adopt the merger agreement, see “The Merger—State Bank’s Reasons for the Merger; Recommendation of the State Bank Board of Directors,” beginning on page 67.

Opinion of Cadence’s Financial Advisor (page 55 and Annex B)

At a meeting of the Cadence board of directors held on May 11, 2018, Goldman Sachs & Co. LLC, which we refer to as Goldman Sachs, rendered to the Cadence board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio of 1.16 shares of Cadence Class A common stock to be paid by Cadence for each share of State Bank common stock, pursuant to the merger agreement was fair from a financial point of view to Cadence.

The full text of the written opinion of Goldman Sachs, dated May 11, 2018, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex B. The summary of the Goldman Sachs opinion contained in this document is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Cadence board of directors in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of Cadence Class A common stock should vote with respect to the proposed transaction or any other matter.

Pursuant to the engagement letter under which Goldman Sachs was engaged to serve as the financial advisor to the Cadence board or directors, Cadence has agreed to pay Goldman Sachs a transaction fee of $6.0 million, $500,000 of which was paid at the announcement of the proposed transaction, and the remainder of which is contingent upon consummation of the proposed transaction.

For further information, see “The Merger—Opinion of Goldman Sachs & Co. LLC,” beginning on page 55 and Annex B.

Opinion of State Bank’s Financial Advisors (pages 73, 82 and 94 and Annexes C, D and E)

Opinion of Raymond James & Associates Inc.

At the May 11, 2018 meeting of the State Bank board of directors, representatives of Raymond James rendered Raymond James’ written opinion to the Board dated May 11, 2018, as to the fairness, as of such date, from a financial point of view, to State Bank shareholders of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated May 11, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex D to this joint information statement/proxy statement and prospectus. Raymond James provided its opinion for the information and assistance of the State Bank board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the exchange ratio to be received by State Bank shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the transactions contemplated thereby. The Raymond James opinion does not constitute a recommendation to the board of directors of State Bank or any State Bank shareholder as to how the State Bank board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

For further information, see “The Merger—Opinion of Raymond James & Associates Inc.,” beginning on page 73.

Opinion of Sandler O’Neill & Partners, L.P.

At the May 11, 2018 meeting at which the State Bank board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, delivered to the State Bank board of directors its oral opinion, which was subsequently confirmed in writing on May 11, 2018, to the effect that, as of such date, the exchange ratio in the merger was fair to the holders of State Bank common stock, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint information statement/proxy statement and prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. State Bank shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

For further information, see “The Merger—Opinion of Sandler O’Neill & Partners, L.P.,” beginning on page 82.

Opinion of FIG Partners, LLC

FIG Partners, LLC, which we refer to as FIG Partners, delivered to the Independent Directors Committee of the State Bank board of directors its opinion dated May 11, 2018 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to State Bank shareholders is fair to the State Bank shareholders from a financial point of view. In requesting FIG Partners advice and opinion, no limitations were imposed by State Bank with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of FIG Partners, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken by FIG Partners, is attached hereto as Annex E. State Bank shareholders should read this opinion in its entirety. FIG Partners’ opinion speaks only as of May 11, 2018, the date of the opinion.

FIG Partners received a $350,000 fee from State Bank for performing its financial advisory services in connection with the merger and rendering a written opinion to the Independent Directors Committee of the State Bank board of directors as to the fairness, from a financial point of view, of the merger consideration to State Bank shareholders.

For further information, see “The Merger—Opinion of FIG Partners, LLC,” beginning on page 94.

Treatment of State Bank Restricted Stock Awards and Warrants (page 116)

Restricted Stock. Under the merger agreement, at the effective time, each outstanding State Bank restricted stock award will vest (with any performance-based vesting condition deemed to have been achieved to the extent set forth in the award agreement applicable to such restricted stock award) and be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of State Bank common stock underlying such restricted stock award (together with any accrued but unpaid dividends corresponding to the portion of the restricted stock award that vests).

Warrants. At the effective time, each outstanding warrant to purchase shares of State Bank common stock will be converted automatically into a warrant to purchase shares of Cadence Class A common stock, with the number of underlying shares and per share strike price adjusted to reflect the exchange ratio.

For further information, see “The Merger Agreement—Treatment of State Bank Restricted Stock Awards and Warrants,” beginning on page 116.

State Bank Will Hold its Special Meeting on September 18, 2018 (page 34)

The State Bank special meeting will be held on September 18, 2018 at State Bank’s headquarters located at 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia 30326 at 1:00 p.m., Eastern Time local time. At the State Bank special meeting, State Bank shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of May 11, 2018, as it may be amended from time to time, by and between State Bank and Cadence, pursuant to which State Bank will merge with and into Cadence, with Cadence continuing as the surviving corporation, which we refer to as the merger proposal;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of State Bank that is based on or otherwise relates to the merger, which we refer to as the compensation proposal; and

•	a proposal to approve one or more adjournments of the State Bank special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

The State Bank board of directors has fixed the close of business on July 19, 2018 as the record date for determining the holders of State Bank common stock entitled to receive notice of and to vote at the State Bank special meeting.

As of the State Bank record date, there were 39,124,102 shares of State Bank common stock outstanding and entitled to vote at the State Bank special meeting held by approximately 486 holders of record. Each share of State Bank common stock entitles the holder to one vote at the State Bank special meeting on each proposal to be considered at the State Bank special meeting.

For further information, see “The State Bank Special Meeting” beginning on page 34.

Material U.S. Federal Income Tax Consequences of the Merger (page 132)

It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that Cadence and State Bank receive written opinions from their respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of

Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of State Bank common stock, generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of State Bank common stock for shares of Cadence Class A common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Cadence Class A common stock. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 132.

All holders of State Bank common stock should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.

Interests of State Bank’s Directors and Executive Officers in the Merger (page 103)

In considering the recommendation of the State Bank board of directors with respect to the merger, State Bank shareholders should be aware that State Bank’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of State Bank. The State Bank board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to State Bank’s shareholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger (to the extent such interests existed at that time).

These interests include, among others:

•	As holders of State Bank restricted stock awards, State Bank’s directors and executive officers will be entitled to accelerated vesting of such awards.

•	J. Thomas Wiley, Jr. and Kim Childers will each receive a lump sum cash severance payment and certain COBRA health continuation benefits if the officer voluntarily terminates his employment within the period commencing three months before or 12 months after a change in control under their existing employment agreements.

•	Joseph Evans will receive a lump sum cash severance payment and certain COBRA health continuation benefits if he is terminated without cause or if he terminates his employment for cause within the period commencing three months before or 12 months after a change in control under his existing employment agreement.

•	Sheila E. Ray, Remer Y. Brinson III, Bradford L. Watkins and certain other executive officers will receive a lump sum cash separation payment if the officer is terminated without cause or if the officer terminates his or her employment for good reason within the period commencing six months before or 12 months after a change in control under their existing separation agreements.

•	One executive officer of State Bank, who is not a named executive officer, will receive a lump sum payment within 30 days after State Bank entered into the merger agreement and will receive an additional lump sum payment within 30 days after the closing of the merger under the officer’s existing offer letter.

•	All of State Bank’s executive officers who are participants in the State Bank Executive Officer Annual Cash Incentive Plan will receive their prorated portion of the amount State Bank accrued under such plan as of the effective time.

•	State Bank has entered into a split dollar life insurance agreement with Mr. Childers, which provides that, if his death occurs after termination of his employment following the merger, his post-termination death benefit increases.

•	Cadence has agree to provide certain ongoing indemnification and insurance coverage to the officers and directors of State Bank following the merger for acts or omissions occurring prior to the merger.

•	Three members of the State Bank board of directors, including Mr. Evans, the current Chairman of State Bank, and Mr. Wiley, the current Vice Chairman and Chief Executive Officer of State Bank, will be appointed to serve on the Cadence and Cadence Bank boards of director following the closing of the merger.

In addition, following the execution of the merger agreement, on June 11, 2018, certain of State Bank’s executive officers entered into services and covenant agreements with Cadence pursuant to which they will provide advisory services to the combined company following the merger.

Also, as of July 16, 2018, Cadence entered into an offer letter with Sheila Ray, the current Chief Financial Officer, which provides for her services as Executive Vice President, Chief Talent Officer, of Cadence.

For a more complete description of these interests, see the section entitled “The Merger—Interests of State Bank’s Directors and Executive Officers in the Merger,” beginning on page 103.

Appraisal Rights in the Merger (page 112)

Under the Georgia Business Corporations Code, which we refer to as the GBCC, which is the law under which State Bank is incorporated, State Bank shareholders will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.

For more information, see “The Merger—Appraisal Rights in the Merger,” beginning on page 112.

Regulatory Approvals Required for the Merger (page 112)

Subject to the terms of the merger agreement, both Cadence and State Bank have agreed to use their commercially reasonable efforts to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such approvals. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, the Office of the Comptroller of the Currency, which we refer to as the OCC, and the Georgia Department of Banking and Finance, which we refer to as the Georgia DBF. Cadence and State Bank plan to file applications and notifications to obtain the required regulatory approvals.

Although neither Cadence nor State Bank knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Cadence and State Bank cannot be certain when or if they will be obtained. For more information, see “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 112.

Conditions to Complete the Merger (page 126)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (1) the adoption of the merger agreement by the requisite vote of Cadence stockholders, which was obtained immediately after the execution of the merger agreement; (2) the approval of the merger agreement by the requisite vote of State Bank shareholders; (3) the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described above; (4) authorization for listing on the NYSE of the shares of Cadence Class A common stock common stock to be issued in the merger; (5) effectiveness of the registration statement on Form S-4 with respect to the shares of the Cadence Class A common stock to be issued in the merger; (6) the absence of any order, injunction, or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (7) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (8) performance in all material respects by the other party of its obligations under the merger agreement; (9) receipt by such party of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (10) the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the other party since March 31, 2018.

Neither Cadence nor State Bank can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement—Conditions to Complete the Merger,” beginning on page 126.

Termination of the Merger Agreement (page 127)

The merger agreement may be terminated at any time by Cadence or State Bank prior to the effective time under the following circumstances:

•	by mutual written consent;

•	by either party, if any governmental entity issues a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement;

•	by either party, if the merger is not consummated by May 11, 2019 (subject to extension by mutual written consent of Cadence and State Bank and extension by an additional 30 days if all conditions to closing have been satisfied with the exception of the conditions relating to the requisite regulatory approvals and the effectiveness of the registration statement on Form S-4 and either party notifies the other in writing of its election to extend the termination date), unless the failure of the merger to be consummated by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement; or

•	by either party, subject to cure rights, if there shall have been a breach of any of the covenants or agreements, or any inaccuracy of any of the representations or warranties of the other party, such that the conditions to the terminating party’s obligations to complete the merger would not be satisfied.

In addition, the merger agreement may be terminated:

•	by Cadence if, prior to obtaining the approval of the State Bank shareholders of merger proposal, the State Bank board of directors makes an adverse recommendation change or breaches its obligations with respect to the non-solicitation of acquisition proposals, calling a meeting of its shareholders to approve the merger agreement or recommending that its shareholders approve the merger agreement;

•	by State Bank, if the approval of the State Bank shareholders required by the merger agreement is not obtained at the State Bank special meeting or any adjournment or postponement of the State Bank special meeting, in order to enter into a definitive agreement with respect to a superior proposal, provided that that (i) State Bank has complied with its non-solicitation obligations under the merger agreement in all material respects and (ii) State Bank pays (or causes to be paid) the termination fee (as defined below) prior to or simultaneously with such termination;

•	by State Bank, if the Cadence written consent is not delivered to State Bank prior to 10:00 a.m. New York City time on the date immediately following the date of the merger agreement (the Cadence written consent was delivered to State Bank immediately after the execution of the merger agreement); or

•	by State Bank, if the price of the Cadence Class A common stock declines by more than 15% and the price of Cadence Class A common stock underperforms a bank stock index by more than 15%,

provided that Cadence will have a right to increase the exchange ratio to prevent these thresholds from being triggered in the event that State Bank seeks to exercise this right.

For more information, see “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 127.

Termination Fee and Expense Reimbursement (page 129)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the State Bank board of directors, State Bank may be required to pay to Cadence a termination fee equal to $37,500,000. This termination fee could discourage other companies from seeking to acquire or merge with State Bank. For more information, see “The Merger Agreement—Termination Fee and Expense Reimbursement,” beginning on page 129.

Additionally, Cadence will be required to pay State Bank by wire transfer of same day funds an expense reimbursement amount of $2,000,000, which we refer to as the expense reimbursement, if the merger agreement is terminated by Cadence or State Bank due to failure to obtain the requisite regulatory approvals, which failure is caused primarily by regulatory concerns related to Cadence and its subsidiaries.

The Rights of State Bank Shareholders Will Change as a Result of the Merger (page 147)

The rights of State Bank shareholders will change as a result of the merger due to differences in Cadence’s and State Bank’s governing documents. The rights of State Bank shareholders are governed by Georgia law and by the State Bank charter and bylaws. Upon the completion of the merger, State Bank shareholders immediately prior to the effective time will become Cadence stockholders, as the continuing legal entity in the merger, and the rights of State Bank shareholders will therefore be governed by Delaware law and the Cadence charter and bylaws. For example, Cadence currently has a classified board of directors, whereas State Bank directors are elected on an annual basis.

For more information, see “Comparison of Stockholders’ and Shareholders’ Rights,” beginning on page 147 for a description of the material differences in stockholders’ rights under each of the Cadence and State Bank governing documents.

Information About the Companies (page 40)

Cadence Bancorporation

Cadence Bancorporation is a bank holding company and a Delaware corporation headquartered in Houston, Texas, and is the parent company of Cadence Bank, N.A. Formed in 2009 by banking industry veterans, Cadence secured $1.0 billion of capital commitments in 2010 and built its franchise on the heels of three successful acquisitions: Cadence Bank, N.A. in March 2011, the franchise of Superior Bank in April 2011 and Encore Bank, N.A. in July 2012. Today, Cadence is a growth-oriented, middle-market focused commercial relationship bank providing a broad range of banking and wealth management services to businesses, high net worth individuals, business owners and retail customers through a network of 65 branches, with branches in Alabama (25), Florida (14), Texas (11), Mississippi (11) and Tennessee (4). Cadence completed its initial public offering and listing on the NYSE in April 2017. As of March 31, 2018, Cadence had $11.0 billion of assets, $8.6 billion of net loans, $9.0 billion in deposits and $1.4 billion in shareholders’ equity. Cadence generated $38.8 million of net income for the quarter ended March 31, 2018 and $102.4 million and $65.8 million for the years ended December 31, 2017 and 2016, respectively.

Cadence is focused on organic growth and expanding its position in its markets. Through its experienced and motivated team of commercial relationship managers and our integrated, client-centric approach to banking, it has successfully grown each of its businesses. Cadence believes its franchise is positioned for continued growth as a result of (i) its attractive geographic footprint, (ii) its focus and ability to provide differentiated, customized service to a wide variety of industries and clients, (iii) its stable and cost efficient deposit funding base, (iv) its veteran board of directors, management team and relationship managers, (v) its capital position and (vi) its credit quality and risk management processes.

Cadence Bancorporation’s principal office is located at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, and its telephone number at that location is (713) 871-4000. Cadence’s stock is traded on the NYSE under the symbol “CADE.” Additional information about Cadence and its subsidiaries is included in documents incorporated by reference in information statement/proxy statement and prospectus. Please see “Where You Can Find More Information.”

State Bank Financial Corporation

State Bank is a bank holding company that was incorporated under the laws of the State of Georgia in January 2010 to serve as the holding company for SBTC. SBTC is a Georgia state-chartered bank that opened in October 2005.

Between July 24, 2009 and the date of this joint information statement/proxy statement and prospectus, SBTC has acquired $6.0 billion in total assets and assumed $5.2 billion in deposits in 17 bank acquisition transactions. As a result of the bank acquisitions, SBTC has transformed from a small community bank to a much larger commercial bank now operating 32 full-service banking offices throughout seven of Georgia’s eight largest metropolitan statistical areas. SBTC offers a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial and industrial loans, agriculture and consumer loans. Customers are generally individuals, owner-managed businesses, farmers, professionals, real estate investors and smaller community banks within its market areas.

As of March 31, 2018, State Bank’s total assets were approximately $4.9 billion, total loans receivable were approximately $3.6 billion, total deposits were approximately $4.2 billion and total shareholders’ equity was approximately $646.7 million.

State Bank’s headquarters is located at 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia 30326, and its telephone number at that location is (404) 475-6599. State Bank’s common stock is traded on NASDAQ under the symbol “STBZ.” Additional information about State Bank and its subsidiaries is included in documents incorporated by reference in this joint information statement/proxy statement and prospectus. Please see “Where You Can Find More Information.”

Risk Factors (page 28)

You should consider all the information contained in or incorporated by reference into this joint information statement/proxy statement and prospectus in deciding how to vote for the proposals presented in the joint information statement/proxy statement and prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 28.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CADENCE

The following table summarizes certain selected consolidated historical financial data of Cadence for the periods presented. The selected historical financial data as of and for the three months ended March 31, 2018 and 2017 have been derived from Cadence’s unaudited interim consolidated financial statements, which are incorporated by reference in this joint information statement/proxy statement and prospectus. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which Cadence’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the three months ended March 31, 2018 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2018. The unaudited condensed consolidated financial statements as of March 31, 2018 and for the three-month periods ended March 31, 2018 and 2017, together with the notes thereto are included in Cadence’s quarterly report on Form 10-Q for the quarter ended March 31, 2018, which is incorporated by reference into this joint information statement/proxy statement and prospectus. The selected historical financial data as of and for the years ended December 31, 2017, 2016, 2015 and 2014 have been derived from Cadence’s audited consolidated financial statements, and Cadence’s audited consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 have been incorporated by reference in this joint information statement/proxy statement and prospectus.

The selected consolidated historical financial data of Cadence presented below contains financial measures that are not presented in accordance with U.S. generally accepted accounting principles and which have not been audited. See “Non-GAAP Financial Measures” in Cadence’s quarterly report on Form 10-Q for the quarter ended March 31, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017 for a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure.

The selected consolidated historical financial data of Cadence presented below is only a summary and not necessarily indicative of the results of future operations of Cadence or the combined company following the completion of the merger, and you should read such information together with the historical consolidated financial information contained in Cadence’s consolidated financial statements and related notes, as well as the information contained under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Cadence’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 and Cadence’s Annual Report on Form 10-K for the year ended December 31, 2017, which have been filed with the SEC and are incorporated by reference in this joint information statement/proxy statement and prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 159.

	As of and for the three months ended March 31,		As of and for the year ended December 31,
(In thousands, except share and per share data)	2018	2017	2017	2016	2015	2014
Statement of Income Data:
Net income	$38,825	$26,117	$102,353	$65,774	$39,256	$44,833
Net interest income	91,111	74,758	326,216	279,439	247,778	255,088
Noninterest income—service fees and revenue	23,904	22,489	90,052	81,976	79,437	71,743
Noninterest expense	61,939	54,321	233,356	220,180	232,332	245,147
Provision for credit losses	4,380	5,786	9,735	49,348	35,984	14,118
Per Share Data: (2)
Earnings
Basic	$0.46	$0.35	$1.26	$0.88	$0.52	$0.55
Diluted	0.46	0.35	1.25	0.87	0.52	0.55
Dividends declared per share	0.125	—	—	—	—	—
Dividend payout ratio (3)	27.17%	—%	—%	—%	—%	—%
Book value per common share	16.23	14.75	16.25	14.41	14.06	13.52
Tangible book value (1)	12.32	10.33	12.33	9.97	9.53	8.89
Weighted average common shares outstanding
Basic	83,625,000	75,000,000	81,072,945	75,000,000	75,000,000	75,000,000
Diluted	84,674,807	75,672,750	81,605,015	75,294,600	75,116,100	75,000,000
Performance Ratios:
Return on average common equity	11.73%	9.71%	8.16%	6.01%	3.78%	4.15%
Return on average tangible common equity (1)	15.52	13.96	11.08	8.68	5.65	6.45
Return on average assets	1.44	1.10	1.02	0.71	0.47	0.64
Net interest margin (3)	3.64	3.46	3.57	3.30	3.29	4.06
Efficiency ratio (1)	53.35	54.95	54.77	59.86	70.90	74.25
Period-End Balance Sheet Data:
Investment securities, available-for-sale	$1,246,005	$1,116,280	$1,262,948	$1,139,347	$720,810	$522,397
Total loans, net of unearned income	8,646,987	7,561,472	8,253,427	7,432,711	6,916,520	6,192,793
Allowance for credit losses (“ACL”)	91,537	88,304	87,576	82,268	79,783	53,520
Total assets	10,999,382	9,720,937	10,948,926	9,530,888	8,811,511	7,944,804
Total deposits	9,048,971	7,841,710	9,011,515	8,016,749	6,987,351	6,579,889
Total shareholders’ equity	1,357,103	1,105,976	1,359,056	1,080,498	1,054,208	1,014,337

	As of and for the three months ended March 31,		As of and for the year ended December 31,
(In thousands, except share and per share data)	2018	2017	2017	2016	2015	2014
Asset Quality Ratios:
Total nonperforming assets (“NPAs”) to total loans plus OREO and NPI	0.84%	2.25%	0.85%	2.22%	1.48%	1.15%
Total ACL to total loans	1.06	1.17	1.06	1.11	1.15	0.86
ACL to total nonperforming loans (“NPLs”)	175.30	65.80	183.62	63.80	114.25	219.64
Net charge-offs to average loans (3)	0.02	(0.01)	0.06	0.65	0.15	0.09
Capital Ratios:
Total shareholders’ equity to assets	12.34%	11.38%	12.41%	11.34%	11.96%	12.77%
Tangible common equity to tangible assets (1)	9.65	8.25	9.71	8.13	8.44	8.78
Common equity tier 1 (CET1) (transitional)	10.42	8.99	10.79	8.84	8.70	NA
Tier 1 leverage capital	10.57	9.10	11.12	8.89	9.20	9.50
Tier 1 risk-based capital	10.79	9.36	11.17	9.19	9.00	9.20
Total risk-based capital	12.63	11.43	13.18	11.22	11.10	10.70

(1)	Considered a non-GAAP financial measure. See “Non-GAAP Financial Measures” in Cadence’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017 for a reconciliation of Cadence’s non-GAAP measures to the most directly comparable GAAP financial measure.
(2)	As of the completion of a secondary offering in May 2018, 34,175,000 of our outstanding shares are owned by Cadence’s controlling shareholder, Cadence Bancorp, LLC. Cadence Bancorp, LLC owned 54,875,000 of Cadence’s outstanding shares before the May 2018 secondary offering.
(3)	Annualized for three-month periods ended March 31, 2018 and 2017.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF STATE BANK

The following table summarizes certain selected consolidated historical financial data of State Bank for the periods presented. The selected historical financial data as of and for the three months ended March 31, 2018 and 2017 have been derived from State Bank’s unaudited interim consolidated financial statements, which are incorporated by reference in this joint information statement/proxy statement and prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which State Bank’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the three months ended March 31, 2018 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2018. The unaudited consolidated financial statements as of March 31, 2018 and for the three-month periods ended March 31, 2018 and 2017, together with the notes thereto are included in State Bank’s quarterly report on Form 10-Q for the quarter ended March 31, 2018, which is incorporated by reference into this joint information statement/proxy statement and prospectus. The selected historical financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 have been derived from State Bank’s audited consolidated financial statements, and State Bank’s audited consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 have been incorporated by reference in this joint information statement/proxy statement and prospectus.

The following table summarizes certain selected consolidated historical financial data of State Bank for the periods presented. The selected consolidated historical financial data of State Bank presented below contains financial measures that are not presented in accordance with U.S. generally accepted accounting principles, or GAAP, and which have not been audited. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” in State Bank’s quarterly report on Form 10-Q for the quarter ended March 31, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017 for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure.

The selected consolidated historical financial data of State Bank presented below is only a summary and not necessarily indicative of the results of future operations of State Bank or the combined company following the completion of the merger, and you should read such information together with the historical consolidated financial information contained in State Bank’s consolidated financial statements and related notes, as well as the information contained under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in State Bank’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 and State Bank’s Annual Report on Form 10-K for the year ended December 31, 2017, which have been filed with the SEC and are incorporated by reference in this joint information statement/proxy statement and prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 159.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
(dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Selected Results of Operations
Interest income on loans	$48,444	$34,060	$151,258	$103,024	$92,938	$64,176	$61,010
Accretion income on loans	5,946	7,677	34,096	43,310	49,830	78,857	122,466
Interest income on invested funds	6,171	5,460	23,024	18,923	15,823	10,488	10,198

Total interest income	60,561	47,197	208,378	165,257	158,591	153,521	193,674
Interest expense	5,705	3,239	15,592	9,619	7,922	7,520	7,933

Net interest income	54,856	43,958	192,786	155,638	150,669	146,001	185,741

Provision for loan and lease losses (organic & PNCI loans)	2,650	1,361	6,181	3,596	2,951	2,775	1,920
Provision for loan and lease losses (purchased credit impaired loans)	558	(359)	(71)	(3,359)	535	121	(4,407)

Total provision for loan and lease losses	3,208	1,002	6,110	237	3,486	2,896	(2,487)
Amortization of FDIC receivable for loss share agreements	—	—	—	—	(16,488)	(15,785)	(87,884)
Other noninterest income (1)	10,461	9,459	39,757	39,301	36,599	15,387	16,937

Total noninterest income	10,461	9,459	39,757	39,301	20,111	(398)	(70,947)
Total noninterest expense	39,268	34,565	138,817	120,927	123,422	93,468	97,967

Income before income taxes	22,841	17,850	87,616	73,775	43,872	49,239	19,314
Income tax expense	5,476	6,292	41,042	26,184	15,449	18,321	6,567

Net income	$17,365	$11,558	$46,574	$47,591	$28,423	$30,918	$12,747

Common Share Data
Basic net income per share	$0.45	$0.30	$1.20	$1.29	$0.79	$0.96	$0.40
Diluted net income per share	0.44	0.30	1.19	1.28	0.77	0.93	0.39
Cash dividends declared per share	0.20	0.14	0.56	0.56	0.32	0.15	0.12
Book value per share	16.58	15.96	16.45	15.80	14.47	14.38	13.62
Tangible book value per share (2)	14.15	13.66	14.00	13.48	13.22	13.97	13.24
Dividend payout ratio	45.45%	46.67%	47.06%	43.75%	41.56%	16.13%	30.77%

Common Shares Outstanding
Common stock	39,003,412	38,870,424	38,992,163	38,845,573	37,077,848	32,269,604	32,094,145
Weighted average shares outstanding:
Basic	38,032,007	37,867,718	37,923,320	35,931,528	34,810,855	31,723,971	31,640,284
Diluted	38,070,555	37,954,585	37,994,657	36,033,643	36,042,719	32,827,943	32,654,104

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
(dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Average Balance Sheet Highlights
Loans (3)	$3,598,543	$2,846,571	$3,063,745	$2,354,276	$2,109,908	$1,481,730	$1,427,501
Assets	4,860,730	4,181,961	4,387,897	3,550,650	3,366,505	2,661,512	2,600,583
Deposits	4,084,844	3,423,506	3,632,528	2,892,726	2,773,351	2,166,229	2,107,198
Equity	642,787	617,009	632,178	551,420	528,682	449,552	428,383
Tangible common equity (2)	547,620	527,603	541,392	506,062	487,876	437,095	415,474

Selected Actual Balances
Total assets	$4,892,297	$4,202,681	$4,958,582	$4,224,859	$3,470,067	$2,882,210	$2,605,388
Investment securities	892,770	963,350	906,822	914,241	887,705	640,086	387,048
Organic loans	2,515,318	2,172,555	2,365,843	2,090,564	1,774,332	1,320,393	1,123,475
Purchased non-credit impaired loans	945,679	528,065	990,736	563,362	240,310	107,797	—
Purchased credit impaired loans	157,524	154,160	175,614	160,646	145,575	206,339	257,494
Allowance for loan and lease losses	(31,317)	(26,976)	(28,750)	(26,598)	(29,075)	(28,638)	(34,065)
Interest-earning assets	4,627,393	3,931,732	4,688,665	3,917,356	3,266,042	2,748,397	2,359,145
Total deposits	4,184,432	3,409,775	4,243,135	3,431,165	2,861,962	2,391,682	2,128,325
Interest-bearing liabilities	3,119,816	2,590,391	3,077,636	2,521,831	2,069,737	1,817,158	1,667,085
Noninterest-bearing liabilities	1,125,827	992,007	1,239,395	1,089,395	863,840	600,957	501,120
Shareholders’ equity	646,654	620,283	641,551	613,633	536,490	464,095	437,183

Performance Ratios
Return on average assets	1.45%	1.12%	1.06%	1.34%	0.84%	1.16%	0.49%
Return on average equity	10.96	7.60	7.37	8.63	5.38	6.88	2.98
Cost of funds	0.55	0.37	0.42	0.33	0.28	0.35	0.38
Net interest margin (4)	4.86	4.59	4.70	4.68	4.78	5.91	8.32
Interest rate spread (4)	4.61	4.41	4.50	4.50	4.64	5.76	8.20
Efficiency ratio (5)	60.12	64.71	59.70	62.03	72.27	64.19	85.34

Capital Ratios (6)
Average equity to average assets	13.22%	14.75%	14.41%	15.53%	15.70%	16.89%	16.47%
Leverage ratio	11.69	13.04	11.24	14.90	14.48	15.90	16.55
CET1 risk-based capital ratio	12.44	14.74	12.61	14.78	17.71	N/A	N/A
Tier 1 risk-based capital ratio	12.44	14.74	12.61	14.78	17.71	23.12	27.85
Total risk-based capital ratio	13.14	15.49	13.28	15.52	18.75	24.37	29.11

Organic Asset Quality Ratios
Net charge-offs (recoveries) to total average organic loans	0.09%	0.09%	0.09%	0.16%	0.00%	0.08%	(0.01)%
Nonperforming organic loans to organic loans	0.39	0.28	0.31	0.30	0.29	0.42	0.20
Nonperforming organic assets to organic loans + OREO	0.52	0.29	0.31	0.31	0.29	0.43	0.29
Past due organic loans to organic loans	0.22	0.08	0.20	0.06	0.10	0.17	0.09
Allowance for loan and lease losses on organic loans to organic loans	0.99	1.01	1.02	1.01	1.20	1.39	1.48

Purchased Non-Credit Impaired Asset Quality Ratios
Net charge-offs (recoveries) on PNCI loans to average PNCI loans	0.01%	0.03%	0.10%	0.08%	0.01%	0.00%	0.00%
Nonperforming PNCI loans to PNCI loans	0.96	0.78	0.59	0.60	0.77	0.10	0.00
Nonperforming PNCI assets to PNCI loans + OREO	0.96	0.78	0.59	0.60	0.77	0.10	0.00
Past due PNCI loans to PNCI loans	0.45	0.90	0.40	0.68	0.39	0.46	0.00
Allowance for loan and lease losses on PNCI loans to PNCI loans	0.24	0.09	0.10	0.08	0.02	0.00	0.00

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
(dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013

Purchased Credit Impaired Asset Quality Ratios (7)
Net (recoveries) charge-offs on PCI loans to average PCI loans	0.21%	0.30%	0.83%	(0.48)%	2.30%	1.96%	1.03%
Past due PCI loans to PCI loans	6.47	10.68	5.84	8.92	16.64	15.62	20.03
Allowance for loan and lease losses on PCI loans to PCI loans	2.66	2.98	2.12	3.16	5.36	4.97	6.76

(1)	Includes all line items of noninterest income other than amortization of FDIC receivable for loss share agreements.
(2)	Denotes a non-GAAP financial measure. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” in State Bank’s quarterly report on Form 10-Q for the quarter ended March 31, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017 for a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure.
(3)	Includes average nonaccrual loans of $12.9 million for the three months ended March 31, 2018, $9.9 million for the three months ended March 31, 2017, $9.7 million for 2017, $8.9 million for 2016, $5.6 million for 2015, $2.9 million for 2014, $3.3 million for 2013.
(4)	Interest income calculated on a fully tax-equivalent basis using a tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018.
(5)	Noninterest expenses divided by net interest income plus noninterest income.
(6)	Beginning January 1, 2015, State Bank’s ratios are calculated using the Basel III framework. Capital ratios for prior periods were calculated using the Basel I framework. The Common Equity Tier 1 (CET1) capital ratio is a new ratio introduced under the Basel III framework.
(7)	For each period presented, a portion of State Bank’s purchased credit impaired loans were contractually past due; however, such delinquencies were included in State Bank’s performance expectations in determining the fair values of purchased credit impaired loans at each acquisition and at subsequent valuation dates. All purchased credit impaired loan cash flows and the timing of such cash flows continue to be estimable and probable of collection and thus accretion income continues to be recognized on these assets. As such, purchased credit impaired loans are not considered to be nonperforming assets.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Cadence giving effect to the merger, for the year ended December 31, 2017 and as of and for the three months ended March 31, 2018.

The selected unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from Cadence’s unaudited interim financial statements as of and for the period ended March 31, 2018 and Cadence’s audited financial statements for the year ended December 31, 2017 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma combined condensed consolidated balance sheet information as of March 31, 2018 in the tables below are presented as if the merger occurred on March 31, 2018, and the unaudited pro forma combined condensed consolidated statements of income information for the three months ended March 31, 2018 and the year ended December 31, 2017 is presented as if the merger occurred on January 1, 2017.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had Cadence and State Bank actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint information statement/proxy statement and prospectus under “Unaudited Pro Forma Condensed Combined Financial Statements.”

	For the three months ended March 31, 2018	For the year ended December 31, 2017
	(In thousands)
Unaudited Pro Forma Condensed Consolidated Income Statement Information:
Net interest income	$144,720	$510,158
Provision for loan losses	7,588	15,845
Income before income taxes	69,814	255,144
Net income	54,033	139,181

As of March 31, 2018
(In thousands)
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Net loans	$12,144,698
Total assets	16,621,464
Deposits	13,232,621
Shareholders’ equity	2,707,237

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are Cadence’s historical per share data for the year ended December 31, 2017, as derived from audited financial statements of Cadence, and the three months ended March 31, 2018, derived from the unaudited financial statements of Cadence. Also presented below are State Bank’s historical per share data for the year ended December 31, 2017, as derived from audited financial statements of State Bank, and the three months ended March 31, 2018, derived from the unaudited financial statements of State Bank. The pro forma combined per share data for the year ended December 31, 2017 and three months ended March 31, 2018 and the per equivalent State Bank share information provided in the table below is unaudited. The unaudited pro forma data and equivalent per share information give effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2017, in the case of the earnings per share and dividends declared data. This information should be read together with the historical consolidated financial statements and related notes of Cadence and State Bank filed by each with the SEC, and incorporated by reference in this document, and with the unaudited pro forma condensed combined financial statements included under “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	Cadence Historical	State Bank Historical	Pro Forma Combined	Per Equivalent State Bank Share (3)
For the three months ended March 31, 2018:
Earnings per common share (Basic) (1)	$0.46	$0.45	$0.42	$0.49
Earnings per common share (Diluted) (1)	0.46	0.44	0.42	0.49
Dividends declared per share (2)	0.125		0.125
Book value per common share	16.23		20.98	24.34

For the year ended December 31, 2017:
Earnings per common share (Basic) (1)	$1.26	$1.20	$1.10	$1.28
Earnings per common share (Diluted) (1)	1.25	1.19	1.10	1.28
Dividends declared per share (2)	—		—
Book value per common share	16.25

(1)	Reflects pro forma adjustments to the weighted-average shares of Cadence’s Class A common stock outstanding to eliminate weighted-average shares of State Bank common stock outstanding and record shares of Cadence Class A common stock issued in the merger, calculated using the exchange ratio of 1.160 shares of Cadence’s Class A common stock per each share of State Bank common stock. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”
(2)	Pro forma combined cash dividends declared are based upon Cadence’s historical amounts.
(3)	Pro forma per equivalent State Bank share information is calculated based on pro forma combined multiplied by the 1.160 exchange ratio.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this joint information statement/proxy statement and prospectus are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Cadence’s or State Bank’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger or the bank merger, including future financial and operating results of Cadence, State Bank or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, financing plans and the availability of capital, the likelihood of success and impact of litigation and other statements that are not historical facts. These statements are only predictions based on Cadence’s and State Bank’s current expectations and projections about future events. There are important factors that could cause Cadence’s and State Bank’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 28.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. In addition to factors previously disclosed in Cadence’s and State Bank’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	the inability to close the merger and the bank merger in a timely manner;

•	the failure to complete the merger due to the failure of State Bank shareholders to approve the merger proposal;

•	failure to obtain applicable regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

•	the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, employees, and competitors;

•	business disruption following the merger;

•	difficulties and delays in integrating the businesses of Cadence and State Bank or fully realizing cost savings and other benefits;

•	Cadence’s potential exposure to unknown or contingent liabilities of State Bank;

•	the challenges of integrating, retaining, and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	changes in Cadence’s stock price before closing, including as a result of the financial performance of State Bank prior to closing;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which Cadence and State Bank are highly dependent;

•	changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•	changes in interest rates, which may affect Cadence’s and State Bank’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of Cadence’s or State Bank’s assets, including its investment securities;

•	changes in accounting principles, policies, practices, or guidelines;

•	changes in Cadence’s credit ratings or in Cadence’s ability to access the capital markets;

•	natural disasters, war, or terrorist activities; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting Cadence’s or State Bank’s operations, pricing, and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond Cadence’s or State Bank’s control.

For any forward-looking statements made in this joint information statement/proxy statement and prospectus or in any documents incorporated by reference into this joint information statement/proxy statement and prospectus, Cadence and State Bank claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint information statement/proxy statement and prospectus or the date of the applicable document incorporated by reference in this joint information statement/proxy statement and prospectus. Except to the extent required by applicable law, Cadence and State Bank do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this joint information statement/proxy statement and prospectus and attributable to Cadence, State Bank, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint information statement/proxy statement and prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint information statement/proxy statement and prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” Cadence’s Annual Report on Form 10-K for the year ended December 31, 2017 and State Bank’s Annual Report on Form 10-K for the year ended December 31, 2017, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint information statement/proxy statement and prospectus. You should also consider the other information in this joint information statement/proxy statement and prospectus and the other documents incorporated by reference into this joint information statement/proxy statement and prospectus. Please see “Where You Can Find More Information.”

Risks Related to the Merger and Cadence’s Business Upon Completion of the Merger

Because the market price of Cadence Class A common stock will fluctuate, State Bank shareholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of State Bank common stock (except for treasury stock or shares owned by State Bank or Cadence (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) will be converted into 1.160 shares of Cadence Class A common stock. The market value of the merger consideration will vary from the closing price of Cadence Class A common stock on the date Cadence and State Bank announced the merger, on the date that this joint information statement/proxy statement and prospectus is mailed to Cadence stockholders and State Bank shareholders, on the date of the State Bank special meeting, and on the date the merger is completed. Any change in the market price of Cadence Class A common stock prior to the completion of the merger will affect the market value of the merger consideration that State Bank shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of Cadence Class A common stock or shares of State Bank common stock, provided that State Bank may terminate the merger agreement in certain circumstances relating to a decline in the price of Cadence Class A common stock relative to such price as of the date of the merger agreement or to a bank stock index. See “The Merger—Termination of the Merger Agreement.”

The market price of the Cadence Class A common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Cadence’s operations or business prospects, including market sentiment regarding Cadence’s entry into the merger agreement. These risks may be affected by:

•	operating results that vary from the expectations of Cadence’s management or of securities analysts and investors;

•	developments in Cadence’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting Cadence’s industry generally or its business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to Cadence;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by Cadence or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Therefore, at the time of the State Bank special meeting, you will not know the precise market value of the consideration you will receive at the effective time. You should obtain current market quotations for shares of Cadence Class A common stock and for shares of State Bank common stock.

The market price of Cadence Class A common stock after the merger may be affected by factors different from those affecting the shares of Cadence Class A common stock or State Bank common stock currently.

Upon completion of the merger, holders of State Bank common stock will become holders of Cadence Class A common stock. Cadence’s business differs in important respects from that of State Bank, and, accordingly, the results of operations of the combined company and the market price of Cadence Class A common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Cadence and State Bank. For a discussion of the businesses of Cadence and State Bank and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint information statement/proxy statement and prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Cadence and State Bank must obtain all necessary approvals or waivers from the Federal Reserve Board, the OCC and the Georgia DBF. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals Required for the Merger.”

The Federal Reserve Board has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will not in the future allow the application to remain pending while the banking organization addresses its weaknesses. The Federal Reserve Board explained that, in the future, if issues arise during the processing of an application, it will require the applicant banking organization to withdraw its application pending resolution of any supervisory concerns. Accordingly, if there is an adverse development in either party’s regulatory standing, Cadence may be required to withdraw some or all of the applications for approval of the proposed mergers and, if possible, resubmit it after the applicable supervisory concerns have been resolved. See “The Merger—Regulatory Approvals Required for the Merger.”

The success of the merger and integration of Cadence and State Bank will depend on a number of uncertain factors.

The success of the merger will depend on a number of factors, including, without limitation:

•	Cadence’s ability to integrate the branches acquired from State Bank in the merger, which we refer to as the acquired branches, into Cadence’s current operations;

•	Cadence’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

•	Cadence’s ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

•	Cadence’s ability to retain and attract the appropriate personnel to staff the acquired branches; and

•	Cadence’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert Cadence’s management’s attention and resources. No assurance can be given that Cadence will be able to integrate the acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect Cadence’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Cadence may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect Cadence’s existing profitability, that Cadence will be able to achieve results in the future similar to those achieved by its existing banking business, or that Cadence will be able to manage any growth resulting from the merger effectively.

Combining Cadence and State Bank may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Cadence and State Bank have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Cadence’s ability to successfully combine and integrate the businesses of Cadence and State Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Cadence’s ability to successfully conduct its business, which could have an adverse effect on Cadence’s financial results and the value of its Class A common stock. If Cadence experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Cadence and/or State Bank to lose customers or cause customers to remove their accounts from Cadence and/or State Bank and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Cadence and State Bank during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The combined company may be unable to retain Cadence and/or State Bank personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Cadence and State Bank. It is possible that these employees may decide not to remain with Cadence or State Bank, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating State Bank to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Cadence and State Bank may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations of Cadence after the merger may differ materially.

The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Cadence’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the State Bank identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of State Bank as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 135.

State Bank’s directors and executive officers have interests in the merger that may differ from the interests of State Bank shareholders.

State Bank shareholders should be aware that some of State Bank’s directors and executive officers have interests in the merger that are different from, or in addition to, those of State Bank shareholders generally. The State Bank board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that State Bank shareholders vote in favor of approving the merger agreement (to the extent such interests existed at that time).

For a more complete description of these interests, please see “The Merger—Interests of State Bank’s Directors and Executive Officers in the Merger.”

Termination of the merger agreement could negatively impact Cadence or State Bank.

If the merger agreement is terminated, there may be various consequences. For example, Cadence’s or State Bank’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of the Cadence Class A common stock or the State Bank common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, State Bank may be required to pay to Cadence a termination fee of $37.5 million, and under certain circumstances, Cadence may be required to pay State Bank an expense reimbursement of $2 million.

Cadence and State Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Cadence or State Bank. These uncertainties may impair Cadence’s or State Bank’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with Cadence or State Bank to seek to change existing business relationships with Cadence or State Bank. Retention of certain employees by Cadence or State Bank may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Cadence or State Bank, Cadence’s business or State Bank’s business could be harmed. In addition, subject to certain exceptions, Cadence and State Bank have each agreed to operate its business in the ordinary course and use commercially reasonable efforts to preserve its business organization, employees and advantageous business relationships prior to closing. See “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to Cadence and State Bank.

If the merger is not completed, Cadence and State Bank will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Cadence and State Bank has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, regulatory filings required by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this joint information statement/proxy statement and prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Cadence and State Bank would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits State Bank’s ability to pursue acquisition proposals and requires State Bank to pay a termination fee of $37.5 million under limited circumstances, including circumstances relating to acquisition proposals.

The merger agreement prohibits State Bank from initiating, soliciting, knowingly encouraging, or knowingly facilitating certain third-party acquisition proposals. See “The Merger Agreement—Agreement Not to Solicit Other Offers.” The merger agreement also provides that State Bank will be required to pay a termination fee in the amount of $37.5 million in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the State Bank board of directors. See “The Merger Agreement—Termination Fee.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of State Bank from considering or proposing such an acquisition.

The shares of Cadence Class A common stock to be received by State Bank shareholders as a result of the merger will have different rights from the shares of State Bank common stock.

Upon completion of the merger, State Bank shareholders will become Cadence stockholders and their rights as stockholders will be governed by the Delaware General Corporation Law, as amended, which we refer to as the DGCL, and the Cadence charter and bylaws. The rights associated with State Bank common stock are different from the rights associated with Cadence Class A common stock. Please see “Comparison of Stockholders’ and Shareholders’ Rights” beginning on page 147 for a discussion of the different rights associated with Cadence Class A common stock.

Cadence stockholders and State Bank shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management, as compared to their ownership and voting interests in Cadence and State Bank, respectively.

Cadence stockholders and State Bank shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Cadence and State Bank, respectively. Upon completion of the merger, each State Bank shareholder who receives shares of Cadence Class A common stock will become a Cadence stockholder, with a percentage ownership of Cadence that is smaller than such shareholder’s percentage ownership of State Bank. Based on the number of shares outstanding on May 11, 2018 and the shares of Cadence Class A common stock expected to be issued in the merger, the State Bank shareholders as a group will receive shares in the merger constituting approximately 35% of the outstanding shares of Cadence Class A common stock immediately after the merger. As a result, current Cadence stockholders as a group will own approximately 65% of the outstanding shares of Cadence Class A common stock immediately after the merger. Because of this, State Bank shareholders may have less influence on the management and policies of Cadence than they now have on the management and policies of State Bank, and current Cadence stockholders may have less influence than they now have on the management and policies of Cadence.

The fairness opinion received by the Cadence board of directors from Goldman Sachs, the fairness opinions received by the State Bank board of directors from Raymond James and Sandler O’Neill, respectively, and the fairness opinion received by the State Bank Independent Directors Committee by FIG Partners have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinions.

The fairness opinion of Goldman Sachs was rendered to the Cadence board of directors on May 11, 2018, the fairness opinions of Raymond James and Sandler O’Neill were rendered to the State Bank board of directors on May 11, 2018, and the fairness opinion of FIG Partners was rendered to the State Bank Independent Directors Committee on May 11, 2018. Changes in the operations and prospects of Cadence or State Bank, general market and economic conditions and other factors which may be beyond the control of Cadence and State Bank may have altered the value of Cadence or State Bank or the market prices of shares of Cadence Class A common stock and State Bank common stock as of the date of this joint information statement/proxy statement and prospectus, or may alter such values and market prices by the time the merger is completed. The respective opinions from Goldman Sachs, Raymond James, Sandler O’Neill and FIG Partners, each dated May 11, 2018, do not speak as of any date other than the respective dates of such opinions.

State Bank shareholders will not have appraisal rights in the merger.

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the GBCC, a shareholder may not dissent from a merger as to shares that are listed on a national securities exchange or held of record by more than 2,000 shareholders at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the agreement of merger or consolidation, and such shareholders and accept as consideration for their shares the shares of the surviving corporation or another publicly held corporation which at the effective date of the merger is either listed on a national securities exchange or held by more than 2,000 shareholders, except for cash paid in lieu of fractional shares.

Because (i) State Bank common stock is listed on NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date, (ii) the merger otherwise satisfies the foregoing requirements of the GBCC, and (iii) State Bank shareholders will receive shares of Cadence Class A common stock as merger consideration, which are currently listed on the NYSE, and is expected to continue to be so listed at the effective date of the merger, the State Bank shareholders will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.

Risks Relating to Cadence’s Business

You should read and consider risk factors specific to Cadence’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Cadence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this joint information statement/proxy statement and prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 159 of this joint information statement/proxy statement and prospectus for the location of information incorporated by reference into this joint information statement/proxy statement and prospectus.

Risks Relating to State Bank’s Business

You should read and consider risk factors specific to State Bank’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in State Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this joint information statement/proxy statement and prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 159 of this joint information statement/proxy statement and prospectus for the location of information incorporated by reference into this joint information statement/proxy statement and prospectus.

THE STATE BANK SPECIAL MEETING

Date, Time, and Place of Meeting

The State Bank special meeting will be held on September 18, 2018 at State Bank’s headquarters located at 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia 30326 at 1:00 p.m., Eastern Time.

Matters to Be Considered

At the State Bank special meeting, State Bank shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of May 11, 2018, as it may be amended from time to time, by and between State Bank and Cadence, pursuant to which State Bank will merge with and into Cadence, with Cadence continuing as the surviving corporation, which we refer to as the merger proposal;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of State Bank that is based on or otherwise relates to the merger, which we refer to as the compensation proposal; and

•	a proposal to approve one or more adjournments of the State Bank special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Recommendation of the State Bank Board of Directors

The State Bank board of directors has determined that the merger is advisable and in the best interests of State Bank and its shareholders and has unanimously adopted the merger agreement. The State Bank board of directors unanimously recommends that State Bank shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. See “The Merger—Recommendation of the State Bank Board of Directors; State Bank’s Reasons for the Merger” for a more detailed discussion of the State Bank board of directors’ recommendation.

State Bank Record Date and Quorum

The State Bank board of directors has fixed the close of business on July 19, 2018 as the record date for determining the holders of State Bank common stock entitled to receive notice of and to vote at the State Bank special meeting.

As of the State Bank record date, there were 39,124,102 shares of State Bank common stock outstanding and entitled to vote at the State Bank special meeting held by approximately 486 holders of record. Each share of State Bank common stock entitles the holder to one vote at the State Bank special meeting on each proposal to be considered at the State Bank special meeting.

The presence at the State Bank special meeting, in person or by proxy, of holders of a majority of the outstanding shares of State Bank common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of State Bank common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the State Bank special meeting.

Votes Required; Treatment of Abstentions and Failure to Vote

Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of State Bank common stock entitled to vote on the proposal.

•	Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation proposal:

•	Standard: Approval of the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the State Bank special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the State Bank special meeting, or fail to instruct your bank or broker how to vote with respect to the compensation proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the State Bank special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the State Bank special meeting, or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Shares Held by Officers and Directors

As of the State Bank record date, the directors and executive officers of State Bank and their affiliates beneficially owned and were entitled to vote approximately 1,793,920 shares of State Bank common stock representing approximately 4.59% of the shares of State Bank common stock outstanding on that date. As of the State Bank record date, Cadence, the directors and officers of Cadence and their affiliates beneficially owned no shares of State Bank common stock outstanding on that date.

Voting of Proxies; Incomplete Proxies

Each copy of this joint information statement/proxy statement and prospectus mailed to State Bank shareholders is accompanied by a form of proxy card with instructions for voting. If you hold shares in your name as a shareholder of record, you should complete and return the proxy card accompanying this joint information statement/proxy statement and prospectus, regardless of whether you plan to attend the State Bank special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

All shares represented by valid proxies that State Bank receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. No matters other than the matters described in this joint information statement/proxy statement and prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the State Bank special meeting. However, if other business properly comes before the State Bank special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers, and other nominees who hold shares of State Bank common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank, or other nominee that are represented at the State Bank special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank, or other nominee holds your shares of State Bank common stock in “street name,” your broker, bank, or other nominee will vote your shares of State Bank common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, or other nominee with this joint information statement/proxy statement.

Revocability of Proxies and Changes to a State Bank Shareholder’s Vote

If you hold your shares of State Bank common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to State Bank’s corporate secretary, or (3) attending the special meeting in person, notifying State Bank’s corporate secretary, and voting by ballot at the special meeting.

Any shareholder entitled to vote in person at the State Bank special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying State Bank’s corporate secretary) of a shareholder at the State Bank special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

State Bank Financial Corporation

3399 Peachtree Road NE, Suite 1900

Atlanta, Georgia 30326

Attention: Corporate Secretary

If your shares of State Bank common stock are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

State Bank is soliciting your proxy in conjunction with the merger. State Bank will bear the cost of soliciting proxies from you. In addition to solicitation of proxies by mail, State Bank will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of State Bank common stock and secure their voting instructions. State Bank has also made arrangements with D.F. King & Co., Inc. to assist it in soliciting proxies and has agreed to pay D.F. King & Co., Inc. approximately $10,000 plus reasonable expenses for these services.

Attending the State Bank Special Meeting

All holders of State Bank common stock, including holders of record and shareholders who hold their shares through banks, brokers, nominees, or any other holder of record, are invited to attend the State Bank special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank, or other nominee, to be able to vote in person at the special meeting. If you plan to attend the State Bank special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. State Bank reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices, or any similar equipment during the State Bank special meeting is prohibited without State Bank’s express written consent.

Assistance

If you have any questions concerning the merger or this joint information statement/proxy statement and prospectus, would like additional copies of this joint information statement/proxy statement and prospectus, or need help voting your shares of State Bank common stock, please direct your inquiry to Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326, (404) 475-6599, or State Bank’s proxy solicitor, D.F. King & Co., Inc., at (212) 269-5550, or toll-free at (800) 622-1569.

STATE BANK PROPOSALS

Proposal No. 1 – Merger Proposal

At the State Bank special meeting, the State Bank shareholders will be asked to approve the merger agreement. Holders of State Bank common stock should read this joint information statement/proxy statement and prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint information/proxy statement and prospectus as Annex A.

After careful consideration, the State Bank board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of State Bank and its shareholders. Please see “The Merger—State Bank’s Reasons for the Merger; Recommendation of the State Bank Board of Directors” included elsewhere in this joint information/proxy statement and prospectus for a more detailed discussion of the State Bank board of directors’ recommendation.

The State Bank board of directors unanimously recommends that State Bank shareholders vote “FOR” the proposal to approve the merger agreement.

Proposal No. 2 – Compensation Proposal

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that State Bank seek a nonbinding advisory vote from its shareholders to approve the “golden parachute” compensation that its named executive officers will receive in connection with the merger discussed in “The Merger—Interests of State Bank’s Directors and Executive Officers in the Merger” and “—Merger-Related Compensation for State Bank’s Named Executive Officers” beginning on page 103. As required by these provisions, State Bank is asking the State Bank shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to State Bank’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of State Bank’s Directors and Executive Officers in the Merger—Merger-Related Compensation for State Bank’s Named Executive Officers,” are hereby APPROVED.”

The vote with respect to this proposal is an advisory vote and will not be binding on State Bank, Cadence, or the combined company. Therefore, regardless of whether State Bank shareholders approve this proposal, if the merger agreement is approved by the shareholders and completed, the “golden parachute” compensation will still be paid to such named executive officers to the extent payable in accordance with the terms of such compensation agreements and arrangements. Approval of this proposal is not a condition to the closing of the merger.

The State Bank board of directors unanimously recommends that State Bank shareholders vote “FOR” approval of the compensation proposal.

Proposal No. 3 – Adjournment Proposal

The State Bank special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the State Bank special meeting, the number of shares of State Bank common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, State Bank intends to move to adjourn the State Bank special meeting in order to solicit additional proxies for the adoption of the merger agreement. In accordance with the State Bank bylaws, a vote to approve the proposal to adjourn the State Bank special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the State Bank special meeting to approve the merger proposal may be taken in the absence of a quorum.

The State Bank board of directors unanimously recommends that State Bank shareholders vote “FOR” the adjournment proposal.

INFORMATION ABOUT CADENCE BANCORPORATION

Cadence Bancorporation is a bank holding company and a Delaware corporation headquartered in Houston, Texas, and is the parent company of Cadence Bank, N.A. Formed in 2009 by banking industry veterans, Cadence secured $1.0 billion of capital commitments in 2010 and built its franchise on the heels of three successful acquisitions: Cadence Bank, N.A. in March 2011, the franchise of Superior Bank in April 2011 and Encore Bank, N.A. in July 2012. Today, Cadence is a growth-oriented, middle-market focused commercial relationship bank providing a broad range of banking and wealth management services to businesses, high net worth individuals, business owners and retail customers through a network of 65 branches, with branches in Alabama (25), Florida (14), Texas (11), Mississippi (11) and Tennessee (4). Cadence completed its initial public offering and listing on the NYSE in April 2017. As of March 31, 2018, Cadence had $11.0 billion of assets, $8.6 billion of net loans, $9.0 billion in deposits and $1.4 billion in shareholders’ equity. Cadence generated $38.8 million of net income for the quarter ended March 31, 2018 and $102.4 million and $65.8 million for the years ended December 31, 2017 and 2016, respectively.

Cadence is focused on organic growth and expanding its position in its markets. Through its experienced and motivated team of commercial relationship managers and Cadence’s integrated, client-centric approach to banking, it has successfully grown each of its businesses. Cadence believes its franchise is positioned for continued growth as a result of (i) its attractive geographic footprint, (ii) its focus and ability to provide differentiated, customized service to a wide variety of industries and clients, (iii) its stable and cost efficient deposit funding base, (iv) its veteran board of directors, management team and relationship managers, (v) its capital position and (vi) its credit quality and risk management processes.

Cadence’s principal office is located at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, and its telephone number at that location is (713) 871-4000. The Cadence Class A common stock is traded on the NYSE under the symbol “CADE.” Additional information about Cadence and its subsidiaries is included in documents incorporated by reference in information statement/proxy statement and prospectus. Please see “Where You Can Find More Information.”

INFORMATION ABOUT STATE BANK FINANCIAL CORPORATION

State Bank is a bank holding company that was incorporated under the laws of the State of Georgia in January 2010 to serve as the holding company for SBTC. SBTC is a Georgia state-chartered bank that opened in October 2005.

Between July 24, 2009 and the date of this joint information statement/proxy statement and prospectus, SBTC has acquired $6.0 billion in total assets and assumed $5.2 billion in deposits in 17 bank acquisition transactions. As a result of the bank acquisitions, SBTC has transformed from a small community bank to a much larger commercial bank now operating 32 full-service banking offices throughout seven of Georgia’s eight largest metropolitan statistical areas. SBTC offers a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial and industrial loans, agriculture and consumer loans. Customers are generally individuals, owner-managed businesses, farmers, professionals, real estate investors and smaller community banks within its market areas.

As of March 31, 2018, State Bank’s total assets were approximately $4.9 billion, total loans receivable were approximately $3.6 billion, total deposits were approximately $4.2 billion and total shareholders’ equity was approximately $646.7 million.

State Bank’s headquarters is located at 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia 30326, and its telephone number at that location is (404) 475-6599. The State Bank common stock is traded on NASDAQ under the symbol “STBZ.” Additional information about State Bank and its subsidiaries is included in documents incorporated by reference in this joint information statement/proxy statement and prospectus. Please see “Where You Can Find More Information.”

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint information statement/proxy statement and prospectus and incorporated herein by reference. We urge you to read carefully this entire joint information statement/proxy statement and prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the Cadence board of directors and the State Bank board of directors has unanimously approved the merger agreement. Under the merger agreement, State Bank will merge with and into Cadence, with Cadence continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, SBTC will merge with and into Cadence Bank, with Cadence Bank continuing as the surviving bank.

If the merger is completed, State Bank shareholders receive 1.160 shares of Cadence Class A common stock for each share of State Bank common stock (except for treasury stock or shares owned by State Bank or Cadence (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) they hold immediately prior to the merger, plus cash in lieu of fractional shares. As a result of the foregoing, based on the number of shares of Cadence Class A common stock and State Bank common stock outstanding as of May 11, 2018, the last trading day before public announcement of the merger, it is expected that Cadence stockholders will hold approximately 65%, and State Bank shareholders will hold approximately 35%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.

Immediately following the execution of the merger agreement, Cadence Bancorp, LLC, the holder of 54,875,000 shares of Cadence Class A common stock, or approximately 65.6% of the shares of Cadence Class A common stock outstanding and entitled to vote on such matters as of May 11, 2018, executed a written consent in lieu of a meeting, which we refer to as the Cadence written consent, approving (i) the adoption of the merger agreement and (ii) the issuance of shares of Cadence Class A common stock in connection with the merger as contemplated by the merger agreement, which we refer to as the Cadence stock issuance. As a result, no further action by any other Cadence stockholder is required in connection with the adoption of the merger agreement and the approval of the Cadence stock issuance by Cadence stockholders.

State Bank shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

As part of State Bank’s ongoing consideration and evaluation of its long-term prospects and strategies, since the recapitalization of State Bank in 2009, State Bank’s board of directors and senior management have regularly reviewed and assessed its business strategies and objectives, all with the goal of enhancing long-term value for its shareholders.

The State Bank board reviews and assesses strategic alternatives, including growth strategies (including acquisitions and organic growth), capital planning, and potential earnings improvement through revenue increases, expense reductions and strategic mergers. The State Bank board of directors has also reviewed the state of the banking industry generally and State Bank in particular, including the economic, interest rate and regulatory environment; the competitive landscape for community banks; public trading prices of bank stocks;

and bank merger and acquisition activity and valuations. These meetings have included discussions regarding business combinations, economies of scale, increased client service, and shareholder value benefits that might be achieved if State Bank were to become a larger institution through acquisitions of troubled institutions and small, healthy banks, acquisitions of banks with more substantial size, or a merger with a similarly-sized or significantly larger financial institution.

In recent years, in addition to pursuing organic loan growth and implementing its capital planning strategies, State Bank, with the assistance of its outside advisors, has repeatedly evaluated the community bank merger and acquisition market and potential merger partners and acquisition candidates for State Bank. State Bank directors and executive officers have had discussions from time to time with investment bankers and financial institutions in an effort to maintain knowledge of the relevant market for business combinations and to gauge the potential interest level and suitability of various financial institutions with respect to exploring a business combination with State Bank. These contacts have occurred through formal and informal meetings and telephone calls and impromptu meetings at investor conferences, banking industry conferences, and social settings. As part of State Bank’s active involvement in the bank merger and acquisition market, between 2009 and the date of this joint information statement/proxy statement and prospectus, State Bank has completed 17 bank acquisitions.

Further, State Bank’s board has evaluated various options in developing its management succession plan given the ages of Joseph Evans, State Bank’s chairman of the board, and Thomas Wiley, State Bank’s chief executive officer, including interviewing potential successor candidates, both internally and externally, to lead State Bank as a stand-alone institution in the future, or partnering with a larger or smaller institution that has strong management members that are not at or near retirement age.

State Bank Exploratory Discussions with Other Institutions

While State Bank was pursuing its growth strategies, including bank acquisitions and organic growth, as part of State Bank’s ongoing efforts to enhance long-term value for its shareholders, State Bank also continued to engage in discussions with other potential merger and acquisition partners. As a result of State Bank’s activities and analysis of the community bank merger and acquisition market, including input received from various investment bankers over the last several years in regards to the suitability of various institutions, State Bank developed its understanding of its logical potential merger and acquisition partners. Prior to the announcement of the merger with Cadence, a number of possible merger or acquisition discussions and meetings took place over a multi-year period with parties that were similar in size to or substantially larger than State Bank which State Bank deemed to have the highest likelihood of engaging in a transaction with State Bank, taking into account a number of criteria, including ability to pay, strategic rationale, regulatory readiness and previous oral expressions of interest.

In early 2017, Mr. Evans reached out to the president of a substantially larger regional bank with banking offices across the South and Midwest, which we refer to as Party A, and discussed the merits of combining the two institutions. The meeting ended with a commitment to have further discussions, but without any clearly defined next steps. In October 2017, representatives of Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, acting on behalf of State Bank, re-initiated discussions with Party A to determine whether it was interested in pursuing a strategic transaction with State Bank. Party A advised representatives of Sandler O’Neill that Party A was not in a position to pursue a business combination with State Bank at that time.

Also in early 2017, Mr. Evans reached out to the chief executive officer of a larger regional bank with offices in the Southeast, which we refer to as Party B, and discussed the merits of combining the two institutions. This meeting also ended with a commitment to have further discussions, but without any clearly defined next steps. In February 2018, Mr. Evans met with Party B’s chief executive officer and again discussed their respective banking franchises and the merits of a potential business combination. In late March 2018, Messrs. Evans and Wiley met again with Party B’s chief executive officer and president to continue discussions regarding the merits of a potential business combination. At the conclusion of these discussions, Party B informed State Bank that it was not interested in pursuing a business combination at that time.

State Bank’s discussions with Party A and Party B were all preliminary in nature, with no specific proposals being made. In addition to these institutions, State Bank and its advisors had exploratory discussions during 2017 and 2018 with two other institutions, which we refer to as Party C and Party D, respectively, that were interested in pursuing a business combination with State Bank, in addition to Cadence, each of which resulted in State Bank receiving a letter of intent, as discussed below.

Early Communications with Cadence

Cadence evaluates from time to time acquisition opportunities that it believes could produce attractive returns for its stockholders. In particular, Cadence considers acquisition opportunities that could improve its market position in geographies with attractive demographics and business growth trends, expand its branch network in existing markets, reduce its ratio of loans to deposits, increase its earnings power and/or enhance its suite of products. Cadence uses its acquisition and integration experience in identifying and executing on strategically and financially compelling opportunities that could supplement its organic growth strategy.

State Bank and Cadence were initially introduced in 2010 by a common investor in both institutions. In late 2012, members of the respective State Bank and Cadence management teams met to discuss the possibility of State Bank selling payroll services to Cadence customers. The parties entered into a referral agreement with regard to payroll services in October 2013 that resulted in de minimis revenues for both parties. In March 2014, Mr. Evans, who at the time was serving as State Bank’s chief executive officer, and Paul Murphy, Cadence’s chief executive officer, met in Atlanta to discuss a potential business combination between the two companies, but no further action resulted from this meeting. Later, in August 2015, the parties had general conversations regarding a possible business combination and entered into a confidentiality agreement.

In October 2015, certain members of State Bank’s executive management team met with certain members of Cadence’s executive management team at Cadence’s headquarters. In late 2015 and early 2016, Mr. Evans and Mr. Murphy discussed the merits of combining the two institutions. However, discussions did not progress beyond a preliminary stage.

In early 2017, after Mr. Evans contacted Mr. Murphy to determine if Cadence was still interested in a potential business combination, Cadence informed State Bank that the timing was not right to move forward with a transaction. Cadence completed its initial public offering in April 2017.

Later, in the summer of 2017, State Bank and Cadence senior management met in Atlanta to discuss their respective businesses. Cadence described the strategic merits of a potential business combination. After the meeting, members of State Bank senior management discussed with representatives of Cadence possible valuation levels for a transaction but discussions did not progress at that time.

Early Communications with Party C and Party D

On August 24, 2017, Mr. Wiley and a representative of Raymond James & Associates Inc., which we refer to as Raymond James (which had not been formally engaged by State Bank at this time), met with the chief executive officer of Party C, a larger regional bank with offices in the Southeast, to discuss their respective businesses and the merits of a potential business combination. Also on the same day, Mr. Wiley met with Sandler O’Neill representatives separately to discuss current market conditions, recent discussions with Party C and other potential partners for a business combination.

On August 29, 2017, Mr. Wiley met with the chief executive officer and chief financial officer of Party D, a larger regional bank with offices in the Southeast, to discuss their respective institutions and Party D’s interest in exploring a potential business combination with State Bank.

On September 18, 2017, David Brown, State Bank’s executive vice president of corporate development, met with Party D’s chief financial officer to discuss the merits of a potential combination between the two institutions and each institution’s financials and lines of business.

Given the interest of several other institutions in potentially entering into a business combination with State Bank, in the fall of 2017, Mr. Evans called Party A, Party B and Cadence to gauge their interest in a potential business combination, but none of the institutions indicated interest at a level that State Bank believed warranted further discussion in light of State Bank’s prior discussions with Party C and Party D, respectively.

On September 26, 2017, State Bank’s executive committee held a meeting that was also attended by representatives of State Bank’s outside legal counsel, Nelson Mullins Riley & Scarborough LLP, which we refer to as Nelson Mullins, to discuss the recent conversations with Party D regarding a potential business combination, as well as other potential strategic partners.

On September 28, 2017, State Bank held a board retreat and Messrs. Evans and Wiley provided an update to the full board as to their latest communications with Party C, Party D and other potential strategic merger partners.

On September 29, 2017, Party D’s chief credit officer and chief financial officer and Messrs. Wiley and Brown and Kim Childers, State Bank’s executive risk officer and State Bank’s vice chairman of the board, met to discuss high-level strategic credit and financial-related topics.

On October 2, 2017, State Bank and Party C entered into a confidentiality agreement.

On October 3, 2017, State Bank and Party D entered into a confidentiality agreement.

On October 5, 2017, State Bank executive management met with Party C’s chairman, chief executive officer and chief financial officer for a high-level strategic discussion of how a business combination with State Bank would fit into Party C’s overall strategic plan.

On October 6, 2017, State Bank’s board of directors held a meeting that was also attended by Mr. Brown and Nelson Mullins, to discuss management’s recent conversations with Party C and Party D, respectively, as potential third-party merger partners in potential all-stock transactions. At the meeting, the board discussed the need for State Bank to engage its own financial advisor (or advisors) to assist State Bank in reviewing these or other potential transactions. The board also discussed and authorized the formation of the strategic committee of the board to facilitate the consideration of potential strategic transactions and authorized such committee to review and evaluate a financial advisor (or advisors) to render financial advisory and investment banking services to State Bank in connection with a potential business combination transaction, including the negotiation and execution of an engagement letter with such advisor or advisors. The strategic committee is comprised of four members of the State Bank board of directors: Archie Bransford, Virginia Hepner, John Houser and Mr. Wiley.

On October 11, 2017, State Bank’s strategic committee held a meeting that was also attended by Mr. Brown and representatives of Nelson Mullins, Sandler O’Neill and Raymond James. The committee members reviewed and discussed Sandler O’Neill’s and Raymond James’ respective prior investment banking and financial advisory services provided to Party C and Party D, and both firms confirmed for the committee, among other things, that neither firm had any current investment banking services engagement with either Party C or Party D. The committee then discussed, among other things, each financial advisor’s industry experience and the terms of each firm’s proposed engagement, and determined to engage both Sandler O’Neill and Raymond James as State Bank’s financial advisors in a potential merger transaction. On October 12, 2017, State Bank entered into an engagement agreement with Sandler O’Neill, and on October 16, 2017, State Bank entered into an engagement agreement with Raymond James. In mid-October 2017, State Bank began to populate an electronic data room with diligence materials. Party C and Party D were provided the opportunity to review these materials at that time.

On November 2, 2017, Mr. Wiley had a conversation with Party D’s chief executive officer regarding the merits of a potential merger transaction, including that Party D likely could not offer a premium to State Bank’s market price. Mr. Wiley advised Party D’s chief executive officer that he would convey this discussion to the State Bank board.

On November 7, 2017, Party C submitted a non-binding letter of intent to State Bank. On November 8, 2017, State Bank’s strategic committee held a meeting to discuss the letter of intent and determined that State Bank would not respond to Party C’s letter of intent until after the full board met and considered it on November 15, 2017. Prior to the November 15th board meeting, Party C rescinded the letter of intent pending additional conversations with State Bank’s management, in part, because of a recent decline in Party C’s stock price. Shortly thereafter, Mr. Wiley and Party C spoke and concluded that the parties were not in a position to move forward with a transaction between the parties at that time.

On November 30, 2017, certain members of State Bank’s and Party D’s respective executive management teams met for an in-depth discussion regarding their respective businesses and diligence matters, as well as an indicative exchange ratio that Party D would be willing to agree to in a transaction between the parties.

On December 12, 2017, Party D provided a written non-binding letter of intent to State Bank offering 100% stock consideration with a fixed exchange ratio implying a price range of $29.38 to $30.30 per share of State Bank common stock, representing at the time between a discount of 0.2% under, and a premium of 3.0% over, State Bank’s 30-day volume weighted average price. On December 18, 2017, State Bank’s board determined not to pursue additional discussions with Party D at the price range for shares being offered by Party D.

On February 5, 2018, Mr. Wiley and other members of State Bank’s management again met with Party C to discuss any continued interest in a transaction but Party C indicated it would not pursue a transaction with State Bank at that time.

Negotiations with Cadence and Party D

In late February 2018, Mr. Brown and Samuel M. Tortorici, Cadence’s president, discussed strategic options and Mr. Tortorici again raised the possibility of a potential business combination between the parties.

Also in late February, given renewed interest shown by Cadence, Mr. Wiley reached out to Party D’s chief executive officer to gauge Party D’s interest in re-engaging in discussions regarding a potential business combination.

During this time, representatives from Sandler O’Neill and Raymond James remained in active dialogue with representatives of Cadence and Party D.

In early March 2018, Mr. Evans informed Mr. Murphy at Cadence that Mr. Evans believed that another party (Party D) was interested in combining with State Bank at a premium to market stock price. Mr. Murphy indicated that Cadence may also consider making a proposal at a price reflecting a premium to State Bank’s trading price and would begin the process of considering the terms of a potential non-binding letter of intent.

On March 2, 2018, Cadence’s board of directors held a meeting to review with Cadence management the status of discussions with State Bank and the possibility of a potential business combination with State Bank.

On March 7, 2018, Mr. Wiley called Party D to request an indication of pricing, including a price range.

On March 13, 2018, Mr. Wiley had another conversation with Party D, in which Party D indicated it was considering a 100% stock transaction with a fixed exchange ratio implying a price range of $32.88 to $33.67 per share of State Bank common stock, representing at the time a premium of between 10.7% and 13.3% over State Bank’s 30-day volume weighted average price.

During the period from March 15, 2018 through March 26, 2018, the M&A committee of Cadence’s board of directors met four times to review with Cadence management the status of discussions with State Bank and authorized the delivery by Cadence of a non-binding letter of intent to State Bank proposing a 100% stock transaction with a fixed exchange ratio of 1.145x.

On March 26, 2018, the respective management teams of State Bank and Cadence met and discussed possible pricing levels for a potential transaction.

On March 27, 2018, Mr. Wiley contacted Party D to inform Party D of State Bank’s upcoming board meetings and to further gauge Party D’s interest.

On March 28, 2018, Cadence delivered a non-binding letter of intent to State Bank proposing a 100% stock transaction with a fixed exchange ratio of 1.145x, valued at $31.01 per share of State Bank common stock and which at the time represented a premium of 3.0% over State Bank’s 30-day volume weighted average price. Cadence’s letter of intent requested an exclusivity period of approximately one month.

On March 30, 2018, the M&A committee of Cadence’s board of directors met to review with Cadence management the status of discussions with State Bank and authorized the delivery by Cadence of a revised non-binding letter of intent to State Bank proposing a 100% stock transaction with a fixed exchange ratio between 1.145x and 1.175x.

On April 4, 2018, Cadence delivered a revised non-binding letter of intent to State Bank, which did not include an exclusivity provision, as State Bank had informed Cadence that it would not grant exclusivity at that time. Cadence proposed a 100% stock transaction with a fixed exchange ratio between 1.145x and 1.175x, valued at $31.03 to $31.84 per share of State Bank common stock and which at the time represented a premium of between 3.2% and 5.9% over State Bank’s 30-day volume weighted average price. Cadence’s letter proposed to complete accelerated due diligence and expeditiously negotiate and sign a definitive agreement.

On April 9, 2018, Party D delivered a non-binding letter of intent to State Bank, which also did not include an exclusivity provision, as State Bank had informed Party D that it would not grant exclusivity at that time. Party D proposed a 100% stock transaction with a fixed exchange ratio implying a price between $30.36 and $31.82 per share of State Bank common stock, representing at the time a premium of between 1.0% and 5.9% over State Bank’s 30-day volume weighted average price. Party D provided that it would take four to six weeks to complete due diligence.

During the period from April 4, 2018 through April 9, 2018, State Bank’s executive management had numerous conversations with Sandler O’Neill and Raymond James as well as discussions with the respective financial advisors of Cadence and Party D regarding the terms of the letters of intent and a potential business combination with either Cadence or Party D.

On April 9, 2018, State Bank’s strategic committee held a meeting that was also attended by Mr. Evans, Mr. Brown and representatives of Nelson Mullins, Sandler O’Neill and Raymond James. At the meeting, management updated the committee on recent discussions with Cadence and Party D and informed the committee of the non-binding letters of intent from Cadence and Party D. The committee reviewed with Sandler O’Neill and Raymond James the terms of each letter of intent, including, among other things, the background of each party, strategic rationale, transaction structure, the range of exchange ratios, the range of the implied purchase price per share, form of consideration, financing and other contingencies and approvals. The State Bank strategic committee, in consultation with Sandler O’Neill and Raymond James, also discussed the pro forma financial impact of each proposed transaction on State Bank and Cadence or Party D, as applicable, and how each proposal compared to selected precedent transactions.

The committee asked questions of Sandler O’Neill and Raymond James throughout the meeting, and the members discussed, among other things, opportunities to conduct reverse due diligence, the current state of the economic environment, risks and opportunities related to remaining a stand-alone institution and execution risk for each potential transaction. The committee then directed management to call a board meeting as soon as possible to present each letter of intent to the full board for consideration.

On April 11, 2018, State Bank’s board of directors held a meeting that was also attended by Mr. Brown, and representatives of Nelson Mullins, Sandler O’Neill and Raymond James, to discuss the non-binding letters of intent from Cadence and Party D. The board reviewed with Sandler O’Neill and Raymond James the terms of each letter of intent. The State Bank board, in consultation with Sandler O’Neill and Raymond James, also evaluated the pro forma financial impact of each proposed transaction on State Bank and Cadence or Party D, as applicable, and how each proposal compared to selected precedent transactions.

The board discussed with Sandler O’Neill and Raymond James the price ranges proposed by Cadence and Party D, respectively, reverse due diligence, proposed cost savings and synergies, corporate strategies and growth. The board members then discussed, among other things, risks and opportunities with pursing a stand-alone strategy, including various challenges in the banking environment, risks related to succession planning, the strength of State Bank’s current credit metrics and the need to deploy excess capital. Nelson Mullins then advised the board that because neither letter of intent included an exclusivity provision, and because each was non-binding, the board could execute both letters of intent. Nelson Mullins discussed with the State Bank board how a parallel negotiation process would operate. Following extensive discussion, the board authorized management to proceed with negotiating and executing each letter of intent.

Also, on April 11, 2018, the independent directors committee discussed engaging Kilpatrick Townsend & Stockton LLP, which we refer to as Kilpatrick, to advise the independent directors in the process of considering strategic alternatives. The committee unanimously approved engaging Kilpatrick as counsel to the independent directors committee.

Following the April 11th meeting of State Bank’s board, State Bank made available to each of Cadence and Party D certain due diligence materials in an electronic data room. State Bank also coordinated reverse due diligence investigations of each interested party and instructed Nelson Mullins to draft a definitive merger agreement that could be provided to each of Cadence and Party D. On April 18, 2018, Nelson Mullins delivered the initial draft of such definitive merger agreement to State Bank for internal review. On April 21, 2018, Cadence delivered to State Bank a separate initial draft of its form of definitive merger agreement. On April 22, 2018, Nelson Mullins and State Bank revised Cadence’s draft to reflect terms favorable to State Bank from State Bank’s proposed form of definitive agreement. During this time, Nelson Mullins performed reverse legal due diligence on Cadence and Party D, including review of publicly filed documents. On April 24, 2018, Sandler O’Neill delivered the initial draft of State Bank’s form of definitive merger agreement to Party D.

On April 23 and 24, 2018, Cadence conducted on-site interviews with State Bank management from all major areas of operations. On April 24, 2018, State Bank’s board along with some members of management met over dinner with Cadence’s executive management to discuss the potential strategic transaction between the two parties.

On April 24, 2018, State Bank’s financial advisors requested that Cadence and Party D submit their final bids to State Bank on May 8, 2018.

On April 25, 2018, State Bank’s board met and continued to discuss the status of the process with each of Party D and Cadence, and Party D and Cadence each delivered a presentation to the State Bank board describing the strategic merits of a potential business combination between such party and State Bank. The independent directors committee held a meeting on the same day with representatives of Kilpatrick in attendance. Representatives of Kilpatrick reviewed with the State Bank board of directors their fiduciary duties. The committee discussed engaging an additional financial advisor to render a fairness opinion on a non-contingent fee basis. The committee agreed that it would consider the prior engagement of Raymond James and Sandler O’Neill as State Bank’s financial advisors and either confirm that it was satisfied with such arrangements or seek changes to them.

Also on April 25, 2018, Cadence’s board of directors held a meeting to review with Cadence management the status of discussions with State Bank and Cadence’s ongoing due diligence investigations with respect to State Bank.

On April 26, 2018, Sandler O’Neill delivered a revised draft of the merger agreement to Cadence.

On April 27, 2018, Party D performed due diligence and in-person interviews of State Bank’s management.

On May 1, 2018, Cadence delivered a revised draft to State Bank largely accepting changes requested by State Bank and Nelson Mullins. On May 1 and 2, 2018, Messrs. Evans and Wiley had discussions regarding the potential transaction with members of Cadence’s management.

On May 2, 2018, the M&A committee of Cadence’s board of directors held a meeting to review with Cadence management the status of discussions with State Bank and receive an update on Cadence’s ongoing due diligence investigations with respect to State Bank.

On May 2, 2018, State Bank conducted telephonic reverse due diligence with Party D.

On May 3 and 4, 2018 State Bank and its advisors conducted reverse due diligence with Cadence.

On May 3, 2018, State Bank’s strategic committee held a meeting that was also attended by Mr. Evans, Mr. Brown, John Willis (in-house legal counsel), and representatives of Nelson Mullins, Sandler O’Neill and Raymond James, to provide an update on the status of discussions with each of Cadence and Party D and review and discuss the materials provided by Nelson Mullins analyzing the material terms of the current Cadence draft merger agreement and the draft merger agreement provided to Party D, including a comparison to precedent transactions. The strategic committee also reviewed and discussed with Sandler O’Neill and Raymond James each firm’s prior investment banking and financial advisory services provided to Cadence and Party D, and both firms confirmed for the committee, among other things, that neither firm had any current investment banking services engagement with either Cadence or Party D.

On May 4, 2018, State Bank’s board of directors held a meeting that was also attended by Mr. Brown, Mr. Willis, and representatives of Nelson Mullins, Kilpatrick, Sandler O’Neill and Raymond James, to provide an update on the status of discussions with each of Cadence and Party D and review and discuss the materials provided by Nelson Mullins analyzing the material terms of the current Cadence draft merger agreement and the draft merger agreement provided to Party D, including a comparison to precedent transactions. The terms discussed, included, among others, the form of consideration, the scope of representations and warranties, the scope of covenants, termination fees and termination provisions, and closing conditions. The State Bank board also passed a resolution authorizing the independent directors committee to among other things review, evaluate, and, if it deemed appropriate in its sole discretion, negotiate and make recommendations to the full board regarding a potential business combination (including with Cadence, Party D or any other entity that the independent directors committee might determine to pursue) or other strategic alternatives available to State Bank to enhance realizable value for State Bank’s shareholders. The resolution also authorized the independent directors committee to engage such professional advisors and consultants (including attorneys, investment bankers, and others it deemed prudent) to assist the independent directors committee in its review and evaluation process.

On May 4, 2018, State Bank’s independent directors committee also held a meeting that was attended by representatives of Kilpatrick, Nelson Mullins, Sandler O’Neill and Raymond James. At the meeting, the independent directors committee reviewed and discussed the prior investment banking and financial advisory services provided by each of Sandler O’Neill and Raymond James to Cadence and Party D. Each of the firms confirmed that it had no current investment banking services engagements with either Cadence or Party D and that it had no active proposals to be engaged by Cadence or Party D. The committee determined that the prior business relations of the financial advisors with Cadence and Party D were not material in the context of the proposed transaction and were not expected to impair the financial advisors’ ability to perform financial advisory services for the board. The committee then ratified the selection and terms of engagement of each of Raymond James and Sandler O’Neill as financial advisors to State Bank. The committee also decided at this meeting to engage FIG Partners LLC, which we refer to as FIG Partners, to provide a separate fairness opinion to the independent directors committee on a non-contingent fee basis. The committee considered that FIG Partners had no material relationships with either Cadence or Party D and had not previously performed any investment banking services for State Bank.

On May 4, 2018, the M&A committee of Cadence’s board of directors held a meeting to review with Cadence management the status of discussions with State Bank.

On May 4, 2018, Party D’s legal counsel delivered a revised draft merger agreement back to Nelson Mullins, which contained substantial revisions. On May 5, 2018, Nelson Mullins and State Bank reviewed Party D’s revisions to the draft merger agreement. On May 6, 2018, Nelson Mullins and State Bank management discussed the unresolved issues in the draft merger agreements received from each of Cadence and Party D.

Also on May 6, 2018, Mr. Evans had dinner with Messrs. Murphy and Tortorici of Cadence and discussed, among other things, integration matters. Mr. Evans emphasized to Cadence that it needed to bid competitively in order for State Bank to approve the merger transaction.

On May 7, 2018, Mr. Wiley met with Party D to deliver a similar message that Party D should submit its most competitive pricing on the bid deadline, May 8, 2018.

On May 7, 2018, Nelson Mullins and Wachtell, Lipton, Rosen & Katz, special counsel to Cadence, which we refer to as Wachtell Lipton, resolved the final open issues (other than price) in the draft merger agreement delivered by Cadence. On the same day, Nelson Mullins delivered a revised draft merger agreement to Party D’s counsel incorporating comments that caused the Party D draft to be substantively similar to the Cadence draft and had a call with Party D’s legal counsel regarding the revisions.

On May 7, 2018, the M&A committee of Cadence’s board of directors held a meeting to review with Cadence management the status of discussions with State Bank.

On May 7, 2018, Cadence’s board of directors held a meeting that was also attended by representatives of Wachtell Lipton and Goldman Sachs & Co. LLC, which we refer to as Goldman Sachs, to review the status of discussions with State Bank, the outcome of Cadence’s due diligence investigations with respect to State Bank, the materials provided by Wachtell Lipton analyzing the material terms of the current Cadence draft merger agreement, which reflected the resolution of open issues (other than price), and the materials provided by Goldman Sachs describing its financial analyses of a potential business combination of Cadence and State Bank. Following discussion, the Cadence board of directors authorized the submission by Cadence management of a final bid to State Bank reflecting a fixed exchange ratio of 1.16x shares of Cadence common stock.

On May 8, 2018, each of Cadence and Party D submitted its final bid to State Bank.

Cadence proposed an all-stock transaction with a fixed exchange ratio of 1.16x shares of Cadence common stock, implying a price of $34.67 per share of State Bank common stock which represented a 11.7% premium to State Bank’s 30-day volume weighted average price. Cadence also offered State Bank three board positions on each of Cadence’s board of directors and Cadence Bank’s board of directors and provided that it would relocate Cadence Bank’s headquarters from Birmingham, Alabama to Atlanta, Georgia. Cadence indicated that it had completed its due diligence and that it was ready to immediately approve and execute the merger agreement.

Party D proposed an all-stock transaction with a fixed exchange ratio implying a price of $33.62 per share of State Bank common stock which represented an 8.3% premium to State Bank’s 30-day volume weighted average price. Party D specifically noted several remaining open items in its definitive agreement, which State Bank deemed resolvable, and stated that Party D would need to complete due diligence and obtain final approval of Party D’s board of directors, which would take at least two weeks after receiving confirmation from State Bank that it would proceed with Party D.

On May 9, 2018, State Bank’s strategic committee met to review the final bids from Cadence and Party D, the latest drafts of the merger agreements and presentations from State Bank’s financial advisors with respect to Cadence and Party D.

On May 10, 2018, State Bank’s board met to discuss the potential business combinations proposed by Cadence and Party D, respectively. Representatives of Sandler O’Neill, Raymond James, Nelson Mullins and Kilpatrick attended the meeting. State Bank management and the strategic committee updated the board on the discussions with Cadence regarding Cadence’s proposed business combination. Representatives of Sandler O’Neill and Raymond James reviewed the potential pro forma effects of Cadence’s proposed transaction and the geographic footprint of the combined company following Cadence’s proposed transaction. In addition, representatives of Sandler O’Neill and Raymond James provided an overview of State Bank’s financial position as a standalone company and in combination with either Cadence or Party D. Sandler O’Neill and Raymond James also discussed the negotiations with each of Cadence and Party D and their respective views that neither Cadence nor Party D would increase the exchange ratio it had offered. The State Bank board of directors then had an extensive discussion of the proposed combination with Cadence, including the greater value of the merger consideration as compared to the proposed combination with Party D and the execution risks of the proposed combination with Cadence, including relative to the proposed combination with Party D, and concluded that, given that Party D had not completed its due diligence, the execution risks of the immediately actionable transaction with Cadence were less significant than with Party D.

On May 10, 2018, State Bank’s independent directors committee met with Kilpatrick and FIG Partners in attendance to review the final bids from Cadence and Party D and the latest drafts of the merger agreements. Representatives of Nelson Mullins and Kilpatrick reviewed with the State Bank board of directors their fiduciary duties. The independent directors committee considered the strategic alternatives available to State Bank, including engaging in a transaction with Cadence or Party D, seeking additional bidders or remaining a stand-alone institution. The committee considered among other things the factors described under “—State Bank’s Reasons for the Merger; Recommendation of the State Bank Board of Directors.” Following discussion, the committee unanimously agreed that it was in the best interests of State Bank shareholders for State Bank to pursue a business combination transaction, that the transaction proposed by Cadence was the best transaction available and that it was not in the best interests of State Bank shareholders to seek additional bidders. The committee directed management and Nelson Mullins to proceed to finalize a merger agreement with Cadence and to present it to the committee for its consideration.

On May 11, 2018, Cadence’s board of directors held a meeting that was also attended by representatives of Wachtell Lipton and Goldman Sachs. Representatives of Wachtell Lipton reviewed with the Cadence board of directors their fiduciary duties. At the request of Cadence’s board of directors, Goldman Sachs rendered to the Cadence board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion dated May 11, 2018, the exchange ratio of 1.16 shares of Cadence Class A common stock to be paid by Cadence for each share of State Bank common stock pursuant to the merger agreement was fair from a financial point of view to Cadence. The Cadence board of directors, taking into consideration the matters discussed during the meeting and in prior meetings of the Cadence board of directors, including consideration of the factors described under “—Cadence’s Reasons for the Merger,” determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of Cadence and its stockholders and approved the execution, delivery and performance by Cadence of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

On May 11, 2018, State Bank’s board of directors held a meeting and, at the request of the State Bank board of directors, Sandler O’Neill and Raymond James then rendered their respective oral opinions with respect to the Cadence transaction, which were confirmed by delivery of written opinions dated May 11, 2018, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio of 1.16x provided for in the merger was fair, from a financial point of view, to holders of State

Bank common stock. In addition, representatives of Nelson Mullins discussed with the board the terms of the final transaction documents to be executed with Cadence. The meeting was then adjourned and a meeting of State Bank’s independent directors committee was convened.

State Bank’s independent directors committee met, along with representatives from Kilpatrick and Nelson Mullins, and, at the request of the State Bank independent directors committee, FIG Partners then rendered its oral opinion with respect to the Cadence transaction, which was confirmed by delivery of a written opinion dated May 11, 2018, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio of 1.16x provided for in the merger was fair, from a financial point of view, to holders of State Bank common stock. In addition, representatives of Kilpatrick discussed with the committee the terms of the final transaction documents to be executed with Cadence. Following these discussions, and review and discussion among the members of the State Bank independent directors committee, including consideration of the factors described under “—State Bank’s Reasons for the Merger; Recommendation of the State Bank board of directors,” the State Bank independent directors committee passed a resolution recommending that the State Bank board determine that the merger agreement with Cadence and the transactions contemplated by the merger agreement, including the merger of State Bank and Cadence, were advisable and in the best interests of State Bank and its shareholders. The State Bank independent directors committee then adjourned.

The full State Bank board then reconvened its meeting, after considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting and in prior meetings of the State Bank board, the State Bank strategic committee and the resolution of the State Bank independent directors committee, including consideration of the factors described under “—State Bank’s Reasons for the Merger; Recommendation of the State Bank board of directors,” the State Bank board of directors determined that the merger agreement with Cadence and the transactions contemplated by the merger agreement, including the merger of State Bank and Cadence, were advisable and in the best interests of State Bank and its shareholders and voted to adopt and approve the merger agreement and the transactions contemplated by the merger agreement.

On the Friday evening of May 11, 2018, State Bank and Cadence finalized and executed the merger agreement. On the afternoon of May 13, 2018, State Bank and Cadence issued a joint press release announcing the execution of the merger agreement.

Cadence’s Reasons for the Merger

In evaluating the merger, the Cadence board of directors consulted with Cadence management, as well as independent legal and financial advisors, and, in the course of reaching its decision to approve the merger agreement, to adopt the merger and the other transactions contemplated by the merger agreement, and to recommend that Cadence stockholders adopt the merger agreement, the Cadence board of directors considered a number of factors, including the following material factors:

•	its understanding of the current and prospective environment in which Cadence and State Bank operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Cadence both with and without the proposed transaction;

•

each of Cadence’s, State Bank’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Cadence board of directors considered its view that State Bank’s financial condition and asset quality were sound, that State Bank’s business and operations complemented those of Cadence, and that the merger would result in a combined company with a larger market presence and more diversified business mix as well as an attractive funding base, including through core deposit funding, and stronger asset quality. The

Cadence board of directors further considered that State Bank’s earnings and prospects, and synergies potentially available in the proposed transaction, created an opportunity for the combined company to have superior future earnings and prospects compared to Cadence’s earnings and prospects on a stand-alone basis. In particular, the Cadence board of directors considered the following:

•	its belief that the merger will combine two strong and growing banking institutions to create a leading regional banking franchise with an enhanced commercial lending expertise and complementary product sets, bolstering Cadence’s lending presence with full service banking in the highly attractive Atlanta market;

•	the potential for bringing together seasoned bank operators built on a common vision with similar values, with talented, motivated workforces and compatible corporate cultures;

•	the similarity of the businesses, balance sheets and management teams;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital, and footprint;

•	its review and discussions with Cadence’s management and advisors concerning Cadence’s due diligence examination of State Bank’s business;

•	the anticipated positive impact of the merger on the combined company’s capital position, including regulatory capital levels, and the combined company’s potential ability to generate substantial internal capital to support future growth;

•	the participation of three of State Bank’s directors in the combined company which the Cadence board of directors believed would enhance the likelihood of realizing the strategic benefits that Cadence expects to derive from the merger;

•	Cadence’s successful track record of creating stockholder value through its acquisitions of Cadence Bank in 2011, the deposits and assets of Superior Bank in 2011 and Encore Bancshares in 2012, including its proven experience in successfully integrating acquired businesses and retaining key personnel, and Cadence management’s belief that Cadence will be able to integrate State Bank with Cadence successfully;

•	the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Cadence’s stockholders;

•	the financial analyses presented to the Cadence board of directors by Goldman Sachs and the oral opinion rendered by Goldman Sachs, subsequently confirmed by delivery of a written opinion dated May 11, 2018, to the Cadence board of directors to the effect that, as of May 11, 2018 and based on and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Cadence, summarized below under “—Opinion of Goldman Sachs & Co. LLC”; and

•	its review with Cadence’s outside legal counsel, Wachtell, Lipton, Rosen & Katz, of the terms of the merger agreement, including deal protection and termination fee provisions.

The Cadence board of directors also considered potential risks relating to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:

•	the possibility of encountering difficulties in achieving anticipated cost savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating State Bank’s business, operations, and workforce with those of Cadence;

•

the transaction-related restructuring charges and other merger-related costs, including the payments and other benefits to be received by State Bank directors and executive officers in connection with the merger pursuant to existing State Bank plans and compensation arrangements and the merger agreements more fully described under “—Interests of State Bank’s Directors and Executive Officers in the Merger”;

•	diversion of management attention and resources from the operation of Cadence’s business towards the completion of the merger; and

•	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions.

The foregoing discussion of the information and factors considered by the Cadence board of directors is not intended to be exhaustive, but includes the material factors considered by the Cadence board of directors. In reaching its decision to adopt the merger agreement, to approve the merger and the other transactions contemplated by the merger agreement, the Cadence board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Cadence board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Cadence board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Cadence and the Cadence stockholders, and declared that the merger agreement is advisable, and (ii) approved the execution, delivery and performance by Cadence of the merger agreement and the transactions contemplated thereby, including the merger. The Cadence written consent approving (i) the adoption of the merger agreement and (ii) the issuance of shares of Cadence Class A common stock in connection with the merger as contemplated by the merger agreement was obtained on May 11, 2018.

Unaudited Prospective Financial Information of Cadence

Cadence does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results given, among other reasons, the uncertainty of realizing the underlying assumptions and estimates. However, Cadence is including in this joint information statement/proxy statement and prospectus certain unaudited prospective financial information that was provided to the Cadence board of directors in connection with its evaluation of the merger. Unaudited prospective financial information relating to Cadence was also provided to Goldman Sachs, financial advisor to Cadence. The inclusion of this information should not be regarded as an indication that any of Cadence, State Bank, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it necessarily to be predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Cadence’s business, all of which are difficult to predict and many of which are beyond Cadence’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Cadence can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information not to be realized include, but are not limited to, risks and uncertainties relating to Cadence’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint information statement/proxy statement and prospectus and in Cadence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the other reports filed by Cadence with the SEC.

The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Cadence can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this joint information statement/proxy statement and prospectus, similar estimates and assumptions would be used. CADENCE DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NOT REALIZED, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW. The unaudited prospective financial information does not take into account the possible financial and other effects on Cadence of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, potential synergies that may be achieved by the combined company as a result of the merger or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Cadence of any possible failure of the merger to occur. None of Cadence, State Bank or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Cadence stockholder or State Bank shareholder or other person regarding Cadence’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The summary of the unaudited prospective financial information included below is being provided solely because it was made available to Cadence’s financial advisor in connection with the merger.

	Cadence Fiscal Year Ending December 31,
(Dollar amounts in millions, except for per share amounts)	2018E	2019E	2020E	2021E	2022E
Revenue	$481	$526	$576	$630	$689
Noninterest expense	246	263	283	303	325
Income before taxes	213	235	263	294	326

Net income	$167	$184	$205	$229	$254

Earnings per share, diluted	$1.97	$2.17	$2.42	$2.71	$3.00

Tangible common equity	$1,125	$1,251	$1,398	$1,570	$1,766

As described under “—Unaudited Prospective Financial Information of State Bank,” during the course of due diligence for the merger, certain unaudited prospective financial information with respect to State Bank was made available by State Bank to Cadence and its financial advisor. In connection with the evaluation of the merger, Cadence management instructed Goldman Sachs to utilize such unaudited prospective financial information, as adjusted by Cadence management, for purposes of its financial analyses in connection with its fairness opinion. Such adjusted unaudited prospective financial information is set forth below.

	State Bank Fiscal Year Ending December 31,
(Dollar amounts in millions, except for per share amounts)	2018E	2019E	2020E	2021E	2022E
Revenue	$269	$284	$300	$313	$331
Noninterest expense	154	155	159	164	169
Income before taxes	105	119	129	136	148

Net income	$81	$92	$99	$105	$114

Earnings per share, diluted	$2.06	$2.34	$2.54	$2.67	$2.90

Tangible common equity	$593	$655	$722	$791	$867

In addition, for purposes of performing certain of Goldman Sachs’ financial analyses, Cadence instructed Goldman Sachs to incorporate projected pre-tax cost synergies of 30% of State Bank’s noninterest expense phased in over two years.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. Neither Cadence’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant report of Ernst & Young LLP incorporated by reference in this joint information statement/proxy statement and prospectus relates to Cadence’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so.

In light of the foregoing, and considering the uncertainties inherent in forecasting information, Cadence stockholders and State Bank shareholders are cautioned not to place unwarranted reliance on such information, and Cadence urges all Cadence stockholders and State Bank shareholders to review Cadence’s most recent SEC filings for a description of Cadence’s reported financial results. See “Where You Can Find More Information.”

Opinion of Goldman Sachs & Co. LLC

At a meeting of the Cadence board of directors held on May 11, 2018, Goldman Sachs rendered to the Cadence board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio of 1.16 shares of Cadence Class A common stock to be paid by Cadence for each share of State Bank common stock, pursuant to the merger agreement was fair from a financial point of view to Cadence.

The full text of the written opinion of Goldman Sachs, dated May 11, 2018, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex B. The summary of the Goldman Sachs opinion contained in this document is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Cadence board of directors in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of Cadence Class A common stock should vote with respect to the proposed transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the annual report to stockholders and the Annual Report on Form 10-K of Cadence for the year ended December 31, 2017;

•	Cadence’s Registration Statement on Form S-1, including the prospectus, dated November 9, 2017;

•	annual reports to stockholders and Annual Reports on Form 10-K of State Bank for the five years ended December 31, 2017;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Cadence and State Bank;

•	certain other communications from Cadence and State Bank to their respective stockholders;

•	certain publicly available research analyst reports for Cadence and State Bank;

•	certain internal financial analyses and forecasts for State Bank prepared by its management; and

•	certain internal financial analyses and forecasts for Cadence on a stand-alone basis, certain financial analyses and forecasts for State Bank, and certain financial analyses and forecasts for Cadence on a pro forma basis giving effect to the proposed transaction, in each case as prepared by the management of Cadence and approved for Goldman Sachs’ use by Cadence, which we refer to as the Forecasts, and certain operating synergies and transaction adjustments projected by the management of Cadence to result from the proposed transaction, as approved for Goldman Sachs’ use by Cadence, which we refer to as the Synergies.

Goldman Sachs also held discussions with members of the senior management of Cadence and State Bank regarding their assessment of the past and current business operations, financial condition and future prospects of State Bank and with the members of senior management of Cadence regarding their assessment of the past and current business operations, financial condition and future prospects of Cadence and the strategic rationale for, and the potential benefits of, the proposed transaction; reviewed the reported price and trading activity for the Cadence Class A common stock and State Bank common stock; compared certain financial and stock market information for Cadence and State Bank with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the board of directors of Cadence, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the board of directors of Cadence that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cadence. Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Cadence or State Bank or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and, accordingly, Goldman Sachs assumed that such allowances were in the aggregate adequate to cover such losses. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on Cadence or State Bank or on the expected benefits of the proposed transaction in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the proposed transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Cadence to engage in the proposed transaction, or the relative merits of the proposed transaction as compared to any strategic alternatives that may be available to Cadence; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view, to Cadence, as of May 11, 2018, of the exchange ratio pursuant to the merger agreement. The merger agreement provides that the Company may elect to increase the exchange ratio on the terms set forth in section 8.1(h) of the merger agreement. Goldman did not express any opinion on any such increase or election. Goldman Sachs also did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the proposed transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed transaction, including, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Cadence; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cadence or State Bank, or any class of such persons, in connection with the proposed transaction, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the Cadence Class A common stock will trade at any time or as to the impact of the proposed transaction on the solvency or viability of Cadence or State Bank or the ability of Cadence or State Bank to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of May 11, 2018, the date of Goldman Sachs’ opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after May 11, 2018. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Cadence board of directors in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of shares of Cadence Class A common stock should vote with respect to the proposed transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses presented by Goldman Sachs to the Cadence board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 10, 2018, and is not necessarily indicative of current market conditions.

Analysis of Implied Deal Premia and Multiples

Goldman Sachs calculated and compared certain premia and multiples using the closing price for shares of State Bank common stock on May 10, 2018, the last trading day prior to the date upon which Goldman Sachs rendered its opinion to the Cadence board of directors, and the implied value of the merger consideration to be paid by Cadence for each share of State Bank common stock pursuant to the merger agreement. For purposes of its analysis, Goldman Sachs calculated an implied value for the merger consideration of $34.87 by multiplying the exchange ratio of 1.160 by $30.06, the closing price for the shares of Cadence Class A common stock on May 10, 2018.

Goldman Sachs calculated and/or compared the following:

•

the closing share price of $33.13 for the State Bank common stock on May 10, 2018, relative to the State Bank share price on May 10, 2018, the average trading price for the shares of State Bank common stock over the 30-day, 60-day and 90-day time periods ended May 10, 2018, the high trading price for the shares of State Bank common stock over the 52-week period ended May 10, 2018, and the all-time high trading price for the shares of State Bank common stock;

•	the implied premia represented by the $34.87 implied value of the merger consideration relative to:

•	the State Bank share price on May 10, 2018,

•	the average trading price for the shares of State Bank common stock over the 30-day, 60-day and 90-day time periods ended May 10, 2018,

•	the high trading price for the shares of State Bank common stock over the 52-week period ended May 10, 2018, and

•	the all-time high trading price for the shares of State Bank common stock;

•	the closing share price of $33.13 for the State Bank common stock on May 10, 2018, as a multiple of the estimated earnings per share, or EPS, for 2018 and 2019 for State Bank, calculated using both the EPS estimates for State Bank reflected in the Forecasts and median EPS estimates for State Bank published by Institutional Broker Estimate System, or “IBES”, as of May 10, 2018;

•	the $34.87 implied value of the merger consideration as a multiple of the price to estimated EPS for 2018 and 2019 for State Bank, calculated using both the EPS estimates for State Bank reflected in the Forecasts and median EPS estimates for State Bank published by IBES as of May 10, 2018;

•	the closing share price of $33.13 for the State Bank common stock on May 10, 2018 as a multiple of the tangible book value per share, or “TBV per share,” for State Bank, as of March 31, 2018, using TBV per share information provided by management of State Bank; and

•	the $34.87 implied value of the merger consideration as a multiple of TBV per share for State Bank as of March 31, 2018.

Premia

Difference/Implied Premium to following prices for State Bank:	State Bank May 10, 2018 Closing Price	Implied Value of Merger Consideration
May 10, 2018 Closing Price	—	5.3%
30-Day Average Price	5.5%	11.1%
60-Day Average Price	7.7%	13.4%
90-Day Average Price	8.4%	14.0%
52-Week High Price	—	5.3%
All-Time High Price	—	5.3%

Implied Multiples

	Management Forecasts		IBES Median Estimates
	State Bank May 10, 2018 Closing Price	Implied Value of Merger Consideration	State Bank May 10, 2018 Closing Price	Implied Value of Merger Consideration
Price/2018E EPS	16.1x	17.0x	14.9x	15.7x
Price/2019E EPS	14.2x	14.9x	13.9x	14.7x

	State Bank May 10, 2018 Closing Price	Implied Value of Merger Consideration
Price/ 3/31/18 TBV per share	2.3x	2.5x

Selected Companies Analyses for State Bank

Goldman Sachs reviewed and compared certain financial information for State Bank to corresponding financial information and public market multiples for the eleven selected publicly traded companies in the banking industry listed below. Although none of the selected companies is directly comparable to State Bank, the selected companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of State Bank.

For each of State Bank and the selected companies, Goldman Sachs calculated and compared its closing price per share as of May 10, 2018 as a multiple of each of:

•	estimated EPS for the next twelve months period, or the “NTM period,” ended March 31, 2019;

•	estimated EPS for calendar year 2018 and 2019; and

•	its stated book value, or “SBV,” per share and TBV per share as of its most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of May 10, 2018.

For purposes of its calculations, Goldman Sachs used NTM period, 2018 and 2019 EPS estimates for State Bank and the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of May 10, 2018. For State Bank, Goldman Sachs also used the NTM period, 2018 and 2019 EPS estimates reflected in the Forecasts as well as such estimates excluding excess purchase accounting accretion, or excess PAA. Goldman Sachs used SBV per share and TBV per share information for State Bank and for the selected companies as publicly disclosed by each company as of May 10, 2018.

The multiples calculated by Goldman Sachs for State Bank and the median of the multiples calculated by Goldman Sachs for the selected companies are as follows:

Company	Price/NTM Period EPS	Price/2018E EPS	Price/2019E EPS	Price/SBV per share	Price/TBV per share
Ameris Bancorp	14.6x	15.8x	12.9x	2.0x	2.6x
CenterState Bank Corporation	14.6x	15.2x	13.8x	1.8x	3.1x
FCB Financial Holdings, Inc.	15.3x	16.3x	13.9x	2.1x	2.4x
Home BancShares, Inc.	13.0x	13.4x	12.5x	1.8x	3.2x
Fidelity Southern Corporation	13.5x	14.3x	12.4x	1.5x	1.6x
Renasant Corporation	15.0x	16.0x	13.6x	1.5x	2.6x
ServisFirst Bancshares, Inc.	16.7x	17.5x	15.6x	3.7x	3.8x
Simmons First National Corporation	12.8x	13.2x	12.2x	1.4x	2.5x
Synovus Financial Corp.	14.5x	15.1x	13.7x	2.3x	2.3x
South State Corporation	14.6x	15.0x	14.2x	1.4x	2.6x
United Community Banks, Inc.	14.2x	14.8x	13.2x	1.9x	2.6x
Median	14.6x	15.1x	13.6x	1.8x	2.6x

State Bank
Management Forecasts	15.3x	16.1x	14.2x	2.0x	2.3x
IBES Median Estimates	14.5x	14.9x	13.9x	—	—
Management Forecasts (with EPS calculated excluding excess PAA)	17.3x	18.5x	15.6x	—	—

Based on the foregoing and its judgment and experience, Goldman Sachs applied indicative multiple ranges of Price/2019E EPS and Price/TBV per share, to the estimated EPS for 2019 (calculated excluding excess PAA for State Bank) reflected in the Forecasts, and the TBV per share as of March 31, 2018 for State Bank as provided by State Bank management, to derive ranges of illustrative values per share of State Bank common stock. For purposes of calculating the ranges of illustrative values per share based on Price/2019E EPS multiple ranges, Goldman Sachs added $0.42 per share, the present value per share Goldman Sachs calculated for the excess PAA applying a discount rate of 12.5%. The ranges of illustrative values per share of State Bank common stock calculated by Goldman Sachs are set forth below:

	Indicative Multiple Range	Range of Illustrative Values per Share of State Bank Common Stock
Price/2019E EPS	12.5x - 14.5x	$27.01 - $31.26
Price/TBV per share	2.4x - 2.8x	$33.96 - $39.62

Goldman Sachs also performed a regression analysis using the Price/TBV per share multiples for the selected companies calculated by Goldman Sachs as described above compared to the 2019 estimated return on average tangible common equity, or the “2019E ROATCE,” for the selected companies using the median estimates for such companies published by IBES as of May 10, 2018 to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2019E ROATCE. Goldman Sachs calculated that the closing price for the State Bank common stock on May 10, 2018 reflected a multiple (which we refer to as the market implied Price/TBV per share multiple) of approximately 2.3x the TBV per share as of March 31, 2018 for State Bank, as provided by State Bank management and observed the implied Price/TBV per share multiple of approximately 2.1x for State Bank on this regression line (which we refer to as the regression implied Price/TBV per share multiple).

By applying implied Price/TBV per share multiples ranging from 2.0x (0.1x less than the regression implied Price/TBV per share multiple referenced above), to 2.5x (approximately 0.1x more than the market implied Price/TBV per share multiple referenced above), to the TBV per share as of March 31, 2018 for State Bank, as provided by State Bank management (and adding $0.42 per share, the present value per share Goldman Sachs calculated for the excess PAA applying a discount rate of 12.5%), Goldman Sachs derived implied values per share of State Bank ranging from $28.66 to $34.69.

Selected Transactions Analyses

Goldman Sachs reviewed publicly available information relating to U.S. bank and thrift acquisition transactions announced since 2013 with transaction values exceeding $200 million.

Goldman Sachs reviewed the premia paid in these transactions over the closing share prices of the target companies one trading day prior to the public announcement of the relevant transactions based on information publicly available at that time.

Goldman Sachs observed that:

•	in such transactions announced prior to November 8, 2016, premiums in the 25th through 75th percentiles ranged from 8.9% to 30.0%, with a median of 15.9%;

•	in such transactions announced after November 8, 2016, premiums in the 25th through 75th percentiles ranged from (2.7%) to 19.0%, with a median of 10.2%; and

•	in all such transactions, premiums in the 25th through 75th percentiles ranges from 7.6% to 29.1%, with a median of 15.5%.

Goldman Sachs also reviewed and compared certain publicly available information relating to U.S. bank acquisition transactions announced since 2015 with transaction values exceeding $500 million and involving target companies headquartered in the southeastern United States.

Goldman Sachs calculated and compared with respect to each of the selected transactions:

•	the premium paid in the transaction over the closing share price of the target company one trading day prior to the public announcement of the transaction;

•	the implied value of the consideration per target company share paid in the transaction as a multiple of the target company’s estimated EPS for its first full fiscal year after the announcement of the applicable transaction, or “Price/FY + 1 EPS”; and

•	the implied value of the consideration per target company share paid in the transaction as a multiple of TBV per share, or “Price/TBV per share,” of the target company as of the last full fiscal quarter prior to the announcement of the applicable transaction.

For purposes of its calculations, Goldman Sachs used estimates for EPS for each target company’s first full fiscal year after the announcement of the applicable transaction reflecting the most recent median estimates for such company published by SNL Financial prior to the announcement of the applicable transaction, and Goldman Sachs used TBV per share figures publicly disclosed for each target company for the last quarter end prior to the announcement of the applicable transaction.

The median of the multiples calculated by Goldman Sachs for the selected transactions are listed below:

Announcement Date	Target	Acquirer	Implied Premium	Price/FY+1 EPS	Price/ TBV per share
July 26, 2017	USAmeriBancorp, Inc.	Valley National Bancorp	—	—	2.4x
May 22, 2017	Xenith Bankshares, Inc.	Union Bankshares Corporation	10.4%	27.5x	1.6x
May 4, 2017	Capital Bank Financial Corp.	First Horizon National Corporation	(2.9%)	21.3x	2.0x
April 27, 2017	Park Sterling Corporation	South State Corporation	2.8%	21.8x	2.4x
March 27, 2017	Stonegate Bank	Home BancShares, Inc.	6.3%	19.7x	2.4x
February 28, 2017	Sabadell United Bank, N.A.	IBERIABANK Corporation	—	—	2.0
January 22, 2017	BNC Bancorp	Pinnacle Financial Partners, Inc.	(0.2%)	18.3x	2.7x
August 18, 2016	Cardinal Financial Corporation	United Bankshares, Inc.	1.7%	17.5x	2.2x
August 8, 2016	EverBank Financial Corp.	Teachers Insurance and Annuity Association of America	4.6%	14.3x	1.5x
July 21, 2016	Yadkin Financial Corporation	F.N.B. Corporation	9.7%	14.2x	2.2x
October 19, 2015	Community & Southern Holdings, Inc.	Bank of the Ozarks, Inc.	—	—	2.0
March 2, 2015	Square 1 Financial, Inc.	PacWest Bancorp	(0.7%)	22.0x	2.6x
Median			2.8%	19.7x	2.2x

Based on its review of the data summarized above and its judgment and experience, Goldman Sachs applied indicative ranges of One-Day Offer Premia, Consideration/FY + 1 EPS and Consideration/TBV per share multiples indicated below to the closing share price of $33.13 for the State Bank common stock on May 10, 2018, the last trading day prior to the date upon which Goldman Sachs rendered its opinion to the Cadence board of directors; estimated EPS for 2018 for State Bank (calculated excluding excess PAA) as reflected in the Forecasts; and TBV per share of State Bank as of March 31, 2018 as provided by management of State Bank to derive ranges of illustrative values per share State Bank common stock. For purposes of calculating the range of illustrative values per share based on Price/FY + 1 EPS multiple range, Goldman Sachs added $0.42 per share, the present value per share Goldman Sachs calculated for the excess PAA applying a discount rate of 12.5%.

The indicative ranges of One-Day Offer Premia, Consideration/FY + 1 EPS and Consideration/TBV per share multiples, and the resulting ranges of illustrative values per share of State Bank common stock calculated by Goldman Sachs, are set forth below:

	Indicative Range	Range of Illustrative Values per Share of State Bank
One-Day Offer Premia	0% - 20%	$33.13 - $39.76
Price/FY + 1 EPS	18.0x - 22.0x	$32.68 - $39.85
Price/TBV per share	2.0x - 2.4x	$28.30 - $33.96

Although none of the target companies in the selected transactions are directly comparable to State Bank and none of the selected transactions are directly comparable to the proposed transaction, the selected transactions were chosen because the target companies were publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of State Bank, and as such, for purposes of the analysis, the selected transactions may be considered similar to the proposed transaction.

Illustrative Discounted Dividend Analyses for State Bank on a Stand-Alone Basis and taking into account Synergies

Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analyses on State Bank, both on a stand-alone basis and taking into account Synergies, to derive a range of illustrative present values per share of the State Bank common stock both on a stand-alone basis and taking into account Synergies.

Using discount rates ranging from 11.5% to 13.5%, reflecting estimates of the cost of equity for State Bank, Goldman Sachs derived a range of illustrative equity values for State Bank both on a stand-alone basis and taking into account Synergies by discounting to present value as of March 31, 2018, (a) distributions to State Bank’s shareholders over the period beginning March 31, 2018 through the year ending December 31, 2022, based on the Forecasts on a stand-alone basis and the Forecasts taking into account Synergies, respectively, and State Bank maintaining a common equity tier 1 ratio, or CET1 Ratio, of 9.0%, as instructed by Cadence management, and (b) a range of illustrative terminal values for State Bank as of December 31, 2023, calculated by applying illustrative price to EPS multiples ranging from 13.5x to 15.5x to the estimate of State Bank’s net income on a stand-alone basis for the year ending December 31, 2023, as reflected in the Forecasts and with Synergies valued by applying a perpetuity growth rate of 3%, to the estimated 2023 Synergies. Goldman Sachs derived the range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. To derive illustrative terminal values for State Bank, Goldman Sachs applied illustrative price to EPS multiples based on its professional judgment and experience and the multiples it calculated as described above under “Selected Companies Analyses for State Bank.”

Goldman Sachs divided the range of illustrative equity values it derived for State Bank by the total number of fully diluted shares of State Bank common stock outstanding as provided by State Bank management to derive illustrative present values per share of common stock of State Bank on a stand-alone basis ranging from $33.43 to $39.23 based on the Forecasts, and from $40.37 to $48.18 based on the Forecasts taking into account Synergies.

Selected Companies Analyses for Cadence

Goldman Sachs reviewed and compared certain financial information for Cadence to corresponding financial information and public market multiples for eight selected publicly traded companies in the banking industry headquartered in Texas listed below, which we refer to as the Texas selected companies, and to thirteen selected publicly traded companies in the banking industry headquartered in the southeastern United States, which we refer to as the southeastern selected companies. Although none of the selected companies is directly comparable to Cadence, the selected companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Cadence.

For each of Cadence and the selected companies, Goldman Sachs calculated and compared its closing price per share as of May 10, 2018 as a multiple of each of:

•	estimated EPS for the NTM period ended March 31, 2019;

•	estimated EPS calendar year 2018 and 2019; and

•	its SBV per share and TBV per share as of its most recently completed fiscal quarter for which SBV per share and TBV per share information was publicly available as of May 10, 2018.

For purposes of its calculations, Goldman Sachs used NTM period, 2018 and 2019 EPS estimates for Cadence and the selected companies reflecting the most recent median EPS estimates for such companies published by IBES as of May 10, 2018. For Cadence, Goldman Sachs also used the NTM period, 2018 and 2019 EPS estimates reflected in the Forecasts. Goldman Sachs used SBV per share and TBV per share information for Cadence and for the selected companies and Cadence as publicly disclosed by each company as of May 10, 2018.

The multiples calculated by Goldman Sachs for Cadence and the median of the multiples calculated by Goldman Sachs for the selected companies are as follows:

Company	Price/NTM Period EPS	Price/2018E EPS	Price/2019E EPS	Price/SBV per share	Price/TBV per share
Texas Selected Companies
Cullen/Frost Bankers, Inc.	17.2x	17.7x	16.4x	2.4x	3.1x
Green Bancorp, Inc.	12.8x	13.7x	11.7x	1.8x	2.3x
Hilltop Holdings Inc.	12.7x	13.6x	11.4x	1.1x	1.3x
Independent Bank Group, Inc.	15.3x	16.2x	14.0x	1.6x	3.2x
LegacyTexas Financial Group, Inc.	14.5x	15.5x	13.1x	2.2x	2.6x
Prosperity Bancshares	15.6x	16.2x	14.8x	1.4x	2.7x
Southside Bancshares Inc.	13.8x	14.4x	13.1x	1.6x	2.2x
Texas Capital Bancshares, Inc.	15.9x	16.6x	15.0x	2.4x	2.4x
Median	14.9x	15.8x	13.5x	1.7x	2.5x

Southeastern Selected Companies
BancorpSouth Bank	14.6x	15.0x	13.9x	1.7x	2.4x
Bank of the Ozarks	12.3x	13.0x	11.2x	1.8x	2.2x
BankUnited, Inc.	12.7x	12.4x	13.0x	1.4x	1.5x
BOK Financial Corporation	15.2x	15.4x	14.9x	1.9x	2.2x
FCB Financial Holdings, Inc.	15.3x	16.3x	13.9x	2.1x	2.4x
First Horizon National Corporation	12.1x	12.8x	11.1x	1.5x	2.4x
Hancock Holding Company	13.0x	13.4x	12.4x	1.5x	2.1x
IBERIABANK Corporation	11.7x	12.3x	10.9x	1.2x	1.8x
Pinnacle Financial Partners, Inc.	13.3x	13.8x	12.6x	1.4x	2.7x
Renasant Corporation	15.0x	16.0x	13.6x	1.5x	2.6x
Simmons First National Corporation	12.8x	13.2x	12.2x	1.4x	2.5x
Trustmark Corporation	14.5x	14.8x	14.1x	1.4x	1.9x
United Community Banks, Inc.	14.2x	14.8x	13.2x	1.9x	2.6x
Median	13.3x	13.8x	13.0x	1.5x	2.4x

All Selected Companies Median	14.2x	14.8x	13.1x	1.6x	2.4x

Cadence (Management Forecasts)	14.7x	15.3x	13.9x	1.9x	2.4x
Cadence (IBES Median Estimates)	14.4x	14.9x	13.7x	—	—

Based on the foregoing and its judgment and experience, Goldman Sachs applied an indicative multiple range of 11.5x to 13.5x to the estimated EPS for 2020, for Cadence reflected in the Forecasts on a stand-alone basis, and reflected in the Forecasts, taking into account the Synergies, on a pro-forma basis, to derive ranges of illustrative values per share of Cadence Class A common stock on a stand-alone basis and on a pro-forma basis as listed below:

Range of Illustrative Values per Share of State Bank Common Stock
Stand-Alone	$27.83 - $32.67
Pro-Forma	$29.53 - $34.66

Illustrative Present Value of Future Stock Price Analyses for Cadence

Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of shares of Cadence Class A common stock on a stand-alone basis and on a pro-forma basis giving effect to the proposed transaction.

Goldman Sachs derived a range of theoretical future values per share for the shares of Cadence Class A common stock on a stand-alone basis as of December 31, 2019 and 2020 by applying illustrative price to EPS multiples of 13.5x and 15.5x to the estimates of Cadence’s EPS for the fiscal years ending December 31, 2020 and 2021, respectively, reflected in the Forecasts. By applying a discount rate of 12.5%, reflecting an estimate of Cadence’s cost of equity on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2018 the theoretical future values per share it derived for Cadence on a stand-alone basis and the estimated dividends to be paid per common share of Cadence on a stand-alone basis through the end of the applicable year as reflected in the Forecasts to yield illustrative present values per common share of Cadence on a stand-alone basis ranging from $27.62 to $31.95.

Goldman Sachs also derived a range of theoretical future values per share for the shares of Cadence Class A common stock on a pro-forma basis (giving effect to the proposed transaction) as of December 31, 2019 and 2020 by applying illustrative price to EPS multiples of 13.5x and 15.5x to the estimates of Cadence’s EPS for the fiscal years ending December 31, 2020 and 2021, respectively, reflected in the Forecasts taking into account Synergies. By applying a discount rate of 12.5%, reflecting an estimate of Cadence’s cost of equity on a pro-forma basis (based on the estimated cost of equity for each of State Bank and Candace on a stand-alone basis blended based on their respective net income contributions to the pro-forma company), Goldman Sachs discounted to present value as of March 31, 2018 both the theoretical future values per share it derived for Cadence on a pro-forma basis and the estimated dividends to be paid per common share of Cadence on a pro-forma basis through the end of the applicable year as reflected in the Forecasts to yield illustrative present values per common share of Cadence on a pro-forma basis ranging from $29.06 to $33.56.

These illustrative price to EPS multiples used in these analyses were selected by Goldman Sachs based on its professional judgment and experience and its review of the calculations summarized above under “—Selected Companies Analyses for State Bank” and “ —Selected Companies Analyses for Cadence,” Goldman Sachs derived the discount rates it applied in these analyses by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Regression Analysis for Cadence

Goldman Sachs performed a regression analysis using the Price/TBV per share multiples for the selected companies calculated by Goldman Sachs as summarized under “—Selected Companies Analyses for Cadence” above compared to the estimated return on average tangible common equity for fiscal year 2019, or the “FY2 ROATCE,” for the selected companies using the median estimates for such companies published by IBES as of May 10, 2018, to derive a regression line reflecting a range of Price/TBV per share multiples at a range of FY2 ROATCEs for the selected companies. Goldman Sachs calculated that the closing price for the Cadence Class A common stock on May 10, 2018 reflected a multiple of 2.4x the TBV per share as of March 31, 2018 for Cadence, as provided by Cadence management, reflecting an implied premium of 4.3% to the implied Price/TBV per share multiple of 2.3x for Cadence on this regression line.

Goldman Sachs observed that the FY 2020E ROATCE for Cadence on a stand-alone basis as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 2.3x on the regression line (which we refer to as the 2020E ROATCE regression implied stand-alone Price/TBV per share multiple) and calculated a 2.4x implied price/TBV multiple (which we refer to as the 2020E ROATCE implied market stand-alone Price/TBV per share multiple) by applying a 4.3% illustrative premium to the 2020E ROATCE regression implied stand-alone Price/TBV per share multiple. Goldman Sachs then applied implied Price/TBV per share multiples ranging from 2.2x (0.1x less than the 2020E ROATCE regression implied stand-alone Price/TBV per share multiple), to 2.5x (0.1x more than the 2020E ROATCE implied market stand-alone Price/TBV per share multiple), to the TBV per share as of December 31, 2018 for Cadence on a stand-alone basis as reflected in the Forecasts, and discounting the results to present value as of March 31, 2018, using a discount rate of 12.5%, reflecting an estimate of Cadence’s cost of equity on a stand-alone basis, to derive regression implied present values per share of common stock of Cadence on a stand-alone basis ranging from $27.42 to $31.36.

Goldman Sachs observed that the FY 2020E ROATCE for Cadence on a pro-forma basis as reflected in the Forecasts, taking into account Synergies, corresponded to an implied Price/TBV per share multiple of 2.6x on the regression line (which we refer to as the 2020E ROATCE regression implied pro-forma Price/TBV per share multiple) and calculated a 2.7x implied price/TBV multiple (which we refer to as the 2020E ROATCE implied market pro-forma Price/TBV per share multiple) by applying a 4.3% illustrative premium to the 2020E ROATCE regression implied pro-forma Price/TBV per share multiple. By applying implied Price/TBV per share multiples ranging from 2.5x (0.1x less than the 2020E ROATCE regression implied pro-forma Price/TBV per share multiple), to 2.8x (0.1x more than the 2020E ROATCE implied market pro-forma Price/TBV per share multiple), to the TBV per share as of December 31, 2018 for Cadence on a pro-forma basis as reflected in the Forecasts, taking into account Synergies, and discounting the results to present value as of March 31, 2018, using a discount rate of 12.5%, reflecting an estimate of Cadence’s cost of equity on a pro-forma basis, Goldman Sachs derived regression implied present values per share of common stock of Cadence on a pro-forma basis ranging from $28.99 to $32.89.

Illustrative Discounted Dividend Analyses for Cadence

Using the Forecasts, Goldman Sachs performed illustrative discounted dividend analyses on Cadence, both on a stand-alone basis and on a pro-forma basis giving effect to the proposed transaction, to derive ranges of illustrative present values per share of Cadence Class A common stock on both stand-alone and pro-forma bases.

Using discount rates ranging from 11.5% to 13.5%, reflecting estimates of the cost of equity for Cadence on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for Cadence on a stand-alone basis by discounting to present value as of March 31, 2018, (a) distributions to Cadence’s stockholders over the period beginning March 31, 2018 through December 31, 2022, based on the Forecasts, and Cadence maintaining CET1 Ratios of 9.0%, as instructed by Cadence’s management and (b) a range of illustrative terminal values for Cadence on a stand-alone basis as of December 31, 2022, calculated by applying illustrative price to EPS multiples ranging from 13.5x to 15.5x to the estimate of Cadence’s net income on a stand-alone basis for its fiscal year ending December 31, 2023, as reflected in the Forecasts. Goldman Sachs then divided the range of illustrative equity values it derived for Cadence on a stand-alone basis by the total number of fully diluted shares of Cadence Class A common stock outstanding as provided by Cadence management to derive illustrative present values per share of Cadence Class A common stock on a stand-alone basis ranging from $29.76 to $35.64.

Using discount rates ranging from 11.5% to 13.5%, reflecting estimates of the cost of equity for Cadence on a pro-forma basis giving effect to the proposed transaction, Goldman Sachs derived a range of illustrative equity values for Cadence on a pro-forma basis by discounting to present value as of March 31, 2018, (a) distributions to Cadence stockholders over the period beginning March 31, 2018 through December 31, 2018, based on the Forecasts on a stand-alone basis and from January 1, 2019 through December 31, 2022 based on the Forecasts taking into account Synergies, and based on Cadence maintaining CET1 Ratios ranging 9.0%, as instructed by Cadence’s management, and (b) a range of illustrative terminal values for Cadence on a pro-forma basis as of December 31, 2022, calculated by applying illustrative price to EPS multiples ranging from 13.5x to 15.5x to the estimate of Cadence’s net income on a pro-forma basis for the year ending December 31, 2023, as reflected in the Forecasts and taking into account the Synergies. Goldman Sachs then divided the range of illustrative equity values it derived for Cadence on a pro-forma basis by the total number of fully diluted shares of Cadence Class A common stock outstanding, increased by the number of shares of Cadence Class A common stock anticipated to be issued in the proposed transaction, as provided by Cadence management, to derive illustrative present values per share of common stock of Cadence on a pro-forma basis ranging from $31.06 to $37.26.

Goldman Sachs derived the range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. To derive illustrative terminal values for Cadence, Goldman Sachs applied illustrative price to EPS multiples based on its professional judgment and experience and the multiples it calculated as described above under “Selected Companies Analyses for Cadence.”

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Cadence or State Bank or the proposed transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Cadence board of directors that, as of the date of the opinion, the exchange ratio was fair from a financial point of view to Cadence. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Cadence, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio and the resulting merger consideration to be paid by Cadence for each share of State Bank common stock pursuant to the merger agreement was determined through arm’s-length negotiations between Cadence and State Bank and was approved by the Cadence board of directors. Goldman Sachs provided advice to Cadence during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to Cadence or that any specific exchange ratio or amount of consideration constituted the only appropriate consideration for the proposed transaction.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the Cadence board of directors in considering the proposed transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Cadence board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this document.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Cadence, State Bank and any of their respective affiliates and third parties, including Cadence Bancorp, LLC, a significant stockholder of Cadence, or any currency or commodity that may be involved in the proposed transaction. Goldman Sachs acted as financial advisor to Cadence in connection with, and have participated in certain of the negotiations leading to, the proposed transaction. Goldman Sachs provided certain financial advisory and/or underwriting services to the Cadence and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint lead book-running manager in connection with Cadence’s initial public offering of 8,625,000 shares of Cadence Class A common stock in April 2017. During the two year period ended May 11, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Cadence and/or its affiliates of approximately $3.5 million. Goldman Sachs also provided certain financial advisory and/or underwriting services to Cadence Bancorp, LLC and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint lead book-running manager in connection with a public offering by Cadence Bancorp, LLC of 10,925,000 shares of Cadence Class A common stock in November 2017; and as joint lead book-running manager in connection with a public offering by Cadence Bancorp, LLC of 9,200,000 shares of Cadence Class A common stock in February 2018. In addition, since May 11, 2018, Goldman Sachs has provided certain financial advisory and/or underwriting services to Candence Bancorp, LLC and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint lead book-running manager in connection with a public offering by Cadence Bancorp, LLC of 20,700,000 shares of Cadence Class A common stock in May 2018. During the two year period ended May 11, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Cadence LLC and/or its affiliates of approximately $6.2 million. During the two year period ended May 11, 2018, Goldman Sachs recognized no compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to State Bank and/or its affiliates. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Cadence, State Bank, Cadence LLC and their respective affiliates for which its Investment Banking Division may receive compensation.

Cadence selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction. Pursuant to an engagement letter between Cadence and Goldman Sachs, Cadence has agreed to pay Goldman Sachs a transaction fee of $6.0 million, $500,000 of which was paid at the announcement of the proposed transaction, and the remainder of which is contingent upon consummation of the proposed transaction. In addition, Cadence agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

State Bank’s Reasons for the Merger; Recommendation of the State Bank Board of Directors

In reaching its decision to adopt the merger agreement and recommend that State Bank shareholders approve the merger agreement, in addition to relying on personal knowledge of State Bank, Cadence and the banking industry, the State Bank board of directors evaluated the merger and merger agreement in consultation with State Bank’s senior management and outside financial and legal advisors and reviewed various financial data and due diligence information. After such consultation and review, and after considering State Bank’s future prospects as an independent company and its strategic alternatives, the State Bank board of directors concluded that the merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of State Bank and its shareholders.

In evaluating the merger agreement and reaching its decision to adopt the merger agreement and recommend that State Bank shareholders approve the merger agreement, the State Bank board of directors considered a number of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the belief that the merger will create, and enable State Bank shareholders to become shareholders of, a leading banking franchise in the Southern United States;

•	the anticipated earnings per share accretion for State Bank shareholders as a result of the merger;

•	the resolution of several challenges currently facing State Bank, including succession planning matters as a result of Cadence’s strong management team, continuing the pace of State Bank’s historical organic growth particularly in light of State Bank’s approaching regulatory limitations on commercial real estate loans, and reliance on real estate lending as a result of the addition of Cadence’s middle market C&I lending expertise;

•	the current and prospective business and economic environment of the markets in which State Bank operates, including consolidation in the banking industry, a declining number of opportunities for troubled bank acquisitions and the level of pricing for healthy bank acquisitions;

•	the regulatory burdens on financial institutions and the increased regulatory costs associated with having more than $10 billion in assets;

•	the anticipated core net interest margin pressure as accretable yield from legacy purchased loans diminishes;

•	the business, earnings, operations, financial condition, stock price performance, management, prospects, capital levels and credit quality of both State Bank and Cadence, taking into account the results of State Bank’s due diligence of Cadence;

•	the overall greater scale that would be achieved by the merger, which positions State Bank to efficiently cross the $10 billion asset threshold and operate efficiently, thereby facilitating continued growth and profitability;

•	the State Bank board of directors’ views with respect to other potential strategic alternatives, including remaining independent, making acquisitions, pursuing other similarly-sized merger partners and pursuing larger merger partners;

•	the State Bank board of directors’ views with respect to the value of the merger consideration to State Bank’s shareholders, including that Cadence had the highest offer which had resulted from a competitive process and the implied net present value of the merger consideration compared to the implied net present value of State Bank’s common stock if State Bank were to remain an independent company and as compared to recent State Bank share trading prices;

•	the fact that State Bank shareholders would own approximately 35% of the combined company;

•	the fact that three of the directors of the combined company would be current State Bank directors (including Mr. Evans as Vice Chairman of the Cadence board of directors and Mr. Wiley as Chairman of the Cadence Bank board of directors);

•	the results of State Bank’s exploration of possible merger partners other than Cadence, the State Bank board of directors’ views based on years of strategic combination discussions and evaluations, with respect to the likelihood of any such other merger occurring and providing greater value to State Bank shareholders, and the ability of the combined company to explore potential merger opportunities and for current State Bank shareholders, as Cadence shareholders following the merger of State Bank with Cadence, to participate in the financial benefits of any such combined company;

•	the geographical diversity of the combined company, including State Bank entering the Texas market and Cadence entering the Atlanta market;

•	the views of the State Bank board of directors with respect to the complementary aspects of the businesses of State Bank and Cadence, business lines and compatibility of management philosophies with respect to credit quality, and operating performance and expenses, which the State Bank board of directors believes should facilitate integration and enhance the likelihood of successful post-merger operations;

•	the views of the State Bank board of directors that both parties have comparable reputations in their respective markets for a strong corporate culture which should enable Cadence’s and State Bank’s management teams to successfully integrate and operate the business of the combined company after the merger;

•	the potential revenue synergy opportunities resulting from the merger, including opportunities to cross-sell expanded products and services to a larger combined customer base and to larger customers;

•	the potential cost-saving opportunities resulting from the merger which were estimated to be approximately $43.8 million per year, with 75% of these savings expected to be achieved in the first year after the merger and the full amount to be achieved in subsequent years;

•	the State Bank board of directors’ understanding of Cadence’s commitment to its strategic position in the Southern United States, and the State Bank board of directors’ views as to the potential of the combined company to serve, and to compete effectively in, its markets;

•	Cadence’s historical performance and asset quality, and the views of the State Bank board of directors as to the stability of the combined company’s business and earnings in varying economic and market climates, especially given the diversification of a combined loan portfolio;

•	the views of the State Bank board of directors as to the likelihood that the regulatory approvals necessary to complete the merger would be obtained;

•	the views of the State Bank board of directors as to the potential pro-forma impact of the merger on the future profitability and earnings per share of Cadence and the potential impact of such factors on Cadence’s stock price;

•	the potential increased demand among index funds and other large investors for the stock of the combined company and the potential for stock price appreciation as a result;

•	the financial presentations on May 11, 2018 of Raymond James and Sandler O’Neill (and, with respect to the Independent Directors Committee of the State Bank board of directors, of FIG Partners) to the State Bank board of directors and opinions, dated May 11, 2018, of Raymond James and Sandler O’Neill (and, with respect to the Independent Directors Committee of the State Bank board of directors, of FIG Partners) to the State Bank board of directors as to the fairness, from a financial point of view and as of the date of the opinions, to the holders of State Bank common stock of the exchange ratio in the proposed merger, as more fully described below under “Opinion of Raymond James & Associates, Inc.”, “Opinion of Sandler O’Neill & Partners, L.P.” and “Opinion of FIG Partners, LLC”; and

•	the terms of the merger agreement, including the tax treatment and transaction protection provisions provided by the merger agreement, including:

•	the ability of State Bank to terminate the merger agreement in the event that the trading price of Cadence Class A common stock declines by more than 15% and underperforms a bank stock index by more than 15% (subject to the right of Cadence to increase the exchange ratio to prevent those thresholds from being triggered); and

•	the ability of the State Bank board of directors to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal if the approval of the merger agreement by State Bank’s shareholders is not obtained (subject to payment of a $37.5 million termination fee, which termination fee was lower, as a percentage of transaction value, than the average termination fee in selected transactions reviewed by the State Bank board of directors).

The State Bank board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	that the exchange ratio for the stock portion of the merger consideration is fixed, so that if the market price of Cadence Class A common stock is lower at the time of the closing of the merger, the economic value of the per share merger consideration to be received by State Bank’s shareholders in exchange for their shares of State Bank common stock will also be lower;

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of State Bank’s ongoing business and in the loss of customers for the combined company;

•	there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that certain regulatory approvals, the receipt of which is a condition to the consummation of the merger, might not be obtained, and, as a result, that the merger might not be consummated;

•	the fact that State Bank’s officers and employees would have to focus on actions required to complete the merger, which would divert their attention from State Bank’s day-to-day business, and that State Bank will incur substantial transaction costs even if the merger is not consummated;

•	the risk that potential benefits and synergies sought in the merger might not be realized or might not be realized within the expected time period, and the risks associated with the integration of the two companies;

•	the restrictions on the conduct of State Bank’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent State Bank from undertaking business opportunities that might arise or any other action it would otherwise take with respect to the operations of State Bank absent the pending completion of the merger;

•	the significant risks and costs involved in connection with entering into the merger agreement and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships;

•	the fact that shareholder litigation is common in connection with public company mergers;

•	the fact that State Bank would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and the possibility that, while it may not be viewed as precluding other proposals, the $37.5 million termination fee payable by State Bank upon the termination of the merger agreement under certain circumstances could potentially dampen the interest of other potential acquirers in making a competing offer to acquire State Bank; and

•	the fact that State Bank shareholders would not be entitled to dissenters’ rights in connection with the merger.

In addition, the State Bank board of directors was aware of and considered the fact that some of State Bank’s directors and executive officers may have other interests in the merger that may be different from, or in addition to, their interests as State Bank shareholders, as more fully described under “—Interests of State Bank’s Directors and Executive Officers in the Merger” (to the extent such interests existed at that time). The State Bank board of directors also realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board of directors concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the merger.

In reaching its conclusion, the State Bank board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the State Bank board of directors may have given different weight to different factors. It should be noted that the explanation of the reasoning of the State Bank board of directors and certain information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Prospective Financial Information of State Bank

State Bank does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results given, among other reasons, the uncertainty of realizing the underlying assumptions and estimates. However, State Bank is including in this joint information statement/proxy statement and prospectus certain unaudited prospective financial information that was provided to the State Bank board of directors in connection with its evaluation of the merger. Unaudited prospective financial information relating to State Bank was also provided to each of Raymond James, Sandler O’Neill and FIG Partners, financial advisors to State Bank. The inclusion of this information should not be regarded as an indication that any of Cadence, State Bank, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it necessarily to be predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to State Bank’s business, all of which are difficult to predict and many of which are beyond State Bank’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. State Bank can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information not to be realized include, but are not limited to, risks and uncertainties relating to State Bank’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint information statement/proxy statement and prospectus and in State Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the other reports filed by State Bank with the SEC.

The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. State Bank can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this joint information statement/proxy statement and prospectus, similar estimates and assumptions would be used. STATE BANK DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NOT REALIZED, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, EXCEPT AS

MAY BE REQUIRED BY APPLICABLE LAW. The unaudited prospective financial information does not take into account the possible financial and other effects on State Bank of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, potential synergies that may be achieved by the combined company as a result of the merger or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on State Bank of any possible failure of the merger to occur. None of Cadence, State Bank or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Cadence stockholder or State Bank shareholder or other person regarding State Bank’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The summary of the unaudited prospective financial information included below is being provided solely because it was made available to State Bank’s financial advisors in connection with the merger.

In connection with the evaluation of the merger, State Bank senior management directed State Bank’s financial advisors to rely upon and utilize estimates for State Bank net income and Cadence net income, in each case for 2018 and 2019, that reflected consensus Wall Street research estimates, for purposes of the net present value and discounted cash flow analyses performed by State Bank’s financial advisors in connection with their respective fairness opinions. For such purposes, Sandler O’Neill utilized median consensus Wall Street research estimates published by Bloomberg L.P., and Raymond James and FIG Partners each utilized median consensus Wall Street research estimates published by S&P Global Market Intelligence. For State Bank net income for 2018, the estimates utilized by such financial advisors ranged from approximately $83 million to approximately $84 million. For State Bank net income for 2019, the estimates utilized by such financial advisors were in each case approximately $94 million. For Cadence net income for 2018, the estimates utilized by such financial advisors ranged from approximately $169 million to approximately $171 million. For Cadence net income for 2019, the estimates utilized by such financial advisors ranged from approximately $187 million to approximately $189 million.

Further, in connection with the evaluation of the merger, State Bank senior management provided State Bank’s financial advisors with, and directed State Bank’s financial advisors to rely upon and utilize, an 8% annual net income growth rate assumption, for State Bank and, a 9% annual net income growth rate assumption for Cadence, both for 2020 through 2022, for purposes of the net present value and discounted cash flow analyses performed by State Bank’s financial advisors in connection with their respective fairness opinions. In connection with the pro forma financial analysis, at the direction of State Bank’s senior management, State Bank’s financial advisors relied upon and utilized an annual net income growth rate assumption of 9%, net of excess purchase accounting accretion.

During the course of due diligence for the merger, certain other unaudited prospective financial information with respect to State Bank that State Bank had prepared in connection with its capital planning activities was made available by State Bank to State Bank’s financial advisors and to Cadence and its financial advisor. Such information was not prepared in connection with the merger and was not updated to reflect actual performance, internal State Bank developments or external market developments. Such information was viewed by State Bank’s financial advisors and by Cadence and its financial advisor in connection with due diligence for the merger, but was not relied upon by such parties in connection with their respective fairness opinion analyses or any other analysis with regard to State Bank. Such information included estimates for State Bank net income for 2018 through 2022 that were in each case lower than the State Bank net income estimates for the corresponding period utilized by State Bank’s financial advisors, as described above, for purposes of the net present value and discounted cash flow analyses performed by State Bank’s financial advisors in connection with their respective fairness opinions.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. Neither State Bank’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant report of Dixon Hughes Goodman LLP incorporate by reference in this joint information statement/proxy statement and prospectus relates to State Bank’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so.

In light of the foregoing, and considering the uncertainties inherent in forecasting information, Cadence stockholders and State Bank shareholders are cautioned not to place unwarranted reliance on such information, and State Bank urges all Cadence stockholders and State Bank shareholders to review State Bank’s most recent SEC filings for a description of State Bank’s reported financial results. See “Where You Can Find More Information.”

Opinion of Raymond James & Associates Inc.

State Bank retained Raymond James & Associates Inc., which we refer to as Raymond James, to act as financial advisor to the State Bank board of directors in connection with State Bank’s consideration of a possible business combination. State Bank selected Raymond James as a financial advisor because it is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Raymond James acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement.

At the May 11, 2018 meeting of the State Bank board of directors, representatives of Raymond James rendered its written opinion to the State Bank board of directors dated May 11, 2018, as to the fairness, as of such date, from a financial point of view, to the holders of State Bank common stock of the exchange ratio to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex D to this joint information statement/proxy statement and prospectus. The summary of the opinion of Raymond James set forth in this joint information statement/proxy statement and prospectus is qualified in its entirety by reference to the full text of such written opinion. State Bank shareholders are urged to read the opinion in its entirety.

Raymond James provided its opinion for the information of the State Bank board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the exchange ratio to be received by State Bank shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. The Raymond James opinion did not constitute a recommendation to the State Bank board of directors or to any State Bank shareholder as to how the State Bank board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of Cadence Class A common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Cadence at that time.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the merger agreement, which is referred to in this section as the draft merger agreement;

•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of State Bank and Cadence, including publicly available consensus mean analyst earnings per share for State Bank and Cadence for the years ending December 31, 2018 and December 31, 2019, as well as long-term earnings growth rates for State Bank and Cadence for the years thereafter, as provided by the senior management of State Bank, which we refer to in this section as the “Projections”;

•	reviewed State Bank’s and Cadence’s recent public filings and certain other publicly available information regarding State Bank, SBTC and Cadence;

•	reviewed financial, operating and other information regarding State Bank and the industry in which it operates;

•	compared the financial and operating performance of State Bank and those of other selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

•	compared the current and historical market prices and trading volume for State Bank’s common stock with the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be comparable to State Bank;

•	reviewed and considered the pro forma financial impact of the merger on Cadence based on the Projections;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors, as Raymond James deemed appropriate;

•	reviewed a certificate addressed to Raymond James from a member of senior management of State Bank regarding, among other things, the accuracy of certain information, data and other materials (financial and otherwise) provided to, or discussed with, Raymond James by or on behalf of State Bank; and

•	discussed with members of the senior management State Bank certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With State Bank’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of State Bank or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal or valuation of the assets or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of State Bank. Raymond James assumed that allowances for loan losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with State Bank’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of State Bank and Cadence and Raymond James relied upon State Bank to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft merger agreement reviewed by Raymond James and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, State Bank that would be material to its analysis or opinion, and (iii) the merger would qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the State Bank board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of the State Bank board of directors, on the fact that State Bank was assisted by legal, accounting and tax advisors, and, with the consent of State Bank, relied upon and assumed the accuracy and completeness of the assessments by State Bank and its advisors, as to all legal, regulatory, accounting and tax matters with respect to State Bank and the merger.

In formulating its opinion, Raymond James considered only the exchange ratio to be received State Bank shareholders, and Raymond James did not consider, and expressed no opinion on, the fairness of the amount or nature of any compensation to be paid or payable to any of State Bank’s officers, directors or employees, or such class of persons, whether relative to the exchange ratio or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of State Bank, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of State Bank’s or any other party’s security holders or other constituents vis-à-vis any other class or group of State Bank’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of State Bank or Cadence or the ability of State Bank or Cadence to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the State Bank board of directors at its meeting on May 11, 2018 which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to State Bank, Cadence or the contemplated merger.

Contribution Analysis. Raymond James analyzed the relative contribution of State Bank and Cadence to certain financial and operating metrics for the pro forma combined company resulting from the merger agreement. Such financial and operating metrics included: (i) total assets; (ii) gross loans; (iii) core deposits, which excludes time deposits of $100,000 or more; (iv) tangible common equity; (v) LTM net income adjusted to exclude the impact of deferred tax asset adjustments that took place in Q4 2017 due to revisions in the U.S. corporate tax rate (“adjusted net income”); (vi) LTM pre-tax earnings; (vii) 2018 estimated net income based on consensus analyst estimates and publicly available information; and (ix) 2019 estimated net income based on consensus analyst estimates. The relative contribution analysis did not give effect to any synergies or purchase accounting adjustments as a result of the merger. The results of this analysis are summarized in the table below:

	Relative Contribution		Implied Exchange
	CADE	STBZ
Total Assets	69.2%	30.8%	0.96x
Gross Loans	70.3%	29.7%	0.91x
Core Deposits	67.8%	32.2%	1.02x
Tangible Common Equity	65.1%	34.9%	1.15x
Last-12-Months Adj. Net Income	68.0%	32.0%	1.01x
LTM Pre-tax Earnings	67.7%	32.3%	1.03x
2018E Net Income	67.1%	32.9%	1.06x
2019E Net Income	66.8%	33.2%	1.07x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of State Bank and Cadence based on the projected financial information provided to Raymond James and approved for use by State Bank management. Consistent with the periods included in the projections, Raymond James used calendar year 2022 as the final year for the analysis and applied multiples, ranging from 14.0x to 16.0x, to calendar year 2022 earnings in order to derive a range of terminal values for State Bank and Cadence in 2022.

For State Bank, Raymond James used discount rates ranging from 9.0% to 13.0%. For Cadence, Raymond James used discount rates ranging from 9.0% to 13.0%. Raymond James arrived at its discount ranges by using the Modified CAPM methodology as presented in the 2017 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of State Bank and Cadence and calculated a range of implied exchange ratios by dividing the maximum implied per share value of State Bank by the minimum implied per share value of Cadence Class A common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of State Bank by the maximum implied per share value of Cadence to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Aggregate Equity Value				Implied Exchange Ratio
	CADE		STBZ
	Low	High	Low	High	Low/High	High/Low
Net Income Terminal Multiple	$28.62	$36.77	$33.24	$41.71	0.90x - 1.46x
Exchange Ratio in the Merger					1.1600x

State Bank Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of 11 publicly traded bank holding companies, banks, and thrifts headquartered in the Southeast (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) with the following characteristics: (i) listed on either the NASDAQ, NYSE, or NYSE MKT exchanges; (ii) total assets between $2.0 billion and 8.0 billion; (iii) LTM ROAA greater than 0.75%; and (iv) nonperforming assets to total assets ratio (NPAs / Assets) less than 1.5%. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data was unavailable, and the financial characteristics were based on the most recent LTM period reported as of March 31, 2018. Raymond James excluded mutual holding companies, targets of announced mergers, and the two following companies: (i) Summit Financial Group, Inc.; and (ii) Live Oak Bancshares, Inc., both of which were not comparable due to their unique business model.

The selected companies that Raymond James deemed relevant included the following:

State Bank Selected Companies

•	ServisFirst Bancshares, Inc.

•	Seacoast Banking Corporation of Florida

•	First Bancorp

•	Fidelity Southern Corporation

•	FB Financial Corporation

•	City Holding Company

•	Franklin Financial Network, Inc.

•	Carolina Financial Corporation

•	National Commerce Corporation

•	Access National Corporation

•	First Community Bancshares, Inc.

Cadence Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of 15 publicly traded bank holding companies, banks, and thrifts headquartered in the Southeast (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and Southwest (Colorado, Louisiana, New Mexico, Oklahoma, Texas and Utah) with the following characteristics: (i) listed on either the NASDAQ, NYSE, or NYSE MKT exchanges; (ii) total assets between $7.5 billion and $15.0 billion; (iii) LTM ROAA greater than 0.75%; and (iv) nonperforming assets to total assets ratio (NPAs / Assets) less than 1.5%. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data was unavailable, and the financial characteristics were based on the most recent LTM period reported as of March 31, 2018. Raymond James excluded mutual holding companies, and targets of announced mergers.

Cadence Selected Companies

•	South State Corporation

•	Home BancShares, Inc.

•	Trustmark Corporation

•	Hilltop Holdings Inc.

•	International Bancshares Corporation

•	FCB Financial Holdings, Inc.

•	TowneBank

•	CenterState Bank Corporation

•	WesBanco, Inc.

•	Renasant Corporation

•	LegacyTexas Financial Group, Inc.

•	Independent Bank Group, Inc.

•	Ameris Bancorp

•	BancFirst Corporation

•	First Financial Bankshares, Inc.

Raymond James calculated various financial multiples for each selected public company, including: price per share at close on May 10, 2018 compared to (i) tangible book value (“TBV”) per share at March 31, 2018 or the most recent quarter; (ii) LTM adjusted earnings per share (“LTM Adjusted EPS”), which adjusts LTM earnings to remove the impact of deferred tax asset write downs in Q4 2017 due to the change in the corporate tax rate; (iii) LTM pre-tax earnings per share; and (iv) consensus forward operating EPS for the 2018 and 2019 fiscal years based on S&P Global Market Intelligence. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. All financial multiples—TBV per share, LTM Adjusted EPS, LTM Pre-tax EPS, 2018 forward EPS, and 2019 forward EPS—greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the mean and median relative valuation multiples of the selected public companies. The results of the selected public companies analysis are summarized below:

	CADE Multiples		STBZ Multiples
	Mean	Median	Mean	Median
Tangible Book Value	252%	260%	234%	247%
LTM Adj. EPS	19.2x	19.4x	20.1x	21.4x
LTM Pre-tax EPS	13.8x	13.7x	14.2x	14.4x
2018E EPS	15.3x	15.5x	15.0x	15.1x
2019E EPS	13.7x	13.9x	13.6x	13.4x

Taking into account the results of the selected companies analysis, Raymond James applied the mean and median of the price to tangible book value ratio and earnings per share multiples to corresponding financial data for each of Cadence and State Bank. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of State Bank by the lower implied per share value of Cadence to calculate the implied exchange ratio, and by dividing the lower implied per share value of State Bank by the higher implied per share value of Cadence to calculate the low implied exchange ratio. The results of the selected companies’ analysis are summarized below:

	Implied Per Share Value				Implied Exchange Ratio
	CADE		STBZ
	Mean	Median	Mean	Median	Low/High	High/Low
Tangible Book Value	$31.09	$32.02	$33.15	$34.94	1.04x - 1.12x
LTM Adj. EPS	$30.65	$31.07	$33.46	$35.53	1.08x - 1.16x
LTM Pre-tax EPS	$31.86	$31.64	$34.59	$35.20	1.09x - 1.11x
2018E EPS	$30.94	$31.38	$33.03	$33.20	1.05x - 1.07x
2019E EPS	$30.50	$30.96	$33.27	$32.81	1.06x - 1.09x
Exchange Ratio in the Merger					1.16x

Selected merger Analysis. Raymond James analyzed publicly available information relating to selected regional transactions announced since June 30, 2016 involving targets headquartered in the Southeast with total assets between $2.0 billion and $8.0 billion, LTM ROAA greater than 0.75% and nonperforming assets to total assets ratio less than 1.5%. Raymond James also analyzed publicly available information relating to selected national transactions announced since December 31, 2016 involving targets headquartered in the United States with total assets between $2.0 billion and $8.0 billion, LTM ROAA greater than 0.75% and nonperforming assets to total assets ratio less than 1.5%. Total assets for the selected targets were based on the most recent quarterly period reported as of March 31, 2018. Both regional and national selected transaction analyses excluded (i) transactions without publicly disclosed deal value or key financial information; (ii) transactions with cumulative equity ownership acquired less than 100%; (iii) investor recapitalizations; and (iv) mergers of equals transactions. The selected transactions (with respective transaction announcement dates shown) used in the analyses included:

Regional:

•	Acquisition of Bear State Financial Inc. by Arvest Bank Group (08/22/17)

•	Acquisition of USAmeriBancorp Inc. by Valley National Bancorp (07/26/17)

•	Acquisition of WashingtonFirst Bankshares Inc. by Sandy Spring Bancorp Inc. (05/16/17)

•	Acquisition of Park Sterling Corporation by South State Corporation (04/27/17)

•	Acquisition of Stonegate Bank by Home BancShares Inc. (03/27/17)

•	Acquisition of Sabadell United Bank N.A. by IBERIABANK Corp. (2/28/17)

•	Acquisition of BNC Bancorp by Pinnacle Financial Partners (01/22/17)

•	Acquisition of Cardinal Financial Corp. by United Bankshares Inc. (08/18/16)

•	Acquisition of Yadkin Financial Corporation by F.N.B. Corp. (07/21/16)

National:

•	Acquisition of Community Bank by CVB Financial Corp. (02/26/18)

•	Acquisition of Bear State Financial Inc. by Arvest Bank Group (08/22/17)

•	Acquisition of Anchor Bancorp Inc. by Old National Bancorp (08/08/17)

•	Acquisition of USAmeriBancorp Inc. by Valley National Bancorp (07/26/17)

•	Acquisition of MainSource Financial Group by First Financial Bancorp. (07/25/17)

•	Acquisition of WashingtonFirst Bankshares Inc. by Sandy Spring Bancorp Inc. (05/16/17)

•	Acquisition of Park Sterling Corporation by South State Corporation (04/27/17)

•	Acquisition of CU Bancorp by PacWest Bancorp (04/06/17)

•	Acquisition of Stonegate Bank by Home BancShares Inc. (03/27/17)

•	Acquisition of Sabadell United Bank N.A. by IBERIABANK Corp. (2/28/17)

•	Acquisition of First Texas BHC Inc. by Simmons First National Corp. (01/23/17)

•	Acquisition of BNC Bancorp by Pinnacle Financial Partners (01/22/17)

•	Acquisition of Pacific Continental Corp. by Columbia Banking System Inc. (01/09/17)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter TBV per share; (ii) most recent LTM adjusted earnings (“LTM Adjusted Earnings”), which adjusts LTM earnings to remove the impact of deferred tax asset write downs in Q4 2017 due to the change in the corporate tax rate; (iii) LTM pre-tax earnings; and (iv) core deposits (total deposits less time deposits greater than $100,000). All financial multiples—TBV, LTM Adjusted Earnings, LTM pre-tax earnings and core deposits—greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected transactions. Furthermore, Raymond James applied the 75th percentile, mean, median and 25th percentile relative valuation multiples to State Bank’s actual TBV, LTM Adjusted Earnings, LTM pre-tax earnings and core deposits and divided those values by Cadence’s closing price of $30.06 as of May 10, 2018 to determine the implied exchange ratio for State Bank common stock. Raymond James then compared those implied exchange ratios to the exchange ratio of 1.16x. The results of the selected transactions analysis are summarized below:

Regional:

	Deal Value /
	TBV	Implied Exchange Ratio
75th Percentile	269%	1.26x
Mean	242%	1.14x
Median	241%	1.13x
25th Percentile	231%	1.09x
Implied Transaction Metric	247%	1.16x

Deal Value /
	LTM Adj. Earnings	Implied Exchange Ratio
75th Percentile	27.5x	1.48x
Mean	24.2x	1.30x
Median	27.0x	1.45x
25th Percentile	19.6x	1.05x
Implied Transaction Metric	21.6x	1.16x

Deal Value /
	LTM Pre-tax Earnings	Implied Exchange Ratio
75th Percentile	19.2x	1.51x
Mean	16.1x	1.27x
Median	17.4x	1.37x
25th Percentile	13.1x	1.03x
Implied Transaction Metric	14.7x	1.16x

	Premium /
	Core Deposits	Implied Exchange Ratio
75th Percentile	21.4%	1.16x
Mean	19.2%	1.09x
Median	19.7%	1.10x
25th Percentile	17.4%	1.03x
Implied Transaction Metric	21.5%	1.16x

National:

	Deal Value /
	TBV	Implied Exchange Ratio
75th Percentile	271%	1.27x
Mean	253%	1.19x
Median	263%	1.23x
25th Percentile	241%	1.13x
Implied Transaction Metric	247%	1.16x

Deal Value /
	LTM Adj. Earnings	Implied Exchange Ratio
75th Percentile	27.0x	1.45x
Mean	24.5x	1.31x
Median	25.1x	1.35x
25th Percentile	21.2x	1.14x
Implied Transaction Metric	21.6x	1.16x

Deal Value /
	LTM Pre-tax Earnings	Implied Exchange Ratio
75th Percentile	17.5x	1.38x
Mean	15.8x	1.25x
Median	16.2x	1.28x
25th Percentile	13.3x	1.05x
Implied Transaction Metric	14.7x	1.16x

	Premium /
	Core Deposits	Implied Exchange Ratio
75th Percentile	21.3%	1.16x
Mean	19.2%	1.09x
Median	19.8%	1.11x
25th Percentile	16.9%	1.01
Implied Transaction Metric	21.5%	1.16x

Pro Forma Impact Analysis. Raymond James performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Cadence and State Bank. Using publicly available consensus mean analyst earnings per share estimates for State Bank and Cadence for the years ending December 31, 2018 and December 31, 2019, as well as long-term earnings growth rates for State Bank and Cadence for the years thereafter as provided by senior management of State Bank and pro forma assumptions as provided by senior management of Cadence, Raymond James analyzed the estimated financial impact of the merger on these projected financial results. This analysis indicated that the merger agreement could be dilutive to Cadence’s estimated tangible book value per share at December 31, 2018 and accretive to Cadence’s estimated 2019 and 2020 earnings per share. For all of the above analyses, the actual results achieved by Cadence following the merger may vary from the projected results, and the variations may be material.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of State Bank.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of State Bank. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the State Bank board of directors (solely in each director’s capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to State Bank shareholders of the exchange ratio to be received by such holders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the State Bank board in making its determination to approve the merger. Neither Raymond James’ opinion, nor the analyses described above should be viewed as determinative of the State Bank board of directors’ or State Bank management’s views with respect to State Bank , Cadence, or the merger. Raymond James provided advice to State Bank with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. State Bank placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of May 10, 2018, and any material change in such circumstances and conditions would require a reevaluation of the opinion of Raymond James, but Raymond James does not have any obligation to reaffirm, update or revise that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of State Bank since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

For services rendered in connection with the delivery of its opinion, State Bank paid Raymond James an investment banking fee upon delivery of its opinion. State Bank will also pay Raymond James a fee for advisory services in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. State Bank also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of State Bank and Cadence for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to State Bank and/or Cadence, their respective affiliates, or other participants in the merger in the future, for which Raymond James may receive compensation.

Raymond James’ Relationship. Raymond James acted as financial advisor to State Bank in connection with the merger. State Bank has agreed to pay Raymond James a transaction fee in an amount equal to 0.45% of the aggregate merger consideration, which transaction fee is contingent upon the closing of the merger. At the time of announcement, based on Cadence’s closing price of $30.06 as of May 10, 2018, Raymond James’ transaction fee was approximately $6.1 million. Raymond James also received a $250,000 fee upon rendering its fairness opinion to the State Bank board of directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Raymond James on the day the merger closes. State Bank has also agreed to indemnify Raymond James against certain claims and liabilities arising out of its engagement and to reimburse Raymond James for certain of its out-of-pocket expenses incurred in connection with its engagement.

Raymond James did not provide any other investment banking services to State Bank in the two years preceding the date of its opinion. As the State Bank board of directors was aware, in the two years preceding the date of its opinion, Raymond James provided certain investment banking services to Cadence and received fees for such services. Prior to the date of the fairness opinion, Raymond James acted as (i) a co-manager in connection with Cadence’s initial public offering of Class A common stock, which transaction closed in April 2017, for which Raymond James received approximately $375,000, (ii) a co-manager in connection with the offer and sale of Cadence Class A common stock by Cadence Bancorp, LLC, which transaction closed in November 2017, for which Raymond James received approximately $335,000, and (iii) a co-manager in connection with the offer and sale of Cadence Class A common stock by Cadence Bancorp, LLC, which transaction closed in February 2018, for which Raymond James received approximately $200,000. In the ordinary course of Raymond James’ business as a broker-dealer, Raymond James may purchase securities from and sell securities to Cadence and its affiliates. Raymond James may also actively trade the equity and debt securities of Cadence and its affiliates for its own account and for the accounts of its customers.

Opinion of Sandler O’Neill & Partners, L.P.

State Bank retained Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, to act as financial advisor to the State Bank board of directors in connection with State Bank’s consideration of a possible business combination. State Bank selected Sandler O’Neill as a financial advisor because it is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 11, 2018 meeting at which the State Bank board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to the State Bank board of directors its oral opinion, which was subsequently confirmed in writing on May 11, 2018, to the effect that, as of such date, the exchange ratio in the merger was fair to the holders of State Bank common stock, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this joint information statement/proxy statement and prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. State Bank shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the State Bank board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any State Bank shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of State Bank common stock and did not address the underlying business decision of State Bank to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for State Bank or the effect of any other transaction in which State Bank might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of State Bank or Cadence, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	an execution copy of the merger agreement, dated May 11, 2018;

•	certain publicly available financial statements and other historical financial information of State Bank that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Cadence that Sandler O’Neill deemed relevant;

•	publicly available consensus median analyst earnings per share and dividends per share estimates for State Bank for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividends per share for the years thereafter, as provided by the senior management of State Bank;

•	publicly available consensus median analyst earnings per share and dividends per share estimates for Cadence for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of Cadence;

•	the pro forma financial impact of the merger on Cadence based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Cadence, which we refer to as the pro forma assumptions;

•	the publicly reported historical price and trading activity for State Bank common stock and Cadence Class A common stock, including a comparison of certain stock market information for State Bank common stock and Cadence Class A common stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for State Bank and Cadence with similar financial institutions for which information was publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of State Bank the business, financial condition, results of operations and prospects of State Bank and held similar discussions with certain members of the senior management of Cadence and its representatives regarding the business, financial condition, results of operations and prospects of Cadence.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by State Bank or Cadence or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective senior managements of State Bank and Cadence that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of State Bank or Cadence or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of State Bank or Cadence. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of State Bank or Cadence, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to State Bank or Cadence. Sandler O’Neill assumed, with State Bank’s consent, that the respective allowances for loan losses for both State Bank and Cadence were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain publicly available consensus median analyst earnings per share and dividends per share estimates for State Bank for the years ending December 31, 2018 and December 31, 2019, as well as an estimated long-term earnings growth rate and dividends per share for the years thereafter, as provided by the senior management of State Bank. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share and dividends per share estimates for Cadence for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of Cadence. Sandler O’Neill also received and used in its pro forma analyses the pro forma assumptions, as provided by the senior management of Cadence. With respect to the foregoing information, the respective senior managements of State Bank and Cadence confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of State Bank and Cadence, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based.

Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of State Bank or Cadence since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that State Bank and Cadence would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill assumed, with State Bank’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on State Bank, Cadence or the merger or any related transactions, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with State Bank’s consent, Sandler O’Neill relied upon the advice that State Bank received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading value of State Bank common stock or Cadence Class A common stock at any time or what the value of Cadence Class A common stock would be once it is actually received by State Bank shareholders.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the State Bank board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to State Bank or Cadence and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of State Bank and Cadence and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of State Bank, Cadence and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the State Bank board of directors at its May 11, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of State Bank common stock or the prices at which State Bank common stock or Cadence Class A common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the State Bank board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of the State Bank board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiations between State Bank and Cadence.

Summary of Aggregate Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, each share of State Bank common stock outstanding immediately prior to the effective time, except for certain shares of State Bank common stock as specified in the merger agreement, will be converted into the right to receive 1.160 shares of Cadence Class A common stock. Based on the closing price per share of Cadence Class A common stock on May 10, 2018 of $30.06 per share and based upon 39,114,525 State Bank common shares outstanding and 52,904 warrants outstanding with a weighted average exercise price of $9.92, Sandler O’Neill calculated an aggregate implied transaction value of $1,365.2 million. Based upon historical financial information for State Bank as of or for the last twelve months, which we refer to as LTM, ended March 31, 2018, historical financial information for the LTM period adjusted to remove the one-time $10.7 million deferred tax asset write-down in the fourth quarter of 2017 related to tax reform, publicly available consensus median analyst earnings per share estimates for State Bank for the year ending December 31, 2018 and the closing price of State Bank common stock on May 10, 2018 of $33.13 per share, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Value / State Bank Last Twelve Months Earnings:	26.8x
Transaction Value / State Bank Adjusted Last Twelve Months Earnings (1):	22.1x
Transaction Value / State Bank 2018E Earnings:	16.4x
Transaction Value / State Bank March 31, 2018 Book Value:	211.1%
Transaction Value / State Bank March 31, 2018 Tangible Book Value:	247.5%
Transaction Value / State Bank March 31, 2018 Adjusted Tangible Book Value (2):	288.4%
Tangible Book Premium (3) / Core Deposits (4):	20.2%
Tangible Book Premium (3) / Core Deposits (5):	21.5%
Market Premium (6):	5.3%

(1)	LTM earnings adjusted to exclude the $10.7 million deferred tax asset write-down in the fourth quarter of 2017 due to corporate tax reform
(2)	Tangible book value adjusted to 9.00% tangible common equity / tangible assets ratio and assumes a dollar-for-dollar payout in excess of 9.00% tangible common equity / tangible assets
(3)	Defined as aggregate merger consideration less State Bank’s reported tangible common equity at March 31, 2018
(4)	Core deposits defined as total deposits less time deposits greater than $250,000
(5)	Core deposits defined as total deposits less time deposits greater than $100,000
(6)	Based on State Bank’s closing stock price of $33.13 as of May 10, 2018

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of State Bank common stock for the one-year period ended and the three-year period ended May 10, 2018. Sandler O’Neill then compared the relationship between the stock price performance of shares of State Bank common stock to movements in the State Bank peer group (as described below) as well as certain stock indices.

State Bank One-Year Stock Price Performance

	May 10, 2017	May 10, 2018
State Bank	100%	124.9%
State Bank Peer Group	100%	113.2%
NASDAQ Bank Index	100%	114.7%
S&P 500 Index	100%	113.5%

State Bank Three-Year Stock Price Performance

	May 10, 2015	May 10, 2018
State Bank	100%	165.8%
State Bank Peer Group	100%	207.6%
NASDAQ Bank Index	100%	157.7%
S&P 500 Index	100%	128.7%

Sandler O’Neill reviewed the historical stock price performance of Cadence Class A common stock for the one-year period ended May 10, 2018 and for the period beginning with Cadence’s initial public offering date of April 12, 2017 and ended May 10, 2018. Sandler O’Neill then compared the relationship between the stock price performance of Cadence’s shares to movements in the Cadence peer group (as described below) as well as certain stock indices.

Cadence One-Year Stock Price Performance

	May 10, 2017	May 10, 2018
Cadence	100%	135.2%
Cadence Peer Group	100%	109.7%
NASDAQ Bank Index	100%	114.7%
S&P 500 Index	100%	113.5%

Cadence Stock Price Performance Since IPO

	April 12, 2017	May 10, 2018
Cadence	100%	150.3%
Cadence Peer Group	100%	112.0%
NASDAQ Bank Index	100%	118.0%
S&P 500 Index	100%	116.1%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for State Bank with a group of financial institutions selected by Sandler O’Neill, which we refer to, for purposes of this section, as the State Bank peer group. The State Bank peer group consisted of major exchange traded banks and thrifts headquartered in the Southeast region with total assets between $2.0 billion and $10.0 billion, return on average assets for the most recent quarter greater than 0.75% and nonperforming assets / total assets less than 2.00%, excluding announced merger targets. The State Bank peer group consisted of the following companies:

Ameris Bancorp	HomeTrust Bancshares, Inc.
ServisFirst Bancshares, Inc.	National Commerce Corp.
Seacoast Banking Corp. of FL	Access National Corp.
First Bancorp	Southern National Bancorp of VA
FB Financial Corp.	First Community Bancshares, Inc.
City Holding Co.	First Bancshares, Inc.
Franklin Financial Network, Inc.

The analysis compared publicly available financial information for State Bank and the State Bank peer group as of or for the twelve months ended March 31, 2018, or for the most recent quarter, which we refer to as MRQ, with pricing data as of May 10, 2018. The table below sets forth the data for State Bank and the high, low, median and mean data for the State Bank peer group.

	State Bank	State Bank Peer Group Median	State Bank Peer Group Mean	State Bank Peer Group High	State Bank Peer Group Low
Market Capitalization ($mm)	1,296	778	1,011	2,315	408
Price / Tangible Book Value (%)	234	240	243	377	138
Price / LTM Earnings per Share (x)	24.7	23.9	26.4	65.3	15.8
Price / Last Quarter Annualized Earnings per Share (x)	18.8	17.6	17.6	24.7	11.8
Price / 2018E Earnings per Share (x)	14.8	15.8	15.8	19.8	12.7
Price / 52-Week High (%)	99.5	95.7	94.3	99.0	81.0
Dividend Yield (%)	2.4	1.0	1.3	2.5	0.0
Dividend Payout (%)	46.3	19.0	42.0	123.1	2.9
Total Assets ($mm)	4,892	4,084	4,322	8,023	2,299
Loans / Deposits (%)	86.5	91.5	91.8	112.2	68.8
Tangible Common Equity / Tangible Assets (%)	11.50	9.10	9.36	11.44	7.24
MRQ Return on Average Assets (%)	1.43	1.26	1.31	1.88	0.76
MRQ Return on Average Equity (%)	10.81	10.37	11.16	21.11	6.16
MRQ Return on Average Tangible Common Equity (%)	12.68	14.74	14.90	21.65	7.13
MRQ Net Interest Margin (%)	4.79	3.75	3.83	4.73	2.67
MRQ Efficiency Ratio (%)	57.1	57.4	56.7	66.0	34.3
Non-performing Assets / Total Assets (%) (1)	0.47	0.78	0.76	1.38	0.12

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Sandler O’Neill used publicly available information to perform a similar analysis for Cadence and a group of financial institutions selected by Sandler O’Neill, which we refer to, for purposes of this section, as the Cadence peer group. The Cadence peer group consisted of major exchange traded banks and thrifts headquartered in the Southeast and Southwest regions with total assets between $7.5 billion and $20.0 billion, excluding announced merger targets. The Cadence peer group consisted of the following companies.

United Bankshares, Inc.	FCB Financial Holdings, Inc.
BancorpSouth Bank	TowneBank
Simmons First National Corp.	CenterState Bank Corp.
South State Corporation	WesBanco, Inc.
Home BancShares, Inc.	Renasant Corp.
Trustmark Corp.	LegacyTexas Finanial Group, Inc.
Hilltop Holdings, Inc.	Independent Bank Group, Inc.
Union Bankshares Corp.	Ameris Bancorp
United Community Banks, Inc.	BancFirst Corp.
International Bancshares Corp.	First Financial Bankshares

The analysis compared publicly available financial information for Cadence and the Cadence peer group as of or for the twelve months ended March 31, 2018, or for the MRQ, with pricing data as of May 10, 2018. The table below sets forth the data for Cadence and the high, low, median and mean data for the Cadence peer group.

	Cadence	Cadence Peer Group Median	Cadence Peer Group Mean	Cadence Peer Group High	Cadence Peer Group Low
Market Capitalization ($mm)	2,514	2,616	2,681	4,090	1,924
Price / Tangible Book Value (%)	244	254	259	446	134
Price / LTM Earnings per Share (x)	21.9	22.0	22.7	31.4	15.7
Price / Last Quarter Annualized Earnings per Share (x)	16.3	17.7	18.9	40.4	13.2
Price / 2018E Earnings per Share (x)	14.9	15.3	15.6	24.7	13.0
Price / 52-Week High (%)	98.6	97.1	95.0	99.8	80.4
Dividend Yield (%)	1.7	1.6	1.7	3.9	0.7
Dividend Payout (%)	9.1	33.0	34.7	80.2	14.3
Total Assets ($mm)	10,999	11,866	11,935	18,620	7,567
Loans / Deposits (%)	95.6	91.5	88.7	109.2	60.3
Tangible Common Equity / Tangible Assets (%)	9.65	9.21	9.50	13.14	7.94
MRQ Return on Average Assets (%)	1.42	1.34	1.32	2.05	0.51
MRQ Return on Average Equity (%)	11.57	9.51	9.80	14.53	3.65
MRQ Return on Average Tangible Common Equity (%)	15.51	14.43	14.58	23.95	5.84
MRQ Net Interest Margin (%)	3.59	3.72	3.77	4.40	3.16
MRQ Efficiency Ratio (%)	49.6	54.8	55.9	90.3	37.9
Non-performing Assets / Total Assets (%) (1)	0.84	0.48	0.54	1.03	0.23

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a group of recent merger and acquisition transactions consisting of bank and thrift transactions where targets were headquartered in the Southeast region and announced between January 1, 2016 and May 10, 2018 with disclosed deal values and target total assets between $2.0 billion and $10.0 billion, which we refer to as the regional precedent transactions. Sandler O’Neill also reviewed a national group of recent merger and acquisition transactions consisting of bank and thrift transactions announced between January 1, 2016 and May 10, 2018 with disclosed deal values and target total assets between $2.0 billion and $10.0 billion, which we refer to as the nationwide precedent transactions.

The regional precedent transactions group was composed of the following transactions:

Buyer	Target
Renasant Corporation	Brand Group Holdings, Inc.
Banco de Credito e Inversiones SA	TotalBank
Arvest Bank Group, Inc.	Bear State Financial, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
South State Corporation	Park Sterling Corporation
Home BancShares, Inc.	Stonegate Bank
IBERIABANK Corporation	Sabadell United Bank, N.A.
Pinnacle Financial Partners, Inc.	BNC Bancorp
United Bankshares, Inc.	Cardinal Financial Corporation
F.N.B. Corporation	Yadkin Financial Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to forward earnings, transaction price to tangible book value, transaction price to adjusted tangible book value, core deposit premium and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the regional precedent transactions group.

	State Bank / Cadence	Regional Precedent Transactions Median	Regional Precedent Transactions Mean	Regional Precedent Transactions High	Regional Precedent Transactions Low
Transaction Price / LTM Earnings:	26.8x	22.6x	23.5x	38.1x	16.7x
Transaction Price / Forward Earnings:	16.4x	19.4x	20.9x	27.5x	17.0x
Transaction Price / Tangible Book Value:	247%	235%	227%	271%	156%
Transaction Price / Adjusted Tangible Book Value (1):	288%	234%	230%	292%	173%
Core Deposit Premium:	21.5% (3) / 20.2% (2)	16.2%	16.1%	22.1%	9.2%
1-Day Market Premium / (Discount):	5.3%	9.9%	15.1%	60.9%	1.5%

(1)	Tangible book value adjusted to 9.00% tangible common equity / tangible asset ratio and assumes a dollar-for-dollar payout in excess of 9.00% tangible common equity / tangible assets or a dollar-for-dollar increase to deal value and tangible common equity in shortfall of 9.00% tangible common equity / tangible assets
(2)	Core deposits defined as total deposits less time deposits greater than $250,000
(3)	Core deposits defined as total deposits less time deposits greater than $100,000

The nationwide precedent transactions group was composed of the following transactions:

Buyer	Target
Renasant Corporation	Brand Group Holdings, Inc.
CVB Financial Corp.	Community Bank
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.
Banco de Credito e Inversiones SA	TotalBank
Arvest Bank Group, Inc.	Bear State Financial, Inc.
Old National Bancorp	Anchor Bancorp, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
First Financial Bancorp.	MainSource Financial Group, Inc.
Associated Banc-Corp	Bank Mutual Corporation
OceanFirst Financial Corp.	Sun Bancorp, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
Berkshire Hills Bancorp, Inc.	Commerce Bancshares Corp.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
IBERIABANK Corporation	Sabadell United Bank, N.A.
Simmons First National Corporation	First Texas BHC, Inc.
Pinnacle Financial Partners, Inc.	BNC Bancorp
Columbia Banking System, Inc.	Pacific Continental Corporation
Simmons First National Corporation	Southwest Bancorp, Inc.

Buyer	Target
Independent Bank Group, Inc.	Carlile Bancshares, Inc.
First Interstate BancSystem, Inc.	Cascade Bancorp
United Bankshares, Inc.	Cardinal Financial Corporation
Sunflower Financial, Inc.	Strategic Growth Bancorp, Incorporated
F.N.B. Corporation	Yadkin Financial Corporation
First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
People’s United Financial, Inc.	Suffolk Bancorp
Chemical Financial Corporation	Talmer Bancorp, Inc.
Old National Bancorp	Anchor BanCorp Wisconsin Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to forward earnings, transaction price to tangible book value, transaction price to adjusted tangible book value, core deposit premium and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the nationwide precedent transactions group.

	State Bank / Cadence	Nationwide Precedent Transactions Median	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low
Transaction Price / LTM Earnings:	26.8x	22.8x	24.7x	48.7x	14.1x
Transaction Price / Forward Earnings:	16.4x	21.8x	24.8x	63.2x	12.7x
Transaction Price / Tangible Book Value:	247%	220%	214%	325%	121%
Transaction Price / Adjusted Tangible Book Value (1):	288%	222%	218%	306%	129%
Core Deposit Premium:	21.5% (3) / 20.2% (2)	15.1%	14.1%	22.2%	3.0%
1-Day Market Premium / (Discount):	5.3%	9.9%	15.5%	60.9%	(7.1%)

(1)	Tangible book value adjusted to 9.00% tangible common equity / tangible asset ratio and assumes a dollar-for-dollar payout in excess of 9.00% tangible common equity / tangible assets or a dollar-for-dollar increase to deal value and tangible common equity in shortfall of 9.00% tangible common equity / tangible assets
(2)	Core deposits defined as total deposits less time deposits greater than $250,000
(3)	Core deposits defined as total deposits less time deposits greater than $100,000

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the per share net present value of State Bank common stock assuming State Bank performed in accordance with publicly available consensus median analyst earnings per share and dividends per share estimates for State Bank for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividends per share for the years thereafter, as provided by the senior management of State Bank. To approximate the terminal value per share of State Bank common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 14.0x to 19.0x and price to December 31, 2022 tangible book value per share multiples ranging from 200% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of State Bank common stock. As illustrated in the following tables, the analysis indicated an imputed range of per share values of State Bank common stock of $27.23 to $42.34 when applying multiples of earnings and $28.50 to $44.92 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
9.0%	$32.07	$34.12	$36.18	$38.23	$40.28	$42.34
10.0%	$30.77	$32.73	$34.70	$36.66	$38.63	$40.60
11.0%	$29.53	$31.41	$33.29	$35.18	$37.06	$38.94
12.0%	$28.35	$30.15	$31.96	$33.76	$35.57	$37.37
13.0%	$27.23	$28.96	$30.69	$32.42	$34.15	$35.88

Tangible Book Value Per Share Multiples

Discount Rate	200%	215%	230%	245%	260%	275%
9.0%	$33.58	$35.85	$38.11	$40.38	$42.65	$44.92
10.0%	$32.21	$34.38	$36.55	$38.73	$40.90	$43.07
11.0%	$30.91	$32.99	$35.07	$37.15	$39.23	$41.31
12.0%	$29.67	$31.67	$33.66	$35.66	$37.65	$39.64
13.0%	$28.50	$30.41	$32.32	$34.23	$36.15	$38.06

Sandler O’Neill also considered and discussed with the State Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming State Bank’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of values per State Bank common share, applying the price to 2022 earnings per share multiples range of 14.0x to 19.0x referred to above and a discount rate of 10.21%.

Earnings Per Share Multiples

Annual Budget Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(20.0%)	$25.05	$26.61	$28.17	$29.73	$31.28	$32.84
(10.0%)	$27.78	$29.53	$31.28	$33.04	$34.79	$36.55
0.0%	$30.50	$32.45	$34.40	$36.35	$38.30	$40.25
10.0%	$33.23	$35.38	$37.52	$39.66	$41.81	$43.95
20.0%	$35.96	$38.30	$40.64	$42.98	$45.31	$47.65

Sandler O’Neill also performed an analysis that estimated the net present value per share of Cadence Class A common stock assuming that Cadence performed in accordance with publicly available consensus median analyst earnings per share and dividends per share estimates for Cadence for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of Cadence. To approximate the per share terminal value of Cadence Class A common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 14.0x to 19.0x and price to December 31, 2022 tangible book value per share multiples ranging from 220% to 270%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Cadence Class A common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Cadence Class A common stock of $24.29 to $38.14 when applying multiples of earnings per share and $28.34 to $40.59 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
9.0%	$28.66	$30.56	$32.45	$34.35	$36.24	$38.14
10.0%	$27.48	$29.30	$31.11	$32.93	$34.74	$36.56
11.0%	$26.37	$28.10	$29.84	$31.58	$33.32	$35.06
12.0%	$25.30	$26.97	$28.63	$30.30	$31.96	$33.63
13.0%	$24.29	$25.89	$27.48	$29.08	$30.68	$32.27

Tangible Book Value Per Share Multiples

Discount Rate	220%	230%	240%	250%	260%	270%
9.0%	$33.47	$34.89	$36.32	$37.74	$39.16	$40.59
10.0%	$32.09	$33.45	$34.81	$36.18	$37.54	$38.90
11.0%	$30.78	$32.08	$33.39	$34.69	$36.00	$37.30
12.0%	$29.53	$30.78	$32.03	$33.28	$34.53	$35.78
13.0%	$28.34	$29.54	$30.74	$31.94	$33.14	$34.34

Sandler O’Neill also considered and discussed with the State Bank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Cadence’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Cadence shares, applying the price to 2022 earnings per share multiples range of 14.0x to 19.0x referred to above and a discount rate of 9.14%.

Earnings Per Share Multiples

Annual Budget Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(20.0%)	$23.22	$24.73	$26.23	$27.74	$29.25	$30.75
(10.0%)	$25.86	$27.55	$29.25	$30.94	$32.64	$34.33
0.0%	$28.49	$30.38	$32.26	$34.14	$36.03	$37.91
10.0%	$31.13	$33.20	$35.27	$37.35	$39.42	$41.49
20.0%	$33.77	$36.03	$38.29	$40.55	$42.81	$45.07

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the fourth calendar quarter of 2018. In performing this analysis, Sandler O’Neill utilized the pro forma assumptions, as provided by the senior management of Cadence. The analysis indicated that the merger could be accretive to Cadence’s estimated earnings per share (excluding one-time transaction costs and expenses) in the year ending December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022; dilutive to Cadence’s estimated tangible book value per share at closing, December 31, 2019 and December 31, 2020 and accretive to Cadence’s estimated tangible book value per share at December 31, 2021 and December 31, 2022.

In connection with this analysis, Sandler O’Neill considered and discussed with the State Bank board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as financial advisor to State Bank in connection with the merger. State Bank has agreed to pay Sandler O’Neill a transaction fee in an amount equal to 0.45% of the aggregate merger consideration, which transaction fee is contingent upon the closing of the merger. At the time of announcement, based on Cadence’s closing price of $30.06 as of May 10, 2018, Sandler O’Neill’s transaction fee was approximately $6.1 million. Sandler O’Neill also received a $250,000 fee upon rendering its fairness opinion to the State Bank board of directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day the merger closes. State Bank has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

Sandler O’Neill did not provide any other investment banking services to State Bank in the two years preceding the date of its opinion. As the State Bank board of directors was aware, in the two years preceding the date of its opinion, Sandler O’Neill provided certain investment banking services to Cadence and received fees for such services. Prior to the date of the fairness opinion, Sandler O’Neill acted as (i) a joint passive book runner in connection with Cadence’s initial public offering of Class A common stock, which transaction closed in April 2017, for which Sandler O’Neill received approximately $860,000, (ii) a co-manager in connection with the offer and sale of Cadence Class A common stock by Cadence Bancorp, LLC, which transaction closed in November 2017, for which Sandler O’Neill received approximately $27,000, and (iii) a joint book-running manager in connection with the offer and sale of Cadence Class A common stock by Cadence Bancorp, LLC, which transaction closed in February 2018, for which Sandler O’Neill received approximately $835,000. After the Sandler O’Neill fairness opinion was rendered, with State Bank’s knowledge, Cadence requested Sandler O’Neill to act as a joint book-running manager in connection with Cadence’s offer and sale of Cadence Class A common stock by Cadence Bancorp, LLC. This transaction closed in late May 2018 and Sandler O’Neill expects to receive approximately $1.4 million. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Cadence and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Cadence and its affiliates for its own account and for the accounts of its customers.

Opinion of FIG Partners, LLC

FIG Partners, LLC, which we refer to as FIG Partners, was engaged by the Independent Directors Committee of the State Bank board of directors by letter dated May 4, 2018 to act as financial advisor and to render a fairness opinion for the Independent Directors Committee of the State Bank board of directors in connection with a potential business combination with Cadence. FIG Partners delivered to the Independent Directors Committee of the State Bank board of directors its opinion dated May 11, 2018 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to State Bank shareholders is fair to the State Bank shareholders from a financial point of view. In requesting FIG Partners advice and opinion, no limitations were imposed by State Bank with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of FIG Partners, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex E. State Bank shareholders should read this opinion in its entirety. FIG Partners’ opinion speaks only as of May 11, 2018, the date of the opinion.

FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The Independent Directors Committee of the State Bank board of directors selected FIG Partners to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

FIG Partners received a $350,000 fee from State Bank for performing its financial advisory services in connection with the merger and rendering a written opinion to the Independent Directors Committee of the State Bank board of directors as to the fairness, from a financial point of view, of the merger to State Bank shareholders. Further, State Bank has agreed to indemnify FIG Partners against any claims or liabilities arising out of FIG Partners’ engagement by State Bank. As part of its investment banking business, FIG Partners is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. This opinion has been reviewed by FIG Partners’ compliance officer and fairness committee consistent and with internal policy. FIG Partners has not had a material relationship with or received compensation from State Bank or Cadence during the prior two years.

The following is a summary of the analyses performed by FIG Partners in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Independent Directors Committee of the State Bank board of directors by FIG Partners. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG Partners in rendering its opinion or the presentation delivered by FIG Partners to the Independent Directors Committee of the State Bank board of directors, but it does summarize all of the material analyses performed and presented by FIG Partners.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners may have given various analyses more or less weight than other analyses. Accordingly, FIG Partners believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Independent Directors Committee of the State Bank board of directors and its fairness opinion.

In performing its analyses, FIG Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of State Bank or Cadence. The analyses performed by FIG Partners are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG Partners’ analysis of the fairness of the merger consideration, from a financial point of view, to State Bank shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG Partners’ opinion does not address the relative merits of the merger as compared to any other business combination in which State Bank might engage. In addition, as described above, FIG Partners’ opinion was one of many factors taken into consideration by the Independent Directors Committee of the State Bank board of directors in making its determination to recommend that the State Bank board determine that the merger agreement, including the merger, were advisable and in the best interests of the State Bank shareholders.

During the course of its engagement and as a basis for arriving at its opinion, FIG Partners reviewed and analyzed material bearing upon financial and operating conditions of State Bank and Cadence and material prepared in connection with the merger, including, among other things, the following:

(i)	reviewed the merger agreement;

(ii)	reviewed certain historical, publicly available business and financial information concerning State Bank and Cadence including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation and SEC;

(iii)	held discussions with members or representatives of the senior management of State Bank for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the merger;

(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that FIG Partners considered relevant;

(v)	reviewed the current and historical financial results of State Bank and Cadence;

(vi)	performed a comparison of certain State Bank and Cadence operating and trading information with other similar publicly traded companies;

(vii)	reviewed publicly-available consensus earnings estimates for State Bank and Cadence and assumed long term growth rates provided to us by State Bank and Cadence representatives; and

(viii)	performed such other analyses and considered such other factors as FIG Partners has deemed appropriate.

FIG Partners also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuation.

In performing its review, FIG Partners has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations that was contained in the financials and other materials available from public sources, or that was provided to it by State Bank and Cadence, or their respective representatives. FIG Partners further relied on the assurances of the management of State Bank and Cadence that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.

FIG Partners is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed that such allowances for State Bank and Cadence are in the aggregate adequate to cover such losses. FIG Partners was not retained to and did not conduct a physical inspection of any of the properties or facilities of State Bank and Cadence. In addition, FIG Partners has not reviewed individual credit files nor has FIG Partners made an independent evaluation or appraisal of the assets and liabilities of State Bank and Cadence or any of their respective subsidiaries and FIG Partners not furnished with any such evaluations or appraisals.

In preparing its analyses, FIG Partners used publicly available consensus mean analyst earnings per share estimates for State Bank for the years ending December 31, 2018 and December 31, 2019 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by representatives of the senior management of State Bank. Additionally. FIG Partners used publicly available consensus mean analyst earnings per share estimates for Cadence for the years ending December 31, 2018 and December 31, 2019 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the representatives of senior management of Cadence and State Bank.

FIG Partners also received and relied upon in its pro forma analyses assumptions relating to transaction costs, purchase accounting, cost savings, core deposit intangible assets, among other assumptions, as provided by representatives of State Bank. FIG Partners expressed no opinion as to such information or the assumptions on which such information was based.

FIG Partners assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of State Bank or Cadence since the date of the most recent financial data made available to FIG Partners. FIG Partners also assumed in all respects material to its analysis that State Bank and Cadence would remain as going concerns for all periods relevant to its analyses.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. FIG Partners reviewed the financial terms of the proposed transaction. Based upon Cadence’s May 8, 2018 closing stock price of $29.89, and based upon State Bank’s 39,059,525 shares of common stock outstanding, FIG Partners calculated an aggregate implied transaction value of approximately $1.354 billion, or a transaction price per share of $34.67. Based upon financial information for State Bank as or for the last twelve months, which we refer to as

LTM, ended March 31, 2018, unless otherwise noted, FIG Partners calculated the following implied transaction metrics:

Transaction Price / LTM Net Income:	26.5x
Transaction Price / 2018 Mean Analyst Estimates Earnings Per Share:	15.6x
Transaction Price / Tangible Book Value Per Share:	245.5%
Tangible Book Premium/Core Deposits¹:	22.9%
Transaction Price / Total Assets:	18.6%

(1)	Tangible book premium to core deposits calculated as (deal value—tangible equity) / (core deposits); Core Deposits defined as total deposits less time deposits.

Stock Trading History. FIG Partners reviewed historical publicly reported trading prices of Cadence Class A common stock for the last twelve month period ended May 7, 2018. FIG Partners compared the relationship between the movements in the prices of Cadence Class A common stock to movements in its respective peer groups (as described below in Comparable Company Analysis).

Cadence Last Twelve Months Stock Performance

	Beginning May 7, 2017	Ending May 7, 2018
Cadence	100%	136%
Cadence Peer Group	100%	108%

FIG Partners reviewed the historical publicly reported trading prices of Cadence Class A common stock for the period ranging from November 1, 2016 to May 4, 2018 (since the 2016 United States Presidential Election). FIG Partners then compared the relationship between the movements in the prices of Cadence Class A common stock to movements in the SNL U.S. Bank > $10B Index, and the NYSE U.S. Bank Index.

Cadence Stock Performance Since November 1, 2016

	Beginning November 1, 2016	Ending May 4, 2018
Cadence	100%	149%
SNL U.S. Bank > $10.0B	100%	140%
NYSE U.S. Bank Index	100%	120%

Comparable Company Analyses. FIG Partners used publicly available information to compare selected financial information for State Bank with a group of financial institutions selected by FIG Partners, which we refer to, for purposes of this section, as the State Bank peer group. The State Bank peer group consisted of publicly-traded holding companies, as defined by FIG Partners’ Research Group’s published reports on State Bank. The State Bank peer group consisted of the following companies:

Pinnacle Financial Partners	Capital City Bank Group Inc.
South State Corporation	Seacoast Banking Corp. of FL
FCB Financial Holdings Inc.	First Bancorp
LegacyTexas Financial Group Inc.	Live Oak Bancshares Inc.
Pacific Premier Bancorp	Carolina Financial Corp.
United Community Banks Inc.	National Commerce Corp.
CenterState Bank Corp.	Fidelity Southern Corp.
ServisFirst Bancshares Inc.	Atlantic Capital Bancshares Inc.
Ameris Bancorp	Home Bancorp Inc.
Eagle Bancorp Inc.

The analysis compared selected financial information for State Bank with the corresponding publicly available data for the State Bank peer group as of or for the twelve months ended March 31, 2018 (unless otherwise noted), with pricing data as of May 7, 2018. The table below sets forth the data for State Bank and the high, low, median and mean data for the State Bank peer group.

State Bank Comparable Company Analysis

	State Bank	State Bank Peer Group Median	State Bank Peer Group Mean	State Bank Peer Group High	State Bank Peer Group Low
Market Capitalization ($M)	$1,294	$1,908	$1,791	$5,042	$406
Price/Tangible Book Value	234.1%	258.0%	252.4%	377.0%	157.6%
Price/EPS	24.7x	22.7x	22.9x	31.1x	11.0x
Dividend Yield	2.4%	1.0%	1.0%	2.1%	0.0%
Weekly Volume	1.3%	2.0%	2.2%	4.3%	0.7%
Short Interest	1.4%	1.8%	2.4%	5.5%	0.3%
Insider Ownership	9.2%	6.8%	11.0%	34.7%	3.0%
Institutional Ownership	76.7%	70.7%	66.1%	94.1%	35.7%
Last Twelve Months Return	27.2%	18.4%	16.5%	37.0%	-0.7%
Total Assets ($M)	$4,892	$7,012	$7,680	$22,935	$2,207
Total Loans ($M)	$3,666	$5,933	$5,696	$16,445	$1,643
Total Deposits ($M)	$4,184	$5,977	$6,063	$16,503	$1,839
Tangible Common Equity/ Tangible Assets	11.5%	9.2%	9.5%	12.9%	7.2%
NPAs/Assets	0.47%	0.44%	0.55%	1.44%	0.11%
Last Twelve Months ROAA	1.15%	1.05%	1.16%	4.26%	-0.07%
Last Twelve Months ROAE	8.20%	8.45%	9.47%	30.24%	-0.60%

Note: Financial data for the institutions in the State Bank peer group is not pro forma for any publicly announced and pending transactions.

FIG Partners used publicly available information to perform a similar analysis for Cadence and a group of financial institutions as selected by FIG Partners, which we refer to, for purposes of this section, as the Cadence peer group. The Cadence peer group consisted of holding companies, banks and thrifts whose securities are traded on the NYSE or NASDAQ with total assets between $9.0 billion and $12.0 billion headquartered in the U.S., excluding announced merger targets. The Cadence peer group consisted of the following companies:

Glacier Bancorp Inc.	WesBanco Inc.
Community Bank System Inc.	Banner Corp.
FCB Financial Holdings Inc.	Berkshire Hills Bancorp Inc.
BofI Holding Inc.	Capitol Federal Financial Inc.
CenterState Bank Corp.	Northwest Bancshares Inc.
Great Western Bancorp	Provident Financial Services
Banc of California Inc.	Customers Bancorp Inc.
Renasant Corp.	Heartland Financial USA Inc.
TowneBank	NBT Bancorp Inc.
First Merchants Corp.

The analysis compared financial information for Cadence with the corresponding publicly available data for the Cadence peer group as of or for the twelve months ended March 31, 2018 (unless otherwise noted) with pricing data as of May 7, 2018. The table below sets forth the data for Cadence and the high, low, median and mean data for the Cadence peer group.

Cadence Comparable Company Analysis

	Cadence	Cadence Peer Group Median	Cadence Peer Group Mean	Cadence Peer Group High	Cadence Peer Group Low
Market Capitalization ($M)	$2,500	$2,108	$2,082	$3,243	$938
Price/Tangible Book Value	242.7%	241.3%	230.6%	371.3%	129.9%
Price/EPS	21.8x	19.5x	21.4x	34.0x	15.4x
Dividend Yield	1.7%	2.4%	2.3%	4.1%	1.0%
Weekly Volume	1.7%	2.2%	2.5%	7.7%	1.1%
Short Interest	1.5%	2.4%	4.8%	23.5%	0.7%
Insider Ownership	65.9%	3.8%	5.1%	16.3%	0.5%
Institutional Ownership	27.4%	73.9%	74.9%	115.1%	38.9%
Last Twelve Months Return	35.7%	8.0%	10.1%	64.5%	-8.9%
Total Assets ($M)	$10,999	$10,317	$10,410	$11,992	$9,117
Total Loans ($M)	$8,684	$7,703	$7,637	$9,338	$6,336
Total Deposits ($M)	$9,049	$7,986	$7,963	$9,486	$5,354
Tangible Common Equity/ Tangible Assets	9.6%	9.2%	9.0%	15.0%	6.4%
NPAs/Assets	0.84%	0.38%	0.49%	1.56%	0.17%
Last Twelve Months ROAA	1.11%	1.03%	1.03%	1.68%	0.48%
Last Twelve Months ROAE	8.74%	8.16%	8.39%	17.09%	4.82%

Note: Financial data for the institutions in the Cadence peer group is not pro forma for any publicly announced and pending transactions.

Analysis of Selected Merger Transactions. FIG Partners reviewed a group of selected merger and acquisition transactions, which we refer to as the comparable transactions group. The comparable transactions group consisted of nationwide holding company, bank and thrift transactions with disclosed deal value and target total assets between $3.0 billion and $8.0 billion announced between January 1, 2016 and May 7, 2018, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The comparable transactions group was composed of the following transactions:

Buyer	Target
CVB Financial Corp.	Community Bank
Pacific Premier Bancorp	Grandpoint Capital Inc.
Banco de Credito e Inversiones	TotalBank
Valley National Bancorp	USAmeriBancorp Inc.
First Financial Bancorp	MainSource Financial Group
Union Bankshares Corp	Xenith Bankshares Inc.
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
IBERIABANK Corp.	Sabadell United Bank N.A.
Pinnacle Financial Partners	BNC Bancorp
First Interstate BancSystem	Cascade Bancorp
United Bancshares Inc.	Cardinal Financial Corp.
F.N.B. Corp.	Yadkin Financial Corporation

FIG Partners reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share and tangible book premium to core deposits. FIG Partners also reviewed the following target financials: total assets, non-performing assets to total assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG Partners compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the comparable transactions group.

	State Bank/ Cadence	Precedent Transactions Median	Precedent Transactions Mean	Precedent Transactions High	Precedent Transactions Low
Deal Value ($M)	$1,354	$852.1	$905.5	$1,732	$528.1
Transaction price/Tangible book value per share:	245.5%	232.1%	224.6%	271.7%	155.7%
Transaction price/Earnings per share	26.5x	22.4x	21.5x	27.4x	10.1x
Transaction price/Total assets	18.6%	21.0%	20.9%	24.9%	17.4%
Core deposit premium	22.9%	18.4%	17.1%	22.2%	11.7%
Target Total Assets ($M)	$4,892	$3,747	$4,314	$7,455	$3,042
Target NPAs/Assets	0.47%	0.54%	0.64%	1.82%	0.01%
Target TCE/TA	11.50%	8.98%	9.50%	13.89%	7.42%
Target LTM ROAA	1.15%	0.90%	0.99%	2.16%	0.59%

Net Present Value Analyses. FIG Partners performed an analysis that estimated the net present value per share of State Bank common stock assuming State Bank performed in accordance with publicly available consensus mean analyst earnings per share estimates for the years ending December 31, 2018 and December 31, 2019 and an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of State Bank, as well as a projected dividend growth rate, as discussed with and confirmed by senior management of State Bank. To approximate the terminal value of a share of State Bank common stock at December 31, 2022, FIG Partners applied price to 2022 earnings multiples ranging from 16.0x to 20.0x and multiples of December 31, 2022 tangible book value ranging from 220% to 260%. The terminal values were then discounted to present values using discount rates ranging from 11.0% to 13.0%. The discount rates selected by FIG Partners were intended to reflect different assumptions regarding required rates of return of holders or prospective buyers of State Bank common stock. The analysis and the underlying assumptions yielded a range of values per share of State Bank common stock of $30.76 to $41.00 when applying multiples of earnings and $31.17 to $39.46 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x
11.0%	$33.37	$35.28	$37.18	$39.09	$41.00
11.5%	$32.69	$34.56	$36.43	$38.29	$40.16
12.0%	$32.03	$33.86	$35.69	$37.51	$39.34
12.5%	$31.39	$33.17	$34.96	$36.75	$38.54
13.0%	$30.76	$32.51	$34.26	$36.01	$37.77

Tangible Book Value Multiples

Discount Rate	220%	230%	240%	250%	260%
11.0%	$33.82	$35.23	$36.64	$38.05	$39.46
11.5%	$33.14	$34.51	$35.89	$37.27	$38.65
12.0%	$32.47	$33.82	$35.16	$36.51	$37.86
12.5%	$31.81	$33.13	$34.45	$35.77	$37.10
13.0%	$31.17	$32.47	$33.76	$35.05	$36.35

FIG Partners also considered how this analysis would be affected by variations with respect to net income. FIG Partners performed a similar analysis assuming State Bank’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following ranges of per share values for State Bank common stock, applying the price to 2022 earnings multiples range of 16.0x to 20.0x and the price to 2022 tangible book value range of 220% to 260% referred to above and a discount rate of 12.00%.

Earnings Per Share Multiples

Annual Budget Variance	16.0x	17.0x	18.0x	19.0x	20.0x
(15.0%)	$27.64	$29.20	$30.75	$32.30	$33.86
(10.0%)	$29.11	$30.75	$32.40	$34.04	$35.69
(5.0%)	$30.57	$32.30	$34.04	$35.78	$37.51
0.0%	$32.03	$33.86	$35.69	$37.51	$39.34
5.0%	$33.49	$35.41	$37.33	$39.25	$41.17
10.0%	$34.95	$36.96	$38.98	$40.99	$43.00
15.0%	$36.42	$38.52	$40.62	$42.72	$44.82

Tangible Book Value Multiples

Annual Budget Variance	220%	230%	240%	250%	260%
(15.0%)	$30.01	$31.24	$32.48	$33.72	$34.95
(10.0%)	$30.83	$32.10	$33.37	$34.65	$35.92
(5.0%)	$31.65	$32.96	$34.27	$35.58	$36.89
0.0%	$32.47	$33.82	$35.16	$36.51	$37.86
5.0%	$33.29	$34.67	$36.06	$37.45	$38.83
10.0%	$34.11	$35.53	$36.95	$38.38	$39.80
15.0%	$34.93	$36.39	$37.85	$39.31	$40.77

FIG Partners also performed an analysis that estimated the net present value per share of Cadence Class A common stock assuming that Cadence performed in accordance with publicly available consensus mean analyst earnings per share estimates for Cadence for the years ending December 31, 2018 and December 31, 2019 as well as an estimated earnings per share growth rate and estimated dividends for the years thereafter, as provided by the senior management of Cadence. To approximate the terminal value of Cadence Class A common stock at December 31, 2022, FIG Partners applied price to 2022 earnings multiples ranging from 16.0x to 20.0x and multiples of December 31, 2022 tangible book value ranging from 230% to 270%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 13.0%. Discount rates were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Cadence Class A common stock. The analysis indicated an imputed range of values per share of Cadence Class A common stock of $30.14 to $40.41 when applying earnings multiples and $29.79 to $37.63 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x
11.0%	$32.73	$34.65	$36.57	$38.49	$40.41
11.5%	$32.06	$33.94	$35.82	$37.70	$39.58
12.0%	$31.40	$33.24	$35.08	$36.92	$38.76
12.5%	$30.76	$32.56	$34.36	$36.17	$37.97
13.0%	$30.14	$31.90	$33.67	$35.43	$37.19

Tangible Book Value Multiples

Discount Rate	230%	240%	250%	260%	270%
11.0%	$32.35	$33.67	$34.99	$36.31	$37.63
11.5%	$31.69	$32.98	$34.27	$35.56	$36.85
12.0%	$31.04	$32.30	$33.57	$34.83	$36.10
12.5%	$30.41	$31.64	$32.88	$34.12	$35.36
13.0%	$29.79	$31.00	$32.21	$33.43	$34.64

FIG Partners also considered how this analysis would be affected by variations with respect to net income. To illustrate this impact, FIG Partners performed a similar analysis assuming Cadence’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Cadence Class A common stock, applying the price to 2022 earnings multiples range of 16.0x to 20.0x and the price to 2022 tangible book value range of 230% to 270% referred to above and a discount rate of 12.00%.

Earnings Per Share Multiples

Annual Budget Variance	16.0x	17.0x	18.0x	19.0x	20.0x
(15.0%)	$26.98	$28.55	$30.11	$31.68	$33.24
(10.0%)	$28.46	$30.11	$31.77	$33.43	$35.08
(5.0%)	$29.93	$31.68	$33.43	$35.17	$36.92
0.0%	$31.40	$33.24	$35.08	$36.92	$38.76
5.0%	$32.87	$34.81	$36.74	$38.67	$40.60
10.0%	$34.35	$36.37	$38.39	$40.42	$42.44
15.0%	$35.82	$37.93	$40.05	$42.17	$44.28

Tangible Book Value Multiples

Annual Budget Variance	230%	240%	250%	260%	270%
(15.0%)	$28.62	$29.78	$30.93	$32.09	$33.25
(10.0%)	$29.42	$30.62	$31.81	$33.01	$34.20
(5.0%)	$30.23	$31.46	$32.69	$33.92	$35.15
0.0%	$31.04	$32.30	$33.57	$34.83	$36.10
5.0%	$31.85	$33.14	$34.44	$35.74	$37.04
10.0%	$32.65	$33.99	$35.32	$36.66	$37.99
15.0%	$33.46	$34.83	$36.20	$37.57	$38.94

In connection with its analyses, FIG Partners considered and discussed with the Independent Directors Committee of the State Bank board of directors how the present value analyses would be affected by changes in the underlying assumptions. FIG Partners noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. FIG performed a pro forma merger analysis that combined projected income statement and balance sheet information of State Bank and Cadence. FIG analyzed the estimated financial impact of the merger on certain projected financial results for State Bank and Cadence and financial forecasts and projections relating to the earnings of State Bank and Cadence, which were derived by FIG from publicly available consensus estimates, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses), which, in the case of State Bank and Cadence were derived by FIG from publicly available information. This analysis indicated that the merger could be accretive to Cadence estimated EPS in 2019 and have a 2.92 payback period for Cadence with minimal dilution at closing to estimated tangible book value per share (4.3% dilutive to Cadence tangible book value per share). For all of the above analysis, the actual results achieved by Cadence following the merger may vary from the projected results, and the variations may be material.

Interests of Cadence’s Directors and Executive Officers in the Merger

In considering the recommendation of the Cadence board of directors with respect to its adoption of the merger agreement, Cadence stockholders should be aware that Cadence’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Cadence stockholders generally. The Cadence board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. Please see “—Cadence’s Reasons for the Merger.” These interests are summarized below.

Continuing Service as Directors on the Cadence Board

The Cadence board of directors after the merger will include each of the current directors from the Cadence board of directors as of immediately prior to the effective time, in addition to three directors from the current State Bank board of directors. The Cadence board of directors presently consists of six directors.

Continuing Employment with Cadence

It is currently expected that the executive officers of Cadence will continue their employment with Cadence following the effective time on substantially similar terms and conditions as in existence immediately prior to the effective time.

None of Cadence’s directors or executive officers is a party to, or participates in a, Cadence plan, program, or arrangement that provides such director or executive officer with compensation that is based on or otherwise relates to the completion of the merger.

Directors’ and Officers’ Insurance

Cadence will continue to provide indemnification and insurance coverage to the directors and executive officers of Cadence.

Interests of State Bank’s Directors and Executive Officers in the Merger

In considering the recommendations of the State Bank board of directors with respect to the merger, State Bank shareholders should be aware that State Bank’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of State Bank. The State Bank board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to State Bank’s shareholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger (to the extent such interests existed at that time). See the sections entitled “—Background of the Merger” and “—Recommendation of the State Bank Board of Directors; State Bank’s Reasons for the Merger” of this joint information statement/proxy statement and prospectus, respectively. These interests are described in more detail below, and certain of them are quantified in the narrative and table below.

For purposes of all State Bank agreements described below, the approval by State Bank shareholders of the merger or completion of the merger will constitute a change in control, change of control or term of similar meaning.

Treatment of Outstanding State Bank Equity Awards

State Bank Restricted Stock. As of June 30, 2018, State Bank’s ten executive officers held an aggregate of 575,438 shares of unvested State Bank restricted stock and State Bank’s nine non-employee directors each held 886 shares of unvested State Bank restricted stock, for an aggregate of 7,974 shares of unvested State Bank restricted stock. Under the merger agreement, at the effective time, each outstanding share of restricted stock will fully vest (with any performance-based vesting condition deemed to have been achieved to the extent set forth in the applicable award agreement) and be converted automatically into the right to receive the merger consideration. Under State Bank’s performance-based restricted stock agreements awarded in 2015, which are included in the shares that will vest under the merger agreement, full vesting of the awards occurs if the per share price of State Bank common stock on the consummation of the change of control (as defined in the award agreement) is 20% higher than the per share closing price of State Bank common stock on the grant date of the award (i.e., February 11, 2015). Assuming the effective date of the merger was June 30, 2018, and that the closing price per share of State Bank common stock was $33.61 (the average closing price per share over the first five business days following the announcement of the merger agreement), such price was 76.71% higher than the stock’s per share closing price of $19.02 on February 11, 2015.

Quantification of Payments. For an estimate of the amounts that would be payable to each of State Bank’s named executive officers upon settlement of their unvested State Bank restricted stock awards, see “Merger-Related Compensation for State Bank’s Named Executive Officers” below. The estimated aggregate amount that would be payable to State Bank’s four executive officers who are not named executive officers upon settlement of their unvested State Bank restricted stock awards if the consummation of the change of control (as defined in each award agreement) occurred on June 30, 2018 is $6,822,830. We estimate that the aggregate amount that would be payable to State Bank’s nine non-employee directors upon settlement of their unvested State Bank restricted stock awards if consummation of the change of control (as defined in each award agreement) occurred on June 30, 2018 is $268,006. The amounts specified in this paragraph are determined using a price per share of State Bank common stock of $33.61, the average closing price per share over the first five business days following the announcement of the merger agreement.

Existing State Bank Employment Agreements

State Bank has existing amended and restated employment agreements with the following named executive officers: J. Thomas Wiley, Jr., Kim Childers, and Joseph W. Evans.

Under each of Mr. Wiley’s and Mr. Childers’ employment agreement, if the officer chooses to terminate his employment within the period commencing three months before and ending 12 months after a change in control and upon 30 days written notice (which we refer to as a voluntary termination), the officer is entitled to receive a severance payments as follows:

•	a lump sum payment equal to (a) the greater of (i) his current annual base salary divided by 12 or (ii) his average monthly compensation multiplied by (b) the number of months from the effective date of his termination through the unexpired portion of the term of the employment agreement or, if greater, 24; and

•	a monthly payment equal to the cost of COBRA health continuation coverage for the officer and his eligible dependents for the longer of (a) the unexpired portion of the term of the employment agreement, (b) 24 months or (c) the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage.

For purposes of these calculations, “average monthly compensation” means: (a) the sum of (i) the officer’s then current annual base salary and (ii) his most recent annual incentive payment or, if greater, his average incentive payment for the three most recent years, divided by (b) 12. For an estimate of the value of the payments and benefits described above that would be payable to each of Mr. Wiley and Mr. Childers under their employment agreements in connection with a voluntary termination following the merger, see “Merger-Related Compensation for State Bank’s Named Executive Officers” below.

Under Mr. Evans’ employment agreement, in the event of, among other things, a termination of his employment by State Bank without “cause,” or if he terminates his employment for “cause,” as defined in his employment agreement and, in each case, within the period commencing three months before and ending 12 months after a change in control (which we refer to as a qualifying termination), he is entitled to receive severance payments as follows:

•	a lump sum payment equal to (a) his current annual base salary divided by 12, multiplied by (b) the number of months from his termination date through the unexpired term of the agreement (or if greater, 24); and

•	a monthly payment equal to the cost of COBRA health continuation coverage for him and his eligible dependents for the longer of (a) the unexpired portion of the term of the employment agreement, (b) 24 months or (c) the period during which he and his eligible dependents are entitled to COBRA health continuation coverage.

For an estimate of the value of the payments and benefits described above that would be payable to Mr. Evans under his employment agreement in connection with a qualifying termination following the merger, see “Merger-Related Compensation for State Bank’s Named Executive Officers” below.

In order for Mr. Wiley, Mr. Childers or Mr. Evans to receive his severance payment, he must execute a general release of claims in favor of State Bank and its affiliates. Each officer’s employment agreement also includes certain restrictive covenants, including covenants related to non-competition, non-solicitation of customers and non-solicitation of employees. With respect to Mr. Wiley and Mr. Childers, the non-competition covenant applies for a period of 36 months following each officer’s termination and the non-solicitation covenants generally apply for a period of 24 months following each officer’s termination. With respect to Mr. Evans, the non-competition and non-solicitation covenants generally apply for a period of 24 months following his termination. If the officer breaches any applicable restrictive covenant or the general release, State Bank is not required to make the severance payment to the officer and the officer may be required to repay to State Bank any portion of the severance payment that the officer has already received.

The employment agreements for Mr. Wiley, Mr. Childers and Mr. Evans also provide that, if the payments or benefits provided to the officer would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, the officer shall receive the total payments made under the employment agreement, provided that, if the after-tax amount retained by the officer after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by the officer if the total payments were reduced so that no Code Section 280G taxes would be incurred, the officer will receive reduced payments.

As discussed more fully below, Cadence has entered into a new services and covenant agreement with each of Messrs. Wiley, Childers, and Evans, which supersede their respective employment agreements. See “—Cadence Services and Covenant Agreements” below.

State Bank Separation Agreements

Named Executive Officer Agreements. State Bank has existing separation agreements with the following named executive officers: Sheila E. Ray, Remer Y. Brinson III and Bradford L. Watkins. These separation agreements provide for certain severance benefits if, upon providing proper notice, the officer is terminated without “cause” or the officer terminates his or her employment for “good reason,” each as defined in the applicable separation agreement (which we refer to as a “qualifying termination” for such officer), during the one-year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control).

Under Ms. Ray’s and Mr. Watkins’ separation agreement, upon a qualifying termination, the officer is entitled to receive a severance payment in a lump sum amount equal to one times the average of the officer’s base salary over the last three full fiscal years. Under Mr. Brinson’s separation agreement, upon a qualifying termination, he is entitled to receive a severance payment in a lump sum amount equal to two times the average of his base salary over the last three full fiscal years. For an estimate of the value of the payments and benefits described above that would be payable to each of Ms. Ray, Mr. Brinson and Mr. Watkins under their separation agreements in connection with a qualifying termination following the merger, see “Merger-Related Compensation for State Bank’s Named Executive Officers” below.

Each officer’s separation agreement also includes restrictive covenants that continue for a period of 12 months following his or her termination, including non-solicitation of customers and non-solicitation of employees. In addition, Mr. Brinson’s separation agreement also includes a non-competition covenant that continues for a period 12 months following his termination; provided that Mr. Brinson receives the severance payment. If the officer breaches any applicable restrictive covenant, State Bank is not required to make the separation payment to the officer and the officer will be required to repay to State Bank any portion of the separation payment that the officer has already received.

In addition, Mr. Brinson’s separation agreement provides that, if payments or benefits payable to Mr. Brinson would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, then payments and benefits will be reduced such that no payments or benefits constitute parachute payments.

Executive Officer Agreements. State Bank has existing separation agreements with three other executive officers who are not named executive officers. These separation agreements provide that, upon providing proper notice, if the officer has a qualifying termination event during the one-year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control), the officer is entitled to receive a severance payment in a lump sum equal to one times the average of the officer’s base salary over the last three full fiscal years (or the officer’s average annualized base salary for such shorter period of time as he or she has been employed by State Bank). The estimated aggregate amount that would be payable to State Bank’s executive officers, other than the named executive officers, assuming the merger occurred on June 30, 2018 and each officer experienced a qualifying termination at the closing of the merger under their respective separation agreements is $783,333.

Each officer’s separation agreement also includes restrictive covenants that continue for a period of 12 months following his termination, including non-solicitation of customers and non-solicitation of employees. If the officer breaches any applicable restrictive covenant, State Bank is not required to make the separation payment to the officer and the officer will be required to repay to State Bank any portion of the separation payment that the officer has already received.

Offer Letter with an Executive Officer

State Bank has entered into an offer letter with one executive officer who is not a named executive officer. Under the offer letter, the officer is entitled to a lump sum payment of $375,000 within 30 days after State Bank entered into the merger agreement in exchange for the officer’s corporate development services (which we refer to as the first payment), and will be entitled to an additional lump sum payment of $375,000 within 30 days after the closing of the merger in exchange for services rendered relating to consummation of the transaction. Under the offer letter, if the transaction does not close, State Bank reserves the right to seek reimbursement of the first payment.

The offer letter also includes restrictive covenants that continue for a period of 12 months following the officer’s termination, including non-solicitation of customers and non-solicitation of employees. If the officer breaches any applicable restrictive covenant, State Bank is not required to make the above-referenced payments to the officer and the officer will be required to repay to State Bank any portion of these payments that the officer has already received.

Prorated Annual Cash Incentive Compensation

All of State Bank’s executive officers, other than Mr. Evans, are participants in the State Bank Executive Officer Annual Cash Incentive Plan and will continue to participate in the plan. Under the merger agreement, all accruals existing as of the effective time under State Bank’s non-equity incentive and/or bonus plans that are consistent with State Bank’s 2018 budget approved by the board of directors will be paid out to the applicable executive officers as of the closing date of the merger. For an estimate of the value of the cash incentive awards payable to each of the named executive officers, see “Merger-Related Compensation for State Bank’s Named Executive Officers.” The estimated value of the aggregate cash incentive awards that would be payable to State Bank’s four executive officers who are not named executive officers in connection with the merger is $276,889. These estimated amounts are based on accruals through June 30, 2018, which for purposes of this disclosure is the assumed effective date of the merger, based on State Bank’s actual performance under the performance objectives established by the State Bank Independent Directors Committee of the State Bank board of directors pursuant to the State Bank Executive Officer Annual Cash Incentive Plan.

Supplemental Executive Retirement Plan

Mr. Brinson is a participant in a Supplement Executive Retirement Plan, or SERP, which State Bank assumed as a result of the merger of Georgia-Carolina Bancshares with and into State Bank. The SERP was amended in connection with the Georgia-Carolina Bancshares merger transaction such that consummation of the Georgia-Carolina Bancshares merger on January 1, 2015 vested 80% of Mr. Brinson’s “normal retirement benefit” upon consummation of such merger. Mr. Brinson is entitled to vest in the remaining 20% of his normal retirement benefit as State Bank accrues the expense on its books, which generally occurs in equal amounts on a monthly basis through his expected normal retirement at age 65 (in August 2025). In addition, vesting of the remaining unvested amount of his normal retirement benefit will accelerate immediately if, prior to reaching age 65, Mr. Brinson is terminated without cause or he terminates his employment for good reason, whether or not such qualifying termination is as a result of a change of control, with payments commencing when he reaches age 65. There are no special change in control provisions in the SERP.

Life Insurance Benefits

State Bank has entered into a split dollar life insurance agreement, or bank owned life insurance agreement, with Mr. Childers. Under this agreement, State Bank has purchased a life insurance policy on the life of Mr. Childers, and his designated beneficiaries will receive a portion of the death benefit under the policy upon his death. Under this agreement, if Mr. Childers’ death occurs after termination of his employment following the change of control, his post-termination death benefit increases from $1.0 million to $2.0 million.

Board of Directors of Cadence and Cadence Bank Following the Merger

Under the merger agreement, Cadence has agreed to cause the respective boards of directors of Cadence and Cadence Bank to be increased in size by three members immediately after the effective time of the merger, and to appoint three current members of the State Bank board of directors. In furtherance of the foregoing, the merger agreement provides that Joseph W. Evans, the current Chairman of State Bank, will be appointed the Vice Chairman of Cadence, and J. Thomas Wiley, Jr., the current Vice Chairman and Chief Executive Officer of State

Bank, will be appointed the Chairman of Cadence Bank. Mr. Evans will also serve on the Cadence Bank board of directors and Mr. Wiley will also serve on the Cadence board of directors. As of the date of this joint information statement/proxy statement and prospectus, the one remaining new individual who will become a director of Cadence and Cadence Bank has not been determined.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that from and after the effective time of the merger, Cadence and the surviving corporation will indemnify and hold harmless all present and former directors, officers, and employees of State Bank and its subsidiaries against any costs or liabilities arising out of the fact that such person is or was a director, officer, or employee of State Bank or any of its subsidiaries and pertaining to matters, acts, or omissions existing or occurring at or prior to the effective time, to the fullest extent permitted by applicable law, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Subject to certain limitations, the merger agreement also requires the surviving corporation to maintain, for a period of six years after the completion of the merger, State Bank’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against present and former officers and directors of State Bank and its subsidiaries arising from facts or events that occurred at or prior to the effective time. In lieu of the foregoing, State Bank, in consultation with Cadence, may obtain at or prior to the effective time a six-year “tail” policy under State Bank’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence. If State Bank purchases such a “tail policy,” Cadence or the surviving corporation will maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder. For additional information, see the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” of this joint information statement/proxy statement and prospectus.

Cadence Services and Covenant Agreements

On June 11, 2018, Cadence entered into services and covenant agreements with each of Messrs. Wiley, Childers, and Evans that provide for their service as advisors of the combined company for a term of one year following the closing of the merger. Under the agreements, Cadence will, in full satisfaction of Cadence and State Bank’s obligations under the officers’ existing employment agreements with State Bank and subject to the terms and conditions set forth therein, (1) pay a lump sum cash amount equal to $2,380,731 (in the case of Mr. Wiley), $1,815,000 (in the case of Mr. Childers), and $700,000 (in the case of Mr. Evans) on the date the merger closes; and (2) pay a monthly cash payment equal to the officer’s premiums under COBRA for up to 36 months (in the case of Messrs. Wiley and Childers) and 24 months (in the case of Mr. Evans) following the closing of the merger. Messrs. Wiley and Childers will also be eligible to receive a prorated annual bonus in respect of 2018 for the portion of the year through the closing date based on actual performance, which amount will be payable in the ordinary course of business. The foregoing payments and benefits are subject to the officer executing, delivering, and not revoking a general release of claims in favor of Cadence and its affiliates and continuing to comply with the restrictive covenants set forth in the agreement. In addition, each officer will be paid an annual consulting fee of $100,000 and be provided an office in Atlanta, Georgia during the term of the agreement.

If Cadence terminates the services of Messrs. Wiley, Childers, or Evans without “cause” (as defined in their respective agreements), then the officer will, subject to continued compliance with the restrictive covenants set forth in the agreement, be entitled to the unpaid portion of the consulting fees that he would have received for the one-year term of the agreement, payable at such times as such fees would be paid had they continued to perform services under the agreement.

The agreements provide that, for a period of three years (two years, in the case of Mr. Evans) following the closing of the merger, the officer will be restricted from competing with Cadence and its affiliates and from soliciting Cadence and its affiliates’ respective customers or employees. The agreements also include mutual nondisparagement and confidentiality covenants of perpetual duration.

Under the agreements, if the payments or benefits provided to the officer would be subject to the excise tax under Section 4999 of the Code, the payments and benefits will be reduced such that no payments or benefits are subject to such excise tax, unless the officer would be better off on an after-tax basis receiving all such payments and benefits.

As of the effective time of the merger, the agreements with Messrs. Wiley, Childers, and Evans will supersede and replace their respective employment agreements with State Bank.

Cadence Offer Letter

On July 16, 2018, Cadence entered into an offer letter with Ms. Ray, which provides for her service as Executive Vice President, Chief Talent Officer, of Cadence, commencing on closing of the merger. Under the offer letter, Ms. Ray will have a base salary of $250,000; a target annual bonus opportunity of 60% of base salary, commencing with calendar year 2019; and a target long-term incentive compensation opportunity of 45% of base salary, commencing with calendar year 2019.

Cadence Arrangements with Other Executive Officers

Following the execution of the merger agreement, Cadence has had preliminary discussions with certain other State Bank executive officers regarding its desire to retain such officers following the closing. While Cadence may enter into new agreements or offer letters with those individuals, at this time there is no assurance that those discussions will result in any new arrangements with Cadence or, if so, what the terms and conditions of any such arrangements would be.

Merger-Related Compensation for State Bank’s Named Executive Officers

The section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of State Bank’s named executive officers that is based on or that otherwise relates to the merger. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of State Bank’s shareholders, as described above in “State Bank Proposals—Proposal No. 2 Compensation Proposal.”

The table below sets forth the amount of payments and benefits that each of State Bank’s named executive officers would receive in connection with the merger, assuming that the merger were consummated on June 30, 2018 and each such named executive officer experienced a voluntary termination (with respect to Mr. Wiley and Mr. Childers) or a qualifying termination (with respect to Mr. Evans, Ms. Ray, Mr. Brinson and Mr. Watkins) on June 30, 2018. The amounts below are determined using a price per share of State Bank common stock of $33.61, the average closing price per share over the first five business days following the announcement of the merger agreement, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. The amounts below do not reflect compensation actions that may occur after the date of this joint information statement/proxy statement and prospectus but before the effective time. In addition, consistent with SEC guidance, the amounts below do not take into account the impact of the new services and covenant agreements between Cadence and certain of the named executive officers. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a State Bank named executive officer may materially differ from the amounts set forth below.

Name	Cash ($) (1)		Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
J. Thomas Wiley, Jr.	2,574,606	(a)	2,319,090	71,451	4,965,147
Sheila E. Ray	390,073	(b)	1,546,060	—	1,936,133
Remer Y. Brinson III	774,542	(b)	1,378,010	—	2,152,552
Kim M. Childers	1,927,869	(a)	2,485,056	59,354	4,472,279
Joseph W. Evans	700,000	(c)	2,940,875	58,811	3,699,686
Bradford L. Watkins	369,396	(b)	1,848,550	—	2,217,946

(1)	Cash. The amounts in this column reflect (a) cash severance payments to which the named executive officers are entitled in connection with the merger under the officer’s employment agreement or separation agreement, as applicable, as described under “—State Bank Employment Agreements” and “—State Bank Separation Agreements—Named Executive Officer Agreements” and (b) other than with respect to Mr. Evans, a prorated cash incentive payment payable under the State Bank Executive Officer Annual Cash Incentive Plan, as described in “—Prorated Annual Cash Incentive Compensation.”

(a)	The amount in this column for Mr. Wiley and Mr. Childers represents the modified “single-trigger” lump sum cash payment to which each officer would be entitled to under his employment agreement if the officer voluntarily terminated his employment for any reason within the period commencing three months before and ending 12 months after a change in control. Such payments are based on each officer’s average monthly compensation as determined by dividing the sum of the officer’s current base salary and the average of incentive payments paid over the three most recent years by 12, multiplied by 36 (the number of months remaining under the term of each officer’s agreement). As further described above, payments to Mr. Wiley and Mr. Childers under their employment agreements are subject to forfeiture or recoupment by State Bank in the event the officer breaches certain restrictive covenants. The prorated annual cash incentive payment that would be payable to Mr. Wiley and Mr. Childers under the merger agreement if the merger was consummated on June 30, 2018 is $193,875 and $120,438, respectively.
(b)	The amount set forth in this column for Ms. Ray, Mr. Brinson, and Mr. Watkins represents the “double-trigger” lump sum cash payment to which each officer would be entitled to under his or her separation agreement if he or she experienced a qualifying termination commencing six months before and ending 12 months after a change in control. Such payments are based on each officer’s average base salary paid over the last three full fiscal years multiplied by one, in the case of Ms. Ray and Mr. Watkins, and two, in the case of Mr. Brinson. As further described above, payments to Ms. Ray, Mr. Brinson, and Mr. Watkins under their separation agreements are subject to forfeiture or recoupment by State Bank in the event the officer breaches certain restrictive covenants. The prorated annual cash incentive payment that would be payable to Ms. Ray, Mr. Brinson, and Mr. Watkins under the merger agreement if the merger was consummated on June 30, 2018 is $98,406, $99,875, and $91,063, respectively.
(c)	The amount set forth in this column for Mr. Evans represents the “double-trigger” lump sum cash payment to which Mr. Evans would be entitled to under his employment agreement if he experienced a qualifying termination within the period commencing three months before and ending 12 months after a change in control. Such payment is based on his current annual base salary divided by 12 and multiplied by 24. As further described above, payments to Mr. Evans under his employment agreement are subject to forfeiture or recoupment by State Bank in the event he breaches certain restrictive covenants. Under Mr. Evans’ employment agreement, he is not eligible to participate in the State Bank Executive Officer Annual Cash Incentive Plan.

(2)	Equity. At the consummation of the change of control, each outstanding share of restricted stock will fully vest (with any performance-based vesting condition deemed to have been achieved to the extent set forth in the applicable award agreement) and will be converted automatically into the right to receive the merger consideration (i.e., “single-trigger” vesting). The value of each officer’s unvested restricted stock awards was calculated based on a price per share of State Bank common stock of $33.61, the average closing price per share over the first five business days following the announcement of the merger agreement.
(3)	Perquisites/Benefits. The amount in this column represents the aggregate estimated value of the COBRA health continuation coverage that Mr. Wiley, Mr. Childers and Mr. Evans would each be entitled to under their respective employment agreements. The COBRA health continuation coverage for each of Mr. Wiley and Mr. Childers is a modified “single-trigger” benefit and requires that the officer voluntarily terminate his employment for any reason within the period commencing three months before and ending 12 months after a change in control. The COBRA health continuation coverage for Mr. Evans is a “double-trigger” benefit and requires that Mr. Evan’s experience a qualifying termination within the period commencing three months before and ending 12 months after a change in control. The COBRA health continuation payments represent the monthly coverage rate for an employee and family (based on each officer’s age) in effect at June 30, 2018, multiplied by 36 months for Mr. Wiley and Mr. Childers and 24 months for Mr. Evans. Under Mr. Childers’ split dollar life insurance agreement with State Bank, his post-termination death benefit increases as a result of the merger from $1.0 million to $2.0 million. The value of his increased death benefit is not reflected in the above amount.

Cadence’s Dividend Policy

On April 25, 2018, the Cadence board of directors declared a quarterly cash dividend in the amount of $0.125 per share of outstanding Cadence Class A common stock, representing an annualized dividend of $0.50 per share. The dividend was paid on June 15, 2018 to holders of record on June 1, 2018.

On May 13, 2018, in connection with announcing entry into the merger agreement, Cadence announced that it intends to increase its quarterly cash dividend to $0.15 per share starting with the dividend declared in the third quarter of 2018. Cadence also announced that it intends to further increase its quarterly cash dividend to $0.175 per share following closing of the merger.

Although Cadence expects to pay dividends according to its dividend policy, Cadence may elect not to pay dividends. Any future determination relating to Cadence’s dividend policy will be made by the Cadence board of directors and will depend on a number of factors, including: (1) Cadence’s historic and projected financial condition, liquidity and results of operations, (2) Cadence’s capital levels and needs, (3) tax considerations, (4) any acquisitions or potential acquisitions that Cadence may examine, (5) statutory and regulatory prohibitions and other limitations, (6) the terms of any credit agreements or other borrowing arrangements that restrict Cadence’s ability to pay cash dividends, (7) general economic conditions and (8) other factors deemed relevant by the Cadence board of directors. Cadence is not obligated to pay dividends on its common stock and are subject to restrictions on paying dividends on its common stock.

As a Delaware corporation, Cadence is subject to certain restrictions on dividends under the DGCL. Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

In addition, Cadence is subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies.

Because Cadence is a bank holding company and does not engage directly in business activities of a material nature, its ability to pay dividends to its stockholders depends, in large part, upon its receipt of dividends from

Cadence Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies.

Public Trading Markets

The Cadence Class A common stock is listed for trading on the NYSE under the symbol “CADE,” and the State Bank common stock is listed for trading on NASDAQ under the symbol “STBZ.” Upon completion of the merger, the State Bank common stock will no longer be quoted on NASDAQ. Following the merger, the Cadence Class A common stock will continue to be traded on the NYSE.

Under the merger agreement, Cadence will cause the shares of Cadence Class A common stock to be issued or reserved for issuance in the merger, including with respect to State Bank restricted stock awards and warrants, to be approved for listing on the NYSE, subject to notice of issuance, and the merger agreement provides that neither Cadence nor State Bank will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance.

Appraisal Rights in the Merger

Under Article 13 of the GBCC, the State Bank shareholders will not be entitled to appraisal rights or dissenters’ rights in connection with the merger if, on the record date for the State Bank special meeting, their shares are listed on a national securities exchange or held of record by more than 2,000 shareholders, and they accept as consideration for their shares the shares of the surviving corporation or another publicly held corporation which at the effective date of the merger is either listed on a national securities exchange or held by more than 2,000 shareholders, except for cash paid in lieu of fractional shares. The State Bank common stock is currently listed on NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date for the State Bank special meeting. The State Bank shareholders will receive shares of Cadence Class A common stock as merger consideration, which are currently listed on the NYSE, and are expected to continue to be so listed at the effective date of the merger. Accordingly, the State Bank shareholders will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of all approvals, consents and waivers required to complete the transactions contemplated by the merger agreement from (i) the Federal Reserve Board, (ii) the OCC, (iii) the Georgia DBF (iv) any other regulatory approval the failure of which to obtain would reasonably be expected to have a material adverse effect on the surviving corporation (which Cadence and State Bank currently expect to be none), and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a condition or requirement that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. Subject to the terms and conditions of the merger agreement, Cadence and State Bank have agreed to use their commercially reasonable efforts and cooperate to promptly prepare and file, or cause to be prepare and filed, all necessary documentation, to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such approvals. Cadence and State Bank plan to file all necessary applications and notifications to obtain the required regulatory approvals, consents and waivers.

Federal Reserve Board

The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, unless the Federal Reserve Board waives that requirement. Cadence intends to request a waiver of this prior approval requirement using procedures outlined in applicable regulations. If a waiver is not received, the Federal Reserve

Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act (12 U.S.C. § 1842(c)) and section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the bank holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Office of the Comptroller of the Currency

The prior approval of the OCC under the Bank Merger Act is required for the merger of SBTC with and into Cadence Bank. In reviewing applications under the Bank Merger Act, the OCC must consider a number of factors, including: (1) the effect of a proposed merger on competition; (2) financial and managerial resources and future prospects; (3) convenience and needs of the communities to be served; (4) the effectiveness of both institutions in combating money laundering; and (5) the risk to stability of the U.S. banking and financial system. Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s or savings association’s stockholders, depositors, other creditors and customers.

Additionally, as required by the Community Reinvestment Act, which we refer to as the CRA, and in reviewing the convenience and needs of the communities to be served, both the Federal Reserve Board and the OCC will consider the records of performance of the relevant insured depository institutions under the CRA. As of their last respective CRA examinations, each of Cadence Bank and SBTC received an overall “satisfactory” regulatory rating with respect to CRA compliance.

Georgia Department of Banking and Finance

To complete the merger, Cadence and Cadence Bank are required to submit an application to, and receive approval from, the Georgia DBF. The Georgia DBF will review the application to determine whether the merger and the bank merger comply with Georgia law. The criteria considered by the Georgia DBF are similar to those considered by the Federal Reserve Board and the OCC.

Public Notice and Comments

Furthermore, the BHC Act, the Bank Merger Act, the Georgia DBF and applicable regulations require published notice of, and the opportunity for public comment on these applications, and authorize the Federal Reserve Board and the OCC to hold a public hearing or meeting if either agency determines that a hearing or meeting would be appropriate. The Federal Reserve Board, the OCC and the Georgia DBF take into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by these agencies.

Waiting Periods

Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than

15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including certain state insurance departments.

Based on information available to us as of the date hereof, Cadence and State Bank believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither Cadence nor State Bank can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, Cadence’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.

Neither Cadence nor State Bank is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

The processing time for obtaining regulatory approvals for bank mergers, particularly for larger institutions, has increased since the financial crisis. Specifically, the Dodd-Frank Act requires bank regulators to consider financial stability concerns when evaluating a proposed bank merger.

If there is an adverse development in either party’s regulatory standing, Cadence may be required to withdraw some or all of the applications for approval of the merger and the bank merger and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint information statement/proxy statement and prospectus as Annex A and is incorporated by reference into this joint information statement/proxy statement and prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about Cadence or State Bank. Factual disclosures about Cadence and State Bank contained in this joint information statement/proxy statement and prospectus and/or in the public reports of Cadence and State Bank filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page 159) may supplement, update or modify the disclosures about Cadence and State Bank contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Cadence’s or State Bank’s public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about Cadence or State Bank at the time they were made or otherwise.

Structure of the Merger

Each of the Cadence board of directors and the State Bank board of directors has approved the merger agreement. The merger agreement provides for the merger of State Bank with and into Cadence, with Cadence continuing as the surviving corporation. Immediately following the completion of the merger, State Bank and Trust Company, a Georgia state-chartered bank and a wholly owned subsidiary of State Bank, will merge with and into Cadence Bank, N.A., a national banking association and a wholly owned subsidiary of Cadence, with Cadence Bank continuing as the surviving entity.

Before the completion of the merger, Cadence and State Bank may, by mutual agreement, change the method or structure of effecting the combination of Cadence and State Bank, to the extent that Cadence and State Bank both decide that such change is necessary, appropriate or desirable, except that no such change may (1) alter or change the exchange ratio or the number of shares of Cadence Class A common stock received by State Bank shareholders in exchange for each share of State Bank common stock, (2) adversely affect the tax treatment of Cadence stockholders or State Bank shareholders pursuant to the merger agreement, (3) adversely affect the tax treatment of Cadence or State Bank pursuant to the merger agreement or (4) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner. The merger agreement further provides that if State Bank fails to obtain the required vote of its shareholders to approve the merger agreement, each of the parties will in good faith use its commercially reasonable efforts to negotiate a restructuring of the transaction (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued State Bank shareholders as provided for in the merger agreement, in a manner adverse to such party or its stockholders or shareholders, as applicable) and/or resubmit the merger agreement and/or the transactions contemplated thereby (or as restructured) to the State Bank shareholders for approval.

Merger Consideration

Each share of State Bank common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.160 shares, which we refer to as the exchange ratio, of validly issued, fully paid and nonassessable shares of Cadence Class A common stock, except for treasury stock or shares owned by State Bank or Cadence (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted).

If the number of outstanding shares of Cadence Class A common stock or State Bank common stock is increased, decreased, changed into, or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.

Fractional Shares

Cadence will not issue any fractional shares of Cadence Class A common stock in the merger. Instead, a State Bank shareholder who otherwise would have received a fraction of a share of Cadence Class A common stock will receive an amount in cash (rounded to the nearest whole cent) determined by multiplying (1) the average of the closing-sale prices of Cadence Class A common stock for five full trading days ending on the trading day preceding the closing date of the merger by (2) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Cadence Class A common stock which such holder would otherwise be entitled to receive.

Governing Documents; Directors and Officers; Governance Matters

At the effective time, the Cadence charter and bylaws in effect immediately prior to the effective time will be charter and bylaws of the surviving corporation until thereafter amended in accordance with applicable law.

Effective immediately after the effective time, Cadence will cause the respective boards of directors of Cadence and Cadence Bank to be increased in size by three members immediately after the effective time of the merger, and to appoint three current members of the board of directors of State Bank. In furtherance of the foregoing, the merger agreement provides that Joseph W. Evans, the current Chairman of State Bank, will be appointed the Vice Chairman of Cadence, and J. Thomas Wiley, Jr., the current Vice Chairman and Chief Executive Officer of State Bank, will be appointed the Chairman of Cadence Bank. Mr. Evans will also serve on the Cadence Bank board of directors and Mr. Wiley will also serve on the Cadence board of directors. As of the date of this joint information statement/proxy statement and prospectus, the one remaining new individual who will become a director of Cadence and Cadence Bank has not been determined.

Effective as of the effective time, the officers of Cadence and Cadence Bank, together with additional persons that may be elected, as applicable, will serve as the officers of the combined company and Cadence Bank from and after the effective time and the effective time of the bank merger, respectively.

Treatment of State Bank Restricted Stock Awards and Warrants

Under the merger agreement, at the effective time, each outstanding State Bank restricted stock award will vest (with any performance-based vesting condition deemed to have been achieved to the extent set forth in the award agreement applicable to such restricted stock award) and be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of State Bank common stock underlying such restricted stock award (together with any accrued but unpaid dividends corresponding to the portion of the restricted stock award that vests).

At the effective time, each outstanding warrant to purchase shares of State Bank common stock will be converted automatically into a warrant to purchase shares of Cadence Class A common stock, with the number of underlying shares and per share exercise price adjusted to reflect the exchange ratio.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this joint information statement/proxy statement and prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). Please see “—Conditions to Complete the Merger.”

The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Georgia and the certificate of merger to be filed with the Secretary of State of the State of Delaware on the closing date of the merger. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., New York City time, on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in the merger agreement, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the fourth quarter of 2018 subject to the receipt of State Bank shareholder approval, regulatory approvals and other customary closing conditions, but neither Cadence nor State Bank can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of State Bank common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, an exchange agent designated by Cadence and reasonably acceptable to State Bank, which we refer to as the exchange agent, will exchange certificates representing shares of State Bank common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as practicable after the completion of the merger, and in any event within five days thereafter, Cadence will cause the exchange agent to mail to each holder of record of State Bank common stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of State Bank common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for State Bank common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Cadence, the posting of a bond in an amount as Cadence may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of State Bank of shares of State Bank common stock that were issued and outstanding immediately prior to the effective time.

Withholding

Cadence and the exchange agent will be entitled to deduct and withhold from any consideration payable under the merger agreement the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to such person from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Cadence Class A common stock will be paid to the holder of any unsurrendered certificates of State Bank common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Cadence Class A common stock that the shares of State Bank common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of each of Cadence and State Bank relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by each of Cadence and State Bank relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee and employee benefit plan matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities;

•	real property;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	the accuracy of information supplied for inclusion in this joint information statement/proxy statement and prospectus and other similar documents;

•	loan matters;

•	insurance matters; and

•	information security matters.

Certain representations and warranties of Cadence and State Bank are qualified as to knowledge “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Cadence, State Bank, or the combined company, means a material adverse effect on (i) the business, assets, liabilities, properties, results of operations, or financial condition of such party and its subsidiaries taken as a whole (provided, that, with respect to this clause (i), material adverse effect shall not be deemed to include the impact of (A) changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules, or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national, or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated thereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement in contemplation of the transactions contemplated thereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect has occurred), (F) the expenses incurred by Cadence or State Bank in negotiating, documenting, effecting, and consummating the transactions contemplated by the merger agreement or (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Each of Cadence and State Bank has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) conduct its respective businesses in the ordinary course in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, employees, and advantageous business relationships. In addition, each of Cadence and State Bank has agreed that, during the same period, subject to specified exceptions, it will, and will cause each of its subsidiaries to, take no action that would reasonably be expected to adversely affect or materially delay the ability of either of Cadence or State Bank to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement, or to perform its covenants and agreements under the merger agreement, or to consummate the transactions contemplated thereby on a timely basis.

Additionally, Cadence and State Bank have undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, State Bank may not, and State Bank may not permit any of its subsidiaries to, without prior written consent of Cadence (such consent not to be unreasonably withheld), undertake the following:

•	other than in the ordinary course of business consistent with past practice (including the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements), incur any indebtedness for borrowed money (other than indebtedness of State Bank or any of its wholly owned subsidiaries to State Bank or any of its subsidiaries), assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other individual, corporation, or other entity;

•	adjust, split, combine, or reclassify any capital stock;

•	make, declare, or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into, or exchangeable for, any shares of its capital stock (except (A) regular quarterly cash dividends by State Bank at a rate not in excess of $0.20 per share of State Bank common stock, (B) dividends paid by any of the subsidiaries of State Bank to State Bank or any of its wholly owned subsidiaries, (C) the repurchase of shares of its capital stock pursuant to terms and conditions of its current share repurchase plan, or (D) the acceptance of shares of State Bank common stock as payment for withholding taxes incurred in connection with the vesting or settlement of State Bank equity awards, in each case, in accordance with past practice and the terms of the applicable award agreements);

•	grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares, or other equity-based awards or interests, or grant any individual, corporation, or other entity any right to acquire any shares of its capital stock (except for de minimis amounts not to exceed in the aggregate $150,000 per quarter);

•	issue, sell, or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except the issuance of shares of State Bank common stock upon the exercise of State Bank’s warrants outstanding at the date of the merger agreement in accordance with their terms (provided that State Bank may, in order to ensure reasonable compliance with safety and soundness standards of applicable bank regulatory agencies (following discussions with such regulatory agencies) or to comply with capital requirements under applicable regulations, engage in a bona fide capital raising transaction without the prior written consent of Cadence);

•	sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties or assets or any business (in each case in excess of $500,000 based on a GAAP value) to any individual, corporation, or other entity other than a wholly owned subsidiary, or cancel, release, or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice, or pursuant to contracts or agreements in force at the date of the merger agreement, subject to certain exceptions;

•	except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, or other entity other than a wholly owned subsidiary of State Bank;

•

terminate, materially amend, or waive any material provision of any material contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to State Bank, or enter into any contract that would constitute a, material contract if it were in effect on the date of the merger agreement;

•	except for certain specified exceptions, (i) enter into, adopt, amend, or terminate any State Bank benefit plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual independent contractor, except for normal increases made in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) take any action to accelerate any payment or benefit payable or to become payable to any current or former employee, officer, director or individual independent contractor, (v) in the case of an executive vice president or higher of State Bank, enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement, (vii) hire or promote any employee or individual independent contractor whose title is executive vice president or higher of State Bank, or (viii) terminate the employment or service of any employee or individual independent contractor whose title is executive vice president or higher of State Bank, other than for cause;

•	other than commencement or settlement of foreclosure or debt collection actions in the ordinary course of business consistent with past practice, settle any material claim, suit, action, or proceeding (i) in connection with collections matters where the amount in dispute is in excess of $1,000,000, (ii) in connection with any matter other than a collections matter where the amount in dispute is in excess of $500,000, or (iii) which subjects State Bank or its subsidiaries or the surviving corporation and its subsidiaries to any material restrictions on its current or future business operations;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend the State Bank charter or bylaws or comparable governing documents of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize, or completely or partially liquidate or dissolve it or any of its subsidiaries;

•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade;

•	take any action that is intended or expected to result in a breach of State Bank’s obligations under the merger agreement to effect the merger;

•	implement or adopt any material change in its accounting principles, practices, or methods, other than as may be required by generally accepted accounting principles;

•	(i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking and operating, securitization, and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation, or policies imposed by any governmental entity or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice or that is in excess of $10 million in a single transaction, in each case, except pursuant to existing commitments; provided, that Cadence must respond to any request for a consent to make such loan or extension of credit in writing within three business days after the loan package is delivered to Cadence or it will be deemed to have consented to such transaction;

•	make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines, or policies imposed by any governmental entity;

•	make, or commit to make, any capital expenditures in excess of $200,000 individually or $500,000 in the aggregate unless required by law or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

•	make, change, or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment, or dispute, or surrender any material right to claim a refund of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of the State Bank board of directors or similar governing body in support of, any of the actions prohibited by the merger agreement.

Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Cadence may not, and Cadence may not permit any of its subsidiaries to, without prior written consent of State Bank (such consent not to be unreasonably withheld), undertake the following:

•	amend the Cadence charter or the Cadence bylaws in a manner that would adversely affect the economic benefits of the merger to State Bank shareholders;

•	(i) adjust, split, combine, or reclassify any capital stock of Cadence, or (ii) make, declare, or pay any dividend on any shares of capital stock of Cadence (except regular quarterly cash dividends by Cadence at a rate not in excess of $0.15 per share of Cadence Class A common stock);

•	incur any indebtedness for borrowed money (other than indebtedness of Cadence or any of its wholly owned subsidiaries to Cadence or any of its subsidiaries) that would reasonably be expected to prevent Cadence or its subsidiaries from assuming State Bank’s outstanding indebtedness;

•	(i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business or (ii) make capital contributions to, or investments in, any other person, in each case of clauses (i) and (ii), that would reasonably be expected to prevent, impede, or materially delay the consummation of the merger or receipt of regulatory approvals, or (iii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Cadence;

•	take any action that is intended or expected to result in a breach of Cadence’s obligations under the merger agreement to effect the merger;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the merger agreement.

Regulatory Matters

Cadence and State Bank have agreed to cooperate and use their respective commercially reasonable efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions, and filings, to obtain as promptly as practicable all permits, consents, approvals, and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such government entities. However, in no event will Cadence or State Bank be required to take any action (and State Bank will not be permitted to, without the prior written consent of Cadence, take any action), or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals, and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. Cadence and State Bank have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to promptly keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Benefit Matters

Through the first anniversary of the closing date of the merger, Cadence has agreed to provide each State Bank continuing employee with (i) a base salary or base wage rate that is no less favorable than that provided by State Bank to the continuing employee immediately prior to the effective time, (ii) an annual short-term cash incentive opportunity that is substantially comparable to that which is provided by Cadence to similarly situated Cadence employees, and (iii) other compensation and employee benefits that are substantially comparable in the aggregate to that which is provided by Cadence to similarly situated Cadence employees; however, Cadence may satisfy its obligations under clause (iii) for a transitional period by providing compensation and employee benefits on terms that are substantially similar in the aggregate to those provided by State Bank immediately prior to the effective time.

Following the effective time, Cadence will use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements under any employee benefit plans of Cadence or its subsidiaries in which any State Bank continuing employees are eligible to participate after the effective time, which we refer to as new plans, except to the extent that they would apply under the analogous State Bank benefit plans, (ii) provide credit for any eligible expenses incurred prior to the effective time under a State Bank benefit plan (to the same extent that such credit was given under the analogous State Bank benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment, or out-of-pocket requirements under any new plans, and (iii) subject to certain customary exclusions, recognize all service of State Bank continuing employees for all purposes in any new plan to the same extent that such service was taken into account under the analogous State Bank benefit plan prior to the effective time.

Cadence has also agreed to pay severance payments to all State Bank employees whose jobs are eliminated as a result of the merger or whose employment is terminated by Cadence other than for cause during the 12-month period following the effective time, in accordance with State Bank’s current practices. Additionally, all accruals existing as of the effective time under State Bank’s non-equity incentive and/or bonus plans that are consistent with its 2018 budget as approved by the State Bank board of directors will be paid out to the applicable State Bank continuing employees at the closing of the merger.

Director and Officer Indemnification and Insurance

The merger agreement provides that following completion of the merger, Cadence and the surviving corporation each will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors, officers, and employees of State Bank and its subsidiaries (in their capacity as such) against any costs and liabilities, whether arising before or after the effective time, arising in whole or in part out of the fact that such person is or was a director, officer, or employee of State Bank or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, State Bank’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against present and former officers and directors of State Bank and its subsidiaries arising from facts or events that occurred at or prior to the completion of the merger. In lieu of the foregoing, State Bank, in consultation with Cadence, may (and, at Cadence’s request, will use its commercially reasonable efforts to) obtain at or prior to the effective time a six-year “tail” policy under State Bank’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence. If State Bank purchases such a “tail policy,” Cadence or the surviving corporation must maintain the policy in full force and effect and continue to honor its obligations under the policy.

Dividends

Cadence and State Bank must coordinate with each other the declaration of any dividends in respect of Cadence Class A common stock and State Bank common stock and the record dates and payment dates relating thereto to ensure that State Bank shareholders do not fail to receive a dividend (or receive two dividends) in any one quarter. In furtherance of the foregoing, (i) starting with the second quarter of 2018, the State Bank board of directors will cause its regular quarterly dividend record dates and payments dates for State Bank common stock to be similar to the regular quarterly dividend record dates and payments dates for Cadence Class A common stock, and (ii) the Cadence board of directors will continue to pay dividends on Cadence Class A common stock on substantially the same record and payment date schedules as have been utilized in the past.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint information statement/proxy statement and prospectus, obtaining required consents, the listing of the shares of Cadence Class A common stock to be issued in the merger, access to information, the inapplicability of takeover laws to the transactions contemplated by the merger agreement, public announcements with respect to the transactions contemplated by the merger agreement, litigation in connection with the merger agreement, Cadence’s assumption of State Bank’s obligations in respect of its outstanding debt, guarantees, securities, and other agreements, and the conversion of the State Bank data processing and related electronic information technology system to facilitate the integration of State Bank with Cadence’s business.

Cadence Written Consent and State Bank Shareholder Meeting

Cadence has obtained the required vote of its stockholders by irrevocable written consent of the requisite number of shares of the Cadence Class A common stock to adopt the merger agreement and approve the Cadence share issuance, which we refer to as the Cadence written consent, and has promptly delivered an executed copy of the Cadence written consent to State Bank.

State Bank has agreed to hold a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement as soon as reasonably practicable and upon other related matters. Except to the extent that the State Bank board of directors has made a State Bank adverse recommendation change, the State Bank board of directors is required to use its commercially reasonable efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this joint information statement/proxy statement and prospectus) that they approve the merger agreement and the transactions contemplated thereby.

Notwithstanding any State Bank change in recommendation, unless the merger agreement has been terminated in accordance with its terms, State Bank is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders. State Bank must adjourn or postpone such meeting if there are insufficient shares of State Bank common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting State Bank has not received proxies representing a sufficient number of shares necessary for approval of the merger agreement.

Agreement Not to Solicit Other Offers

State Bank has agreed that it will not, and will cause its subsidiaries and use its commercially reasonable efforts to cause its and their officers, directors, agents, advisors, and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal except to notify a person that has made or, to the knowledge of State Bank, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of State Bank’s obligations with respect to such acquisition proposals under the merger agreement. For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal, or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its subsidiaries, or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of State Bank, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of State Bank or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of State Bank, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or other similar transaction involving State Bank or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of State Bank.

However, in the event that prior to the approval of the merger agreement by State Bank’s shareholders State Bank receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its subsidiaries’ officers, directors, agents, advisors, and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, State Bank enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between Cadence and State Bank, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with State Bank (we refer to such confidentiality agreement as an acceptable confidentiality agreement). State Bank will, and will use its commercially reasonable efforts to, cause its and its subsidiaries’ officers, directors, agents, advisors, and representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of the merger agreement with any person other than Cadence with respect to any acquisition proposal. State Bank will promptly advise Cadence following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and will keep Cadence reasonably apprised of any related developments, discussions, and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal. In addition, State Bank has agreed to withdraw and terminate access that was granted to any person (other than the Cadence and its respective affiliates and representatives) to any virtual or physical data room that was established in connection with a transaction involving State Bank, and use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Adverse Recommendation Change

The State Bank board of directors is required not to (i)(A) fail to recommend to the State Bank shareholders that they approve the merger agreement and the transactions contemplated thereby or fail to include such recommendation in this joint information statement/proxy statement and prospectus, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Cadence, such recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication by the State Bank board of directors pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the State Bank shareholders, an acquisition proposal (each of the actions described in this clause (i) being referred to as a State Bank adverse recommendation change); or (ii) cause or permit State Bank or any of its subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any acquisition proposal (other than an acceptable confidentiality agreement).

Notwithstanding the above, prior to the time the requisite vote of State Bank shareholders is obtained, the State Bank board of directors may, in connection with a bona fide written acquisition proposal made after the date of the merger agreement (or made prior to the date of the merger agreement and remade after the date of the merger agreement) and that did not result from any breach of State Bank’s non-solicitation obligations under the merger agreement, make an adverse recommendation change, if and only if, prior to taking such action, State Bank has complied with its non-solicitation obligations under the merger agreement and the State Bank board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal. Prior to taking any such action, (i) State Bank must give Cadence at least three business days’ prior written notice (specifying the material terms and conditions of the superior proposal, including the identity of the person or group of persons making the superior proposal) and must contemporaneously provide a copy to Cadence of all written materials (including all transaction agreements and related documents) with or from the party making the superior proposal, (ii) State Bank must negotiate, and must cause its representatives to negotiate, in good faith with Cadence during such notice period, to the extent Cadence wishes to negotiate, to enable Cadence to revise the terms of the merger agreement such that the proposal would no longer constitute a superior proposal, and (iii) following the end of such notice period, the State Bank board of directors must consider in good faith any changes to the merger agreement proposed in writing by Cadence, and must determine that the proposal continues to constitute a superior proposal if such revisions were given effect. In the event of any material revisions to an acquisition proposal that could have an impact, influence, or other effect on the State Bank board of directors’ decision or discussion with respect to whether such proposal is a superior proposal, State Bank must deliver a new written notice to Cadence and Cadence will have a two business day match right as set forth in clauses (i), (ii) and (iii) above.

For purposes of the merger agreement, a “superior proposal” means any bona fide written acquisition proposal that the State Bank board of directors has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to State Bank shareholders than the merger, taking into account such factors as the State Bank board of directors in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms of the merger agreement proposed by Cadence in response to such proposal or otherwise (provided, that for purposes of the definition of “superior proposal,” the references to “25%” in the definition of acquisition proposal will be deemed to be references to “50%”).

Conditions to Complete the Merger

The respective obligations of each of Cadence and State Bank to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by Cadence’s stockholders, which was obtained immediately after the execution of the merger agreement, and the approval of the merger agreement by State Bank’s shareholders;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the Cadence Class A common stock to be issued upon the consummation of the merger;

•	the receipt and effectiveness of the requisite regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

•	the effectiveness of the registration statement of which this joint information statement/proxy statement and prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement (or any proceedings for that purpose initiated or threatened by the SEC and not withdrawn);

•	the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction, or decree enacted, entered, promulgated, or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•	the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger, subject to the materiality standards provided in the merger agreement (and the receipt by such party of an officer’s certificate from the other party to such effect);

•	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger (and the receipt by such party of an officer’s certificate from the other party to such effect);

•	receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the other party since March 31, 2018.

Neither Cadence nor State Bank can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint information statement/proxy statement and prospectus, neither Cadence nor State Bank has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger in the following circumstances:

•	By mutual written consent of Cadence and State Bank, if each of the Cadence board of directors and the State Bank board of directors determines to terminate the merger agreement by a vote of a majority of the members of its entire board;

•	By either Cadence or State Bank:

•	if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting, or making illegal, the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	if the merger has not been completed on or before May 11, 2019, which we refer to as the termination date (subject to (1) extension by mutual written consent of Cadence and State Bank and (2) extension by an additional 30 days if all conditions to closing have been satisfied, other than the conditions with respect to the requisite regulatory approvals and the effectiveness of the registration statement of which this joint information statement/proxy statement and prospectus is a part, and either party notifies the other in writing of its election to extend the termination date), unless the failure of the merger to be consummated by the termination date is due to the failure of the party seeking to extend the termination date or terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement; or

•	if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date) (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement); or

•	By Cadence:

•	if, prior to obtaining the approval of State Bank shareholders of the merger proposal, (i) the State Bank board of directors (A) fails to recommend in this joint information statement/proxy statement and prospectus that the State Bank shareholders approve the merger agreement, or withdraws, modifies, or qualifies such recommendation in a manner adverse to Cadence, or publicly discloses that it has resolved to do so, or fails to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal that has been publicly disclosed within ten business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms thereof, or (B) recommends or endorses an acquisition proposal, or fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (ii) State Bank or the State Bank board of directors has breached its non-solicitation obligations or obligations with respect to the State Bank shareholder approval under the merger agreement in any material respect; or

•	By State Bank:

•	if the approval of State Bank shareholders required by the merger agreement is not obtained at the State Bank special meeting or any adjournment or postponement of the State Bank special meeting, in order to enter into a definitive agreement with respect to a superior proposal, provided that (i) State Bank has complied with its non-solicitation obligations under the merger agreement in all material respects and (ii) State Bank pays (or causes to be paid) the termination fee prior to or simultaneously with such termination;

•	if the Cadence written consent is not delivered to State Bank prior to 10:00 a.m. New York City time on the date immediately following the date of the merger agreement (the Cadence written consent was delivered to State Bank immediately after the execution of the merger agreement); or

•	if the price of the Cadence Class A common stock declines by more than 15% and the price of Cadence Class A common stock underperforms a bank stock index by more than 15%, provided that Cadence will have a right to increase the exchange ratio to prevent these thresholds from being triggered in the event that State Bank seeks to exercise this right.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) both Cadence and State Bank will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to any payment of a termination fee and the confidential treatment of information.

Termination Fee and Expense Reimbursement

State Bank will pay Cadence a termination fee of $37,500,000, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:

•	In the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to senior management of State Bank or has been made directly to its stockholders generally, or any person shall have publicly announced (and not withdrawn) an acquisition proposal with respect to State Bank and (A) thereafter the merger agreement is terminated by either Cadence or State Bank because the merger has not been completed prior to the termination date, and State Bank has failed to obtain the required vote of its shareholders at the State Bank special meeting or any adjournment or postponement thereof at which a vote on the approval of the merger agreement is taken or (B) thereafter the merger agreement is terminated by Cadence as a result of a willful breach of the merger agreement by State Bank that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period, and (C) prior to the date that is fifteen months after the date of such termination, State Bank enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then State Bank will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Cadence, by wire transfer of same day funds, the termination fee (provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”).

•	State Bank will pay Cadence by wire transfer of same day funds the termination fee in the event that Cadence terminates the agreement because of an adverse recommendation change by the State Bank board of directors.

Cadence will pay State Bank by wire transfer of same day funds an expense reimbursement amount of $2,000,000, which we refer to as the expense reimbursement, if the merger agreement is terminated by Cadence or State Bank due to failure to obtain the requisite regulatory approvals, which failure is caused primarily by regulatory concerns related to Cadence and its subsidiaries.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint information statement/proxy statement and prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by Cadence and State Bank.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by Cadence and State Bank, by action taken or authorized by their respective boards of directors, at any time before or after the approval of the matters presented in connection with the merger by the stockholders of Cadence and the shareholders of State Bank, as applicable, except that after adoption of the merger agreement by the Cadence stockholders or approval of the merger agreement by State Bank shareholders, there may not be, without further adoption or approval of such stockholders or shareholders, as applicable, any amendment of the merger agreement that requires further approval of such stockholders or shareholders under applicable law.

At any time prior to the completion of the merger, the Cadence board of directors or the State Bank board of directors may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after the adoption of the merger agreement by Cadence stockholders or approval of the merger agreement by State Bank shareholders, there may not be, without further adoption or approval of such stockholders or shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805-10-05-01 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date; c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Cadence (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively after the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of State Bank common stock that exchange their shares of State Bank common stock for shares of Cadence Class A common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint information statement/proxy statement and prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to holders of State Bank common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of State Bank common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired State Bank common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of State Bank’s voting stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of State Bank common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of State Bank common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of State Bank common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

All holders of State Bank common stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

In General. It is a condition to the obligation of Cadence to complete the merger that Cadence receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Cadence, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of State Bank to complete the merger that State Bank receive an opinion from Nelson Mullins Riley & Scarborough LLP, counsel to State Bank, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and representations from Cadence and State Bank, as well as on certain covenants and undertakings by Cadence and State Bank. If any of the representations, assumptions, covenants or undertakings upon which those opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this joint information statement/proxy statement and prospectus.

Neither of the opinions described above will be binding on the IRS or any court. Cadence and State Bank have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following is based on the receipt and accuracy of the above described opinions.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of State Bank Common Stock

The U.S. federal income tax consequences of the merger to U.S. holders of State Bank common stock generally will be as follows:

•	a U.S. holder of State Bank common stock generally will not recognize gain or loss upon the exchange of shares of State Bank common stock for shares of Cadence Class A common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Cadence Class A common stock;

•	a U.S. holder of State Bank common stock will have an aggregate tax basis in the Cadence Class A common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of State Bank common stock surrendered in the merger; and

•	a U.S. holder of State Bank common stock will have a holding period for the shares of Cadence Class A common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of State Bank common stock surrendered in the merger.

If a U.S. holder acquired different blocks of State Bank common stock at different times or at different prices, the Cadence Class A common stock such holder receives will be allocated pro rata to each block of State Bank common stock, and the basis and holding period of each block of Cadence Class A common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of State Bank common stock exchanged for such Cadence Class A common stock.

A U.S. holder of State Bank common stock who receives cash instead of a fractional share of Cadence Class A common stock, generally will be treated as having received such fractional share of Cadence Class A common stock pursuant to the merger and then as having received cash in redemption of such fractional share of Cadence Class A common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of Cadence Class A common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of State Bank common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of State Bank common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Withholding

Payments of cash made pursuant to the merger to a U.S. holder of State Bank common stock generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%).

To prevent backup withholding, U.S. holders of State Bank common stock should provide the Exchange Agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s United States federal income tax liability if the required information is supplied to the IRS in a timely manner.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of State Bank common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The tables below set forth the condensed consolidated financial information for each of Cadence and State Bank as well as unaudited pro forma combined condensed consolidated financial information for Cadence and State Bank reflecting the merger, for the year ended December 31, 2017 and as of and for the three months ended March 31, 2018. Except as otherwise noted in the footnotes to the table, (i) the financial information included under the “Cadence Historical” column is derived from the unaudited interim financial statements of Cadence as of and for the period ended March 31, 2018 and the audited financial statements for the year ended December 31, 2017, and (ii) the financial information under the “State Bank Historical” column is derived from State Bank’s unaudited financial statements for the period ended March 31, 2018 and State Bank’s audited financial statements for the year ended December 31, 2017. The unaudited interim financial statements for Cadence are included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and the audited financial statements for Cadence are included in its Annual Report on Form 10-K for the year ended December 31, 2017, each of which are incorporated by reference into this joint information statement/proxy statement and prospectus. The unaudited interim financial statements and the audited financial statements for State Bank are included in the Current Report on Form 8-K filed by Cadence on May 21, 2018, as amended by Amendment No. 1 thereto, dated May 22, 2018, which is incorporated by reference into this joint information statement/proxy statement and prospectus.

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, adjusted from Cadence’s unaudited interim financial statements as of and for the period ended March 31, 2018 and Cadence’s audited financial statements for the year ended December 31, 2017 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2018 in the table below are presented as if the merger occurred on March 31, 2018, and the unaudited pro forma combined condensed consolidated statements of income for the three months ended March 31, 2018 and the year ended December 31, 2017 is presented as if the merger occurred on January 1, 2017. You should read such information in conjunction with Cadence’s and State Bank’s consolidated financial statements for the three months ended March 31, 2018 and the year ended December 31, 2017 and related notes incorporated by reference into this joint information statement / proxy statement and prospectus, as well as the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet and Statements of Income.

The pro forma adjustments reflected in the table are subject to change in accordance with the terms of the merger agreement and as additional information becomes available and additional analyses are performed. The actual adjustments may be materially different from those reflected in the unaudited pro forma adjustments presented herein. Assumptions and estimates underlying the adjustments to the unaudited pro forma financial information are described in the accompanying notes. Cadence’s management believes that the assumptions provide a reasonable basis for presenting the significant effects of the merger.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had Cadence and State Bank actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The unaudited pro forma financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	As of March 31, 2018
(In thousands, except share data)	Cadence Historical	State Bank Historical	Pro Forma Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$416,696	$81,733	$525	A	$498,954
Securities available-for-sale	1,246,005	863,697			2,109,702
Securities held-to-maturity	—	27,558	592	B	28,150
Loans held for sale	37,446	47,482	(910)	C	84,018
Loans	8,646,987	3,618,521	(29,273)	C	12,236,235
Less: allowance for credit losses	(91,537)	(31,317)	31,317	D	(91,537)

Net loans	8,555,450	3,587,204			12,144,698
Premises and equipment, net	62,092	52,410	(206)	E	114,296
Goodwill	317,817	84,564	697,824	F	1,100,205
Other intangible assets, net	9,430	10,384	39,506	G	59,320
Other assets	354,446	137,265	(9,590)	E, J	482,121

Total Assets	$10,999,382	$4,892,297			$16,621,464

Liabilities and Shareholder’s Equity
Liabilities:
Noninterest-bearing deposits	$2,040,977	$1,089,579			$3,130,556
Interest-bearing deposits	7,007,994	3,094,853	(782)	H	10,102,065

Total deposits	9,048,971	4,184,432			13,232,621
Borrowings	471,335	24,565			495,900
Other liabilities	121,973	36,646	27,087	I	185,706

Total liabilities	9,642,279	4,245,643			13,914,227

Shareholders’ equity	1,357,103	646,654	703,480	K, L	2,707,237

Total Liabilities and Shareholders’ Equity	$10,999,382	$4,892,297			$16,621,464

Total shares of Class A common stock outstanding	83,625,000	39,003,412	6,431,803	M	129,059,215

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three-Months Ended March 31, 2018
(In thousands, except per share data)	Cadence Historical	State Bank Historical	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest Income
Interest and fees on loans	$102,791	$54,390	$(2,727)	N	$154,454
Interest and dividends on securities:	10,302	6,171	1,505	N	17,978

Total interest income	113,093	60,561			172,432
Interest Expense
Interest on deposits	16,630	5,428	25	O	22,083
Interest on borrowed funds	5,352	277			5,629

Total interest expense	21,982	5,705			27,712

Net interest income	91,111	54,856			144,720
Provision for credit losses	4,380	3,208			7,588

Net interest income after provision for credit losses	86,731	51,648			137,132
Noninterest Income	24,983	10,461			35,444
Noninterest Expense	61,939	39,268	1,555	P	102,762

Income before income taxes	49,775	22,841			69,814
Income tax expense	10,950	5,476	(645)	Q	15,781

Net income	$38,825	$17,365			$54,033

Weighted average common shares outstanding (Basic)	83,625,000	38,032,007	7,402,208	R	129,059,215
Weighted average common shares outstanding (Diluted)	84,674,807	38,070,555	7,363,660	R	130,109,022
Earnings per common share (Basic)	$0.46	$0.45			$0.42

Earnings per common share (Diluted)	$0.46	$0.44			$0.42

	For the Year Ended December 31, 2017
(In thousands, except per share data)	Cadence Historical	State Bank Historical	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest Income
Interest and fees on loans	$359,308	$185,354	$(15,042)	N	$529,620
Interest and dividends on securities:	37,559	23,024	6,348	N	66,931

Total interest income	396,867	208,378			596,551
Interest Expense
Interest on deposits	49,699	15,059	150	O	64,908
Interest on borrowed funds	20,952	533			21,485

Total interest expense	70,651	15,592			86,393

Net interest income	326,216	192,786			510,158
Provision for credit losses	9,735	6,110			15,845

Net interest income after provision for credit losses	316,481	186,676			494,313
Noninterest Income	99,874	39,757			139,631
Noninterest Expense	233,356	138,817	6,627	P	378,800

Income before income taxes	182,999	87,616			255,144
Income tax expense	80,646	41,042	(5,725)	Q	115,963

Net income	$102,353	$46,574			$139,181

Weighted average common shares outstanding (Basic)	81,072,945	37,923,320	7,510,895	R	126,507,160
Weighted average common shares outstanding (Diluted)	81,605,015	37,994,657	7,439,558	R	127,039,230
Earnings per common share (Basic)	$1.26	$1.20			$1.10

Earnings per common share (Diluted)	$1.25	$1.19			$1.10

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

BALANCE SHEET AND STATEMENTS OF INCOME

Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Cadence treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of State Bank, as of the effective date of the merger, will be recorded by Cadence at their respective fair values and the excess of the merger consideration over the fair value of State Bank’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the fourth quarter of 2018, provides that the State Bank shareholders will receive 1.160 shares of Cadence Class A common stock, valuing the transaction at approximately $1.4 billion based on the closing share price of the Cadence Class A common stock on the NYSE of $30.23 on May 11, 2018, the last trading day before the execution and public announcement of the merger agreement.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) State Bank’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of Cadence Class A common stock varies from the assumed $30.23 per share, which represents the closing share price of the Cadence Class A common stock on the NYSE on May 11, 2018; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial information are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $49.9 million are included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over ten years. Goodwill totaling $782.4 million is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on the price per share of Cadence Class A common stock at the effective time of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in Cadence’s most recently used price per share of the Cadence Class A common stock would result in a corresponding goodwill adjustment of approximately $137 million.

The preliminary purchase price allocation is as follows:

(In thousands, except share and per share amounts)
Pro Forma Purchase Price
Shares of State Bank common stock currently outstanding	39,114,525
Pro Forma exercise of outstanding warrants	52,902

Estimated Shares of State Bank common stock outstanding	39,167,427
Exchange ratio	1.16

Total number of shares of Cadence Class A common stock issued	45,434,215
Share price of Cadence Class A common stock	$30.23

Equity portion of purchase price		$1,373,476

State Bank Net Assets at Fair Value
Assets acquired
Cash and cash equivalents		82,258
Investment securities		891,847
Loans		3,635,820
Core deposit intangibles		49,890
Other assets		179,879

Total assets acquired		4,839,694
Liabilities assumed
Deposits		4,183,650
Borrowings		24,565
Other liabilities		40,391

Total liabilities assumed		4,248,606

Net assets acquired		591,088

Preliminary pro forma goodwill		$782,388

Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 23.0% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Adjustments to cash and cash equivalents to reflect estimated cash of $525 thousand in proceeds from exercise of stock warrants.

B.	Adjustment to securities classified as held-to-maturity to reflect estimated fair value of acquired investment securities.

C.	Adjustment to loans, net of unearned income to reflect estimated fair value adjustments, which include lifetime credit loss expectations, current interest rates and liquidity, to acquired loans.

D.	Elimination of State Bank’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

E.	Adjustment to premises and equipment to reflect estimated fair value of acquired premises and equipment.

F.	Adjustments to goodwill to eliminate State Bank goodwill of $84.6 million at merger date and record estimated goodwill associated with the merger of $782.4 million.

G.	Adjustments to other intangible assets to eliminate State Bank net intangible assets of $10.4 million and Cadence’s estimated core deposit intangible assets of $49.9 million, which are estimated to be 1.5% of total deposits less time deposits.

H.	Adjustment to interest-bearing deposits to reflect estimated fair value of acquired interest-bearing deposits.

I.	Adjustment to accrued expenses and other liabilities to reflect the effects of the acquisition accounting adjustments and contractually obligated transactions costs.

J.	Adjustment to deferred tax asset of $9.6 million to reflect the effects of the acquisition accounting adjustments and contractually obligated transaction costs.

K.	Adjustments to eliminate State Bank’s equity and record the issuance of the Cadence Class A common stock to State Bank common shareholders.

L.	Adjustment to Cadence’s equity for $1.2 million in costs related to issuance of stock and after-tax contractually obligated transaction costs of $23.3 million.

M.	Adjustments to common shares outstanding to eliminate 39,003,412 shares of State Bank common stock outstanding as of March 31, 2018 and record 46,557,903 shares of Cadence Class A common stock issued in the merger calculated using the exchange ratio of 1.160 shares of Cadence Class A common stock per share of State Bank common stock (see Note 2—Preliminary Purchase Price Allocation).

N.	Net adjustments to interest income of $(1.2) million and $(8.7) million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, to eliminate State Bank amortization of premiums and accretion of discounts on previously acquired loans and securities and record estimated amortization of premiums and accretion of discounts on acquired loans and held-to-maturity securities.

O.	Net adjustments to interest expense of $25 thousand and $150 thousand for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, to eliminate State Bank amortization of premiums and accretion of discounts on previously acquired deposits and record estimated amortization of premiums and accretion of discounts on acquired deposits.

P.	Net adjustments to noninterest expense of $1.6 million and $6.6 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, to eliminate State Bank amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets.

Q.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated blended federal and state tax rate of 22.0% and 37.0% as of March 31, 2018 and December 31, 2017, respectively.

R.	Adjustments to weighted-average shares of Cadence Class A common stock outstanding to eliminate weighted-average shares of State Bank common stock outstanding and record shares of Cadence’s Class A common stock issued in the merger, calculated using the exchange ratio of 1.160 shares of Cadence Class A common stock per each share of State Bank common stock.

Note 4—Merger- and Integration-Related Costs

Merger- and integration-related costs are not included in the pro forma condensed combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.

DESCRIPTION OF CAPITAL STOCK OF CADENCE

As a result of the merger, State Bank shareholders who receive shares of Cadence Class A common stock in the merger will become stockholders of Cadence. Your rights as stockholder of Cadence will be governed by the DGCL, the Cadence charter, and the Cadence bylaws. The following briefly summarizes the material terms of Cadence Class A common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the DGCL, the Cadence charter, and the Cadence bylaws. Copies of Cadence’s and State Bank’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Description of Capital Stock

The following is a summary of Cadence’s capital stock and certain terms of Cadence’s charter bylaws. This discussion summarizes some of the important rights of Cadence’s stockholders but does not purport to be a complete description of these rights and may not contain all of the information regarding Cadence’s capital stock that is important to you. These rights can only be determined in full, and the descriptions herein are qualified in their entirety, by reference to federal and state banking laws and regulations, the DGCL, and Cadence’s charter and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this joint information statement/proxy statement and prospectus is a part, and applicable law.

General

Cadence’s charter authorizes it to issue up to 300,000,000 shares of Class A common stock, $0.01 par value per share, 300,000,000 shares of Class B non-voting common stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this joint information statement/proxy statement and prospectus, Cadence has 83,625,000 shares of Class A common stock and no shares of Class B non-voting common stock or preferred stock outstanding.

The following description summarizes the material terms of Cadence’s securities. Because it is only a summary, it may not contain all the information that is important to you.

Capital Stock

Class A Common Stock and Class B Non-Voting Common Stock

All issued and outstanding shares of Cadence’s common stock are duly authorized, validly issued, fully paid and non-assessable. All authorized but unissued shares of Cadence’s common stock are available for issuance by the Cadence board of directors without any further stockholder action. Cadence’s charter provides that, except with respect to voting rights and conversion rights, the Class A common stock and Class B non-voting common stock are treated equally and identically.

Voting Rights. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of Cadence’s directors and all other matters requiring stockholder action, except with respect to amendments to Cadence’s charter that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class B non-voting common stock have no voting power, and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B non-voting common stock voting separately as a class.

Except as otherwise provided by law, Cadence’s charter or bylaws or in respect of the election of directors, all matters to be voted on by Cadence’s stockholders are required to be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast are sufficient to elect each director.

Conversion of Class B Non-Voting Common Stock. Each share of Class B non-voting common stock will be convertible into a share of Class A common stock at the option of the holder; provided, however, that each share of Class B non-voting common stock will not be convertible in the hands of the initial holder and will only be convertible at the time it is transferred to a third party unaffiliated with such initial holder, subject to the transfer restrictions described in the next sentence, if and only to the extent such conversion would not, after giving effect to such conversion, cause the transferee (together with such transferee’s related persons and any persons with which such transferee is acting in concert) to own, control or have the power to vote shares of Class A common stock in excess of the ownership limit described below. Shares of Class B non-voting common stock may only be transferred through one or more of the following alternatives: (1) to an affiliate of a holder or to the Company, (2) in a widely dispersed public offering, (3) in a private sale in which no purchaser would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of Cadence’s voting securities or (4) to a purchaser acquiring majority control of Cadence notwithstanding such transfer.

Conversion of Class A Common Stock Upon LLC Distribution. Each share of Class A common stock owned by Cadence Bancorp, LLC will automatically convert into a share of Class B non-voting common stock upon a distribution or other transfer to a member of Cadence Bancorp, LLC, or upon the liquidation of Cadence Bancorp, LLC, to the extent that such distribution, transfer or liquidation would otherwise result in such member of Cadence Bancorp, LLC, together with its affiliates, owning in excess of 9.9% of Cadence’s Class A common stock (or any class of Cadence’s voting securities), excluding for purposes of this calculation any reduction in ownership resulting from transfers by such holder of Cadence’s voting securities. In addition, Cadence Bancorp, LLC will have the right to cause shares of Class A common stock owned by it to convert into shares of Class B non-voting common stock to the extent that a distribution or other transfer to a member of Cadence Bancorp, LLC, or a liquidation of Cadence Bancorp, LLC, would otherwise result in shares of Class A common stock being received in respect of non-voting units of Cadence Bancorp, LLC.

Dividend Rights. Holders of Class A common stock and Class B non-voting common stock are equally entitled to ratably receive dividends if, as and when declared from time to time by the Cadence board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, Cadence can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s net assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of Class A common stock and Class B non-voting common stock will be equally entitled to receive ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other. Neither the Class A common stock nor the Class B non-voting common stock have any preemptive or conversion rights pursuant to the terms of Cadence’s charter and bylaws (other than the right of holders of shares of Class B non-voting common stock to convert such shares into shares of Class A common stock and the right of Cadence Bancorp, LLC to convert shares of Class A common stock into shares of Class B non-voting common stock as described in “—Conversion of Class B Non-Voting Common Stock” and “—Conversion of Class A Common Stock Upon LLC Distribution,” respectively, above). There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of Cadence’s common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to Cadence’s charter, shares of preferred stock are issuable from time to time, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative, participation, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof as the Cadence board of directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Cadence’s Charter and Bylaws

Certain provisions of Delaware law and certain provisions that are included in Cadence’s charter and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Cadence’s charter contains provisions that permit the Cadence board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board

The Cadence charter provides that the Cadence board of directors is divided into three classes, designated Class I, Class II and Class III and that each class will be an equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire board of directors. The term of Class I directors will terminate on the date of the 2021 annual meeting of Cadence stockholders, the term of the Class II directors will terminate on the date of the 2019 annual meeting of Cadence stockholders, and the term of the initial Class III directors will terminate on the date of the 2020 annual meeting of stockholders. At each succeeding annual meeting of Cadence stockholders, successors to the class of directors whose term expires at such annual meeting will be elected for a three year term.

Removal of Directors

Cadence’s charter provides that stockholders may only remove a director for cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote.

Director Vacancies

Vacancies on the Cadence board of directors may be filled by a majority of the remaining directors until the next annual meeting of stockholders, or at a special meeting of stockholders called for that purpose.

No Cumulative Voting

Cadence’s charter provides that stockholders do not have the right to cumulative votes in the election of directors.

Special Meetings of Stockholders

Cadence’s charter and bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by any officer at the request of a majority of the Cadence board of directors, by the chairman of the board of directors or by Cadence’s Chief Executive Officer.

Advance Notice Procedures for Director Nominations

Cadence’s bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at Cadence’s principal executive offices before notice of the meeting is issued by Cadence’s secretary, with such notice being served not less than 90 nor more than 120 days before the meeting. Although Cadence’s bylaws do not give the Cadence board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, Cadence’s bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Cadence.

Action by Written Consent

Cadence’s charter and bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent if less than a majority of Cadence’s outstanding Class A common stock is owned by Cadence Bancorp, LLC. As long as Cadence Bancorp, LLC owns a majority of Class A common stock, action may be taken by written consent if applicable voting requirements are otherwise satisfied.

Amending Cadence’s Charter and Bylaws

Cadence’s charter may be amended or altered in any manner provided by the DGCL. Cadence’s bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the Class A common stock. Additionally, Cadence’s charter provides that Cadence’s bylaws may be amended, altered or repealed by the Cadence board of directors by a majority vote.

Authorized but Unissued Shares

Cadence’s authorized but unissued shares of Class A common stock, Class B non-voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Cadence by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Jurisdiction

Cadence’s charter provides that the Delaware Court of Chancery shall be the exclusive forum for any derivative action or proceeding brought on Cadence’s behalf, any action asserting a claim of breach of fiduciary duty and any action asserting a claim pursuant to the DGCL, Cadence’s charter, bylaws or under the internal affairs doctrine.

Business Combinations with Interested Stockholders

Cadence does not elect in its charter not to be subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

For more information regarding the rights of holders of Cadence Class A common stock, see “Comparison of Stockholders’ and Shareholders’ Rights.”

COMPARISON OF STOCKHOLDERS’ AND SHAREHOLDERS’ RIGHTS

If the merger is completed, State Bank shareholders will receive shares of Cadence Class A common stock in the merger. Cadence is organized under the laws of the State of Delaware and State Bank is organized under the laws of the State of Georgia. The following is a summary of the material differences between (1) the current rights of State Bank shareholders under the State Bank charter and bylaws and (2) the current rights of Cadence stockholders under the Cadence charter and bylaws.

Cadence and State Bank believe that this summary describes the material differences between the rights of Cadence stockholders as of the date of this joint information statement/proxy statement and prospectus and the rights of State Bank shareholders as of the date of this joint information statement/proxy statement and prospectus; however, it does not purport to be a complete description of those differences. Copies of Cadence’s and State Bank’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”

STATE BANK	CADENCE
AUTHORIZED CAPITAL STOCK

State Bank is authorized to issue up to 100 million shares of common stock, par value $0.01 per share, and 2 million shares of preferred stock, par value $0.01 per share. As of the State Bank record date, there were 39,124,102 shares of State Bank common stock outstanding and no shares of State Bank preferred stock outstanding.	Cadence is authorized to issue up to 300 million shares of Class A common stock, par value $0.01 per share, 300 million shares of Class B non-voting common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share. As of the date hereof, there were 83,625,000 shares of Cadence Class A common stock outstanding, no shares of Cadence Class B common stock outstanding and no shares of Cadence preferred stock outstanding.

VOTING LIMITATIONS

Each share of State Bank common stock is entitled to one vote on each matter voted on at a meeting of State Bank’s shareholders.	Each share of Cadence Class A common stock is entitled to one vote on each matter voted on at a meeting of Cadence’s stockholders.

RIGHTS OF PREFERRED STOCK

State Bank’s amended and restated articles of incorporation provide that the State Bank board of directors may establish and designate from time to time series’ of preferred stock with such preferences, limitations, and relative rights as may be determined by the board of directors. As of the State Bank record date, there were no shares of preferred stock outstanding.	Cadence’s charter provides that the Cadence board of directors may issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. As of the date hereof, there were no shares of preferred stock outstanding.

STATE BANK	CADENCE
SIZE OF BOARD OF DIRECTORS

State Bank’s amended and restated bylaws currently provide that the State Bank board of directors shall consist of between five and 25 directors. The State Bank board of directors may increase or decrease the number of directors by not more than two in any one year, as long as such increase or decrease does not place the number of directors at less than five, or more than 25. The State Bank board of directors currently has 12 directors.	Cadence’s bylaws provide that its board of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which Cadence would have if there were no vacancies, so long as no decrease in the number of authorized directors may shorten the term of any incumbent director. Cadence’s board of directors currently has six directors.

CLASSES OF DIRECTORS

The State Bank board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.	The Cadence board of directors is divided into three classes, designated Class I, Class II and Class III and that each class will be an equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire board of directors.

REMOVAL OF DIRECTORS

State Bank directors may be removed, with or without cause, by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors. In addition, the State Bank board of directors may remove a director from office if such director is adjudicated incompetent by a court; is convicted of a felony; does not, within 60 days after being elected, accept the office in writing or by attendance at a meeting of the board of directors and fulfill other requirements for holding the office of director; fails to attend regular meetings of the board of directors for six consecutive meetings without having been excused by the board of directors; or was an employee or duly elected officer of State Bank and was discharged, or resigned at the request of the board of directors for reasons relating to performance of duties as an employee or officer of State Bank.	Cadence’s directors may be removed with cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Except in the event that a director is serving at the election of a particular voting group, newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists. The term of any director elected	Newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason may be may be filled by a majority of the remaining directors until the next annual meeting of stockholders, or at a special meeting of stockholders called for that purpose.

STATE BANK	CADENCE
to fill a vacancy expires at the next meeting of shareholders at which directors are elected.

SPECIAL MEETINGS OF STOCKHOLDERS

State Bank’s amended and restated bylaws provide that special meetings of shareholders of one or more classes or series of State Bank’s shares may be called at any time by the board of directors, the chairman, the vice chairman, or the chief executive officer, and must be called upon the written request (in compliance with applicable requirements of the GBCC) of the holders of shares representing 25% or more of the votes entitled to be cast on each issue proposed to be considered at the special meeting. The business that may be transacted at any special meeting of shareholders is limited to that proposed in the notice of the special meeting.	Cadence’s charter and bylaws provide that, except as otherwise required by law, special meetings of Cadence stockholders may be called only by any officer at the request of a majority of its board of directors, by the chairman of the board of directors or by its Chief Executive Officer.

QUORUM

Under State Bank’s amended and restated bylaws, at any meeting of State Bank’s shareholders, the holders of a majority of all the shares of stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum, unless or to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of those represented in person or by proxy constitute a quorum entitled to take action with respect to the vote on that matter.	Under Cadence’s bylaws, except as otherwise provided by law or by Cadence’s charter, the holders of a majority of the outstanding shares entitled to vote generally in the election of directors constitute a quorum at a meeting of Cadence’s stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

NOTICE OF STOCKHOLDER MEETINGS

State Bank’s amended and restated bylaws provide that written notice of the place, date, and time of all meetings of State Bank’s shareholders must be given, not less than 10 and not more than 60 days before the date on which the meeting is to be held, to each shareholder of record entitled to vote at such meeting. If a meeting of State Bank’s shareholders is adjourned to a different date, time, or location, State Bank must give shareholders notice of the new date, time, or location of the adjourned meeting unless a quorum was present at the meeting and the information regarding the adjournment was announced before the meeting was adjourned; provided, however, that if a new record date is fixed for the adjourned meeting, State Bank must give notice of the meeting to all shareholders of record as of the new record date entitled to vote at the adjourned meeting.	Cadence’s bylaws provide that written or printed notice, stating the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by Cadence not less than 10 days nor more than 60 days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the DGCL or by mail, to each stockholder of record entitled to vote at such meeting. Any previously scheduled meeting may be postponed, and (unless

STATE BANK	CADENCE
otherwise provided in Cadence’s charter) any special meeting may be cancelled, by resolution of Cadence’s board of directors upon public notice given prior to the date previously scheduled for such meeting.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

State Bank’s amended and restated bylaws establish an advance notice procedure with regard to nominations and other business proposals to be brought before State Bank’s annual meeting but not included in State Bank’s proxy statement or form of proxy for that meeting. To be properly brought before an annual meeting by a shareholder, the business must relate to a proper subject matter for shareholder action and the shareholder must have given timely notice thereof in writing to the Secretary of State Bank. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal offices of State Bank not less than 30 nor more than 60 days prior to the date of the meeting to which it relates; provided, however, that if less than 31 days’ notice of the meeting is given to State Bank shareholders, such written notice must be delivered or mailed not later than the tenth day following the day on which notice of the meeting was mailed to shareholders. The notice must contain specified information, as set forth in State Bank’s amended and restated bylaws.	Cadence’s bylaws establish an advance notice procedure with regard to nominations and other business proposals to be brought before Cadence’s annual meeting. Cadence’s bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at Cadence’s principal executive offices before notice of the meeting is issued by Cadence’s secretary, with such notice being served not less than 90 nor more than 120 days before the meeting.

ANTI-TAKEOVER PROVISIONS AND OTHER STOCKHOLDER PROTECTIONS

State Bank’s amended and restated articles of incorporation permit the State Bank board of directors, in connection with evaluating certain business combination transactions, to consider, among other relevant factors, the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of State Bank and its subsidiaries, and on the communities within which State Bank and its subsidiaries operate, and the consideration being offered by the other party in relation to the then-current value of State Bank in a freely negotiated transaction and in relation to the State Bank board of directors’ then-estimate of the future value of State Bank as an independent entity.	Cadence’s charter contains provisions that may serve as takeover protections, including a provision providing for a classified board of directors. Cadence’s charter provides that the Cadence board of directors is divided into three classes, designated Class I, Class II and Class III and that each class will be an equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire board of directors. The term of Class I directors will terminate on the date of the 2021 annual meeting of Cadence stockholders, the term of the Class II directors will terminate on the date of the 2019 annual meeting of Cadence stockholders, and the term of the initial Class III directors will terminate on the date of the 2020 annual meeting of stockholders. At each succeeding annual meeting of Cadence stockholders, successors to the class of directors whose term expires at such annual meeting will be elected for a three year term.

STATE BANK	CADENCE
The GBCC precludes an interested shareholder (one owning 10% or more of a corporation’s outstanding voting stock) from entering into certain business combinations (which are broadly defined) with the corporation for a period of five years from the date of becoming an interested shareholder unless (i) prior to the acquisition in which he or she became an interested shareholder, approval of the board of directors of the acquisition or business combination was obtained; (ii) the interested shareholder acquired 90% of the outstanding voting stock as a result of the transaction in which he or she became an interested shareholder; or (iii) the interested shareholder, after the acquisition in which he or she became an interested shareholder, acquired 90% of the outstanding voting stock and the business combination was approved by a majority of the voting shares not held by the interested shareholder. The protection of the statute is available only if the corporation “opts in” by adopting a bylaw provision specifically providing that the statute shall apply. State Bank has not opted into this provision of the GBCC.

Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. Cadence has not made an election to be exempt from the requirements of Section 203 of the DGCL.

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

State Bank’s amended and restated articles of incorporation provide that a director of State Bank will not be personally liable to State Bank or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except for liability for (i) any appropriation in violation of the director’s duties of any business opportunity of State Bank, (ii) intentional misconduct or knowing violations of law, (iii) violations of Section 14-2-832 of the GBCC (involving unlawful distributions), and	Cadence’s charter provides that no director will be personally liable to Cadence or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may thereafter be amended.

STATE BANK	CADENCE
(iv) any transaction from which the director received an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

State Bank’s amended and restated articles of incorporation provide that State Bank must indemnify, to the fullest extent provided by law, any and all persons whom it shall have power to indemnify under the GBCC from and against any and all expenses, liabilities or other matters referred to in the GBCC.

Under State Bank’s amended and restated bylaws, each director, including such party (and in such capacity) if he or she is also an officer, absent certain circumstances, shall be indemnified by State Bank for certain expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Under State Bank’s amended and restated bylaws, the board of directors also has the power to cause State Bank to provide to officers, employees or agents of State Bank, including any officer, employee or agent of State Bank who, at State Bank’s request, is or was serving as a director, officer, partner, trustee, employee or agent of another corporation or entity, all or any part of the right to indemnification permitted for such persons under the GBCC. Expenses for which such parties may be indemnified include any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees and disbursements, court costs and expert witness fees).

State Bank’s amended and restated bylaws provide that State Bank may purchase and maintain insurance to protect itself and any director, officer, employee, or agent of State Bank or another corporation, partnership, trust, employee benefit plan, or other enterprise against any expense, liability or loss, whether or not State Bank would have the power to indemnify such person against such liability under the provisions of State Bank’s amended and restated bylaws.

Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he or she shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

STATE BANK	CADENCE

Cadence’s charter provides that it must indemnify its directors and officers to the fullest extent authorized by law. Cadence is also expressly required to advance certain expenses to its directors and officers and carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

Under the GBCC, State Bank’s amended and restated articles of incorporation may be amended upon the approval of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment, unless the GBCC, State Bank’s articles of incorporation, or the board of directors acting pursuant to its authority to condition the effectiveness of a proposed amendment require a greater vote or a vote by voting groups. State Bank’s amended and restated articles of incorporation require the approval of either two-thirds of the directors then in office or the affirmative vote of the holders of at least two-thirds of the outstanding shares of STBZ to amend the article setting forth the factors the board of directors may consider in evaluating business transactions.

Under the DGCL, Cadence’s charter generally may be amended upon the adoption of a resolution by its board of directors and approval by the holders of a majority of the outstanding shares entitled to vote.

Cadence’s bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of outstanding shares of Class A common stock. Additionally, Cadence’s charter provides that its bylaws may be amended, altered or repealed by its board of directors by a majority vote.

State Bank’s amended and restated bylaws provide that the board of directors has the power to alter, amend, or repeal the bylaws or to adopt new bylaws, and any bylaws adopted by the board of directors may be altered, amended, or repealed, and new bylaws adopted, by the shareholders. State Bank’s shareholders may prescribe in adopting any bylaw or bylaws that the bylaw or bylaws so adopted shall not be altered, amended, or repealed by the board of directors.

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

State Bank’s amended and restated bylaws provide that shareholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous.	Cadence’s charter and bylaws provide that stockholder action by written consent in lieu of a meeting is permitted only if at least a majority of outstanding Class A common stock is owned by Cadence Bancorp, LLC. As of the date hereof, Cadence Bancorp, LLC does not own a majority of outstanding Class A common stock, and consequently stockholder action by written consent in lieu of a meeting is not permitted.

STOCKHOLDER RIGHTS PLAN

Neither Cadence nor State Bank currently has a stockholder rights plan in effect.

COMPARATIVE MARKET PRICES AND DIVIDENDS

The Cadence Class A common stock is listed on the NYSE under the symbol “CADE”, and the State Bank common stock is listed on NASDAQ under the symbol “STBZ.” The following table sets forth for the periods indicated the high and low reported intraday sales prices per share of Cadence Class A common stock and State Bank common stock on the NYSE and NASDAQ, respectively, and the cash dividends declared per share.

	Cadence Class A Common Stock			State Bank Common Stock
	High	Low	Dividend (1)	High	Low	Dividend
Quarter Ended:
September 30, 2018 (through July 24, 2018)	$29.97	$28.33	$0.00	$34.46	$32.68	$0.00
June 30, 2018	31.44	26.41	0.125	35.99	29.04	0.20
March 31, 2018	29.30	25.09	0.125	31.65	28.22	0.20
December 31, 2017	27.12	21.71	0.00	31.75	27.56	0.14
September 30, 2017	23.03	19.91	0.00	28.85	25.41	0.14
June 30, 2017 (from April 13, 2017 for Cadence)	23.71	20.50	0.00	28.38	24.65	0.14
March 31, 2017	—	—	—	28.25	24.16	0.14
December 31, 2016	—	—	—	27.50	21.15	0.14
September 30, 2016	—	—	—	23.30	19.77	0.14
June 30, 2016	—	—	—	21.99	18.65	0.14

On May 11, 2018, the last trading day before the public announcement of the merger agreement, the closing sale price of shares of Cadence Class A common stock as reported on the NYSE was $30.23. On July 24, 2018, the last practicable trading day before the date of this joint information statement/proxy statement and prospectus, the closing sale price of shares of Cadence Class A common stock as reported on the NYSE was $28.42.

On May 11, 2018, the last trading day before the public announcement of the merger agreement, the closing sale price of shares of State Bank common stock as reported on the NASDAQ was $33.08. On July 24, 2018, the last practicable trading day before the date of this joint information statement/proxy statement and prospectus, the closing sale price of shares of State Bank common stock as reported on the NASDAQ was $32.88.

As of July 24, 2018, the last date prior to printing this joint information statement/proxy statement and prospectus for which it was practicable to obtain this information for Cadence and State Bank, respectively, there were approximately 2 registered holders of Cadence Class A common stock and approximately 486 registered holders of State Bank common stock.

The following table shows the closing sale prices of Cadence Class A common stock and State Bank common stock as reported on the NYSE and NASDAQ, respectively, on May 11, 2018, the last trading day before the public announcement of the merger agreement, and on July 24, 2018, the last practicable trading day before the date of this joint information statement/proxy statement and prospectus. The table also shows the implied value of the merger consideration payable for each share of State Bank common stock, which we calculated by multiplying the closing price of State Bank common stock on those dates by the exchange ratio of 1.160.

	Cadence Class A Common Stock	State Bank Common Stock	Implied Value of One Share of State Bank Common Stock
May 11, 2018	$30.23	$33.08	$35.07
July 24, 2018	$28.42	$32.88	$32.97

Cadence stockholders and State Bank shareholders are advised to obtain current market quotations for Cadence Class A common stock and State Bank common stock. The market price of Cadence Class A common stock and State Bank common stock will fluctuate between the date of this joint information statement/proxy statement and prospectus and the date of completion of the merger. No assurance can be given concerning the market price of State Bank common stock before the effective time or Cadence Class A common stock before or after the effective time. Changes in the market price of Cadence Class A common stock prior to the completion of the merger will affect the market value of the merger consideration that State Bank shareholders receive upon completion of the merger.

LEGAL MATTERS

The validity of the Cadence Class A common stock to be issued in connection with the merger will be passed upon for Cadence by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Cadence by Wachtell, Lipton, Rosen & Katz, New York, New York and for State Bank by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia.

EXPERTS

Cadence

The consolidated financial statements of Cadence at December 31, 2017 and December 31, 2016, and for each of the years then ended, incorporated by reference in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and for the year ended December 31, 2015, by KPMG LLP, independent registered public accounting firm, as set forth in their respective reports thereon appearing in Cadence’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated in this prospectus by reference, and are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

State Bank

The consolidated financial statements of State Bank as of December 31, 2017 and December 31, 2016 and for each of the three years then ended, and the effectiveness of State Bank’s internal control over financial reporting as of December 31, 2017, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in their report appearing in the State Bank Annual Report on Form 10-K for the year ended December 31, 2017, as amended, and incorporated in this joint information statement/proxy statement and prospectus by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

Cadence

Cadence stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by Cadence in connection with its 2019 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received by the Secretary at its principal offices in Houston, Texas on or before November 30, 2018, to be eligible for inclusion in its proxy statement and proxy card relating to that meeting. In the event that Cadence holds its 2019 Annual Meeting of Stockholders more than 30 days before or after May 16, 2019, which is the one-year anniversary date of its 2018 Annual Meeting of Stockholders, Cadence will disclose the new deadline by which stockholders’ proposals must be received in its earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform Cadence stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with the Cadence’s bylaws, proposals of Cadence stockholders intended to be presented at the 2019 Annual Meeting of Stockholders (other than director nominations) must be received by the Secretary no later than February 15, 2019 nor earlier than January 16, 2019, provided that if Cadence’s 2019 Annual Meeting of Stockholders is held more than 30 days before, or 60 days after, May 16, 2019, such notice must be given by the later of the close of business on the date 120 days prior to the meeting and not later than the close of business on the date 90 days prior to the meeting, or, if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the tenth day following the date the meeting date is first publicly announced or disclosed.

Furthermore, in order for any Cadence stockholder to properly propose any business for consideration at Cadence’s 2019 Annual Meeting of Stockholders, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the Cadence stockholder’s intention to make such proposal must be furnished to Cadence in accordance with, and including such information required by, Cadence’s bylaws. A copy of Cadence’s bylaws is available on its website at www.cadencebancorporation.com.

A Cadence stockholder wishing to nominate a candidate for election to the Cadence board of directors at an annual meeting is required to give written notice to the Secretary of his or her intention to make a nomination in accordance with the requirements contained in Cadence’s bylaws. Pursuant to Cadence’s bylaws, notice of director nominations to be presented at Cadence’s 2019 Annual Meeting of Stockholders must be received by the Secretary no later than February 15, 2019 nor earlier than January 16, 2019, provided that if Cadence’s 2019 Annual Meeting of Stockholders is held more than 30 days before, or 60 days after, May 16, 2019, such notice must be given by the later of the close of business on the date 120 days prior to the meeting and not later than the close of business on the date 90 days prior to the meeting, or, if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the tenth day following the date the meeting date is first publicly announced or disclosed. If the number of directors to be elected to the Cadence board of directors is increased and there is no public announcement by Cadence naming all of the nominees for director or specifying the increased size of the Cadence board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, notice of any stockholder nominees to serve as directors for any newly created positions resulting from the increased size may be delivered to the Secretary no later than the close of business on the tenth day following day on which such public announcement is first made by Cadence. A copy of Cadence’s bylaws is available on its website at www.cadencebancorporation.com.

State Bank

Only such business shall be conducted at the State Bank special meeting as shall have been brought before the meeting pursuant to State Bank’s notice of meeting. State Bank shareholders may not bring business before the State Bank special meeting.

State Bank does not anticipate holding a 2019 annual meeting of shareholders if the merger is completed before the second quarter of 2019. In the event that the merger is not completed within the expected timeframe, or at all, State Bank may hold a 2019 annual meeting. Any shareholder nominations or proposals for other business intended to be presented at State Bank’s next annual meeting must be submitted to State Bank as set forth below.

Under SEC rules, if a State Bank shareholder wants State Bank to include a proposal in its proxy statement for presentation at the 2019 annual meeting, the proposal must be received by State Bank before December 13, 2018.

Any shareholder proposal intended to be presented from the floor at State Bank’s 2019 annual meeting must comply with the advance notice provisions and other requirements of State Bank’s amended and restated bylaws and be delivered not more than 60 days and not less than 30 days before the 2019 annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given, such notice of a shareholder proposal must be delivered or mailed not later than the tenth day following the day on which notice of the meeting was mailed.

WHERE YOU CAN FIND MORE INFORMATION

Cadence has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of Cadence Class A common stock to be issued in connection with the merger. This joint information statement/proxy statement and prospectus is a part of that registration statement and constitutes the prospectus of Cadence, in addition to being an information statement for Cadence stockholders and a proxy statement for State Bank shareholders. The registration statement, including this joint information statement/proxy statement and prospectus and the attached exhibits and schedules, contains additional relevant information about Cadence and the Cadence Class A common stock.

Cadence and State Bank also file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as Cadence and State Bank, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Cadence with the SEC are also available at Cadence’s website at www.cadencebancorporation.com. The reports and other information filed by State Bank with the SEC are available at State Bank’s website at www.statebt.com. The web addresses of the SEC, Cadence and State Bank are included as inactive textual references only. Except as specifically incorporated by reference into this joint information statement/proxy statement and prospectus, information on those web sites is not part of this joint information statement/proxy statement and prospectus.

The SEC allows Cadence and State Bank to incorporate by reference information in this joint information statement/proxy statement and prospectus. This means that Cadence and State Bank can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint information statement/proxy statement and prospectus, except for any information that is superseded by information that is included directly in this joint information statement/proxy statement and prospectus.

This joint information statement/proxy statement and prospectus incorporates by reference the documents listed below that Cadence and State Bank previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about the companies and their financial condition.

Cadence SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017

Quarterly Report on Form 10-Q	Quarter ended March 31, 2018

Current Reports on Form 8-K	Filed on February 8, 2018, February 13, 2018, May 14, 2018, May 18, 2018, May 21, 2018, May 22, 2018 (Form 8-K/A), May 25, 2018 and May 29, 2018 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed March 30, 2018

State Bank SEC Filings	Period or Date Filed
Annual Report on Form 10-K, as amended	Year ended December 31, 2017, filed on February 23, 2018, as amended by the Amendment to such Annual Report filed on March 2, 2018

Quarterly Report on Form 10-Q	Quarter ended March 31, 2018

Current Reports on Form 8-K	Filed on February 9, 2018, May 14, 2018 and May 25, 2018 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed April 12, 2018

Cadence also incorporates by reference the description of Cadence Class A common stock contained in Cadence’s registration statement on Form S-1 initially filed on March 17, 2017 with the SEC pursuant to which the shares of Cadence Class A common stock was initially registered under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, Cadence and State Bank also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint information statement/proxy statement and prospectus and, in the in the case of State Bank, the date of the State Bank special meeting, provided that Cadence and State Bank are not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Cadence has supplied all information contained or incorporated by reference in this joint information statement/proxy statement and prospectus relating to Cadence, and State Bank has supplied all information contained or incorporated by reference relating to State Bank.

Documents incorporated by reference are available from Cadence and State Bank without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint information statement/proxy statement and prospectus. You can obtain documents incorporated by reference in this joint information statement/proxy statement and prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Cadence Bancorporation 2800 Post Oak Boulevard, Suite 3800 Houston, Texas 77056 Attention: Investor Relations Telephone: (713) 871-4000	State Bank Financial Corporation 3399 Peachtree Road NE, Suite 1900 Atlanta, Georgia 30326 Attention: Investor Relations Telephone: (404) 475-6599

State Bank shareholders requesting documents must do so by September 11, 2018 to receive them before the State Bank special meeting. Cadence stockholders and State Bank shareholders will not be charged for any of these documents that you request. If you request any incorporated documents from Cadence or State Bank, Cadence and State Bank, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither Cadence nor State Bank has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint information statement/proxy statement and prospectus or in any of the materials that have been incorporated in this joint information statement/proxy statement and prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint information statement/proxy statement and prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint information statement/proxy statement and prospectus does not extend to you. The information contained in this joint information statement/proxy statement and prospectus speaks only as of the date of this joint information statement/proxy statement and prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

STATE BANK FINANCIAL CORPORATION

and

CADENCE BANCORPORATION

Dated as of May 11, 2018

- i -

- ii -

- iii -

INDEX OF DEFINED TERMS

Page
$66
Acceptable Confidentiality Agreement	53
Acquisition Proposal	53
Adverse Recommendation Change	54
affiliate	66
Agreement	1
Bank Merger	4
Bank Merger Agreement	4
Bank Merger Certificates	4
BHC Act	8
Blue Sky	11
business day	66
Certificate	3
certificates	5
Chosen Courts	67
Closing	2
Closing Date	2
Code	1
Company	1
Company 401(k) Plan	49
Company Articles	8
Company Bank	4
Company Benefit Plans	16
Company Bylaws	8
Company Common Stock	2
Company Contract	20
Company Director	52
Company Disclosure Schedule	7
Company Equity Awards	3
Company Indemnified Parties	50
Company Insiders	56
Company Meeting	47
Company Owned Properties	22
Company Preferred Stock	9
Company Qualified Plans	17
Company Real Property	22
Company Regulatory Agreement	20
Company Reports	12
Company Restricted Stock Award	3
Company Stock Plans	4
Company Subsidiary	9
Company Warrant	4
Confidentiality Agreement	47
Continuing Employees	48
Controlled Group Liability	17
Data Conversion	57
Delaware Certificate of Merger	2
Delaware Secretary	2
Determination Date	62

Page
Determination Date Average Closing Price	62
Determination Date Index Price	62
DGCL	2
dollars	66
Effective Time	2
Enforceability Exceptions	10
Environmental Laws	21
ERISA	16
ERISA Affiliate	17
Exchange Act	13
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2
Expense Reimbursement	63
FDIC	9
Federal Reserve Board	8
GAAP	8
GBCC	1
Georgia Articles of Merger	2
Georgia Secretary	2
Governmental Entity	11
Index Ratio	61
Information Statement	44
Initial Index Price	62
Intellectual Property	22
IRS	15
Joint Information Statement/Proxy Statement	11
knowledge	66
Liens	9
Loans	24
made available	66
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	45
Merger	1
Merger Consideration	2
Multiemployer Plan	17
Multiple Employer Plan	17
NASDAQ	11
New Plans	48
Notifying Party	51
NYSE	6
OCC	11
Parent	1
Parent 401(k) Plan	49
Parent Bank	4
Parent Benefit Plans	32
Parent Bylaws	4

- iv -

Page
Parent Certificate	4
Parent Class B Non-Voting Stock	26
Parent Common Stock	2
Parent Contract	35
Parent Disclosure Schedule	25
Parent Equity Awards	26
Parent Owned Properties	36
Parent Preferred Stock	26
Parent Qualified Plans	33
Parent Ratio	61
Parent Real Property	36
Parent Regulatory Agreement	35
Parent Reports	29
Parent Stock Plans	26
Parent Subsidiary	26
Parent Warrant	4
Permitted Encumbrances	22
person	66
Proxy Statement	44
Regulatory Agencies	12
Representatives	52

Page
Requisite Company Vote	10
Requisite Parent Vote	27
Requisite Regulatory Approvals	46
S-4	11
Sarbanes-Oxley Act	12
SEC	11
Section 8.1(h) Termination Date	61
Securities Act	12
Significant Subsidiaries	58
SRO	12
Starting Price	62
Subsidiary	8
Superior Proposal	54
Surviving Corporation	1
Takeover Statutes	23
Tax	16
Tax Return	16
Taxes	16
Termination Date	60
Termination Fee	63
the date hereof	66

- v -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 11, 2018 (this “Agreement”), by and between STATE BANK FINANCIAL CORPORATION, a Georgia corporation (the “Company”), and CADENCE BANCORPORATION, a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, the Company be merged with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Company’s shareholders and (ii) adopted this Agreement and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and Parent’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company, subject to the terms of this Agreement, has resolved to recommend that the shareholders of the Company approve this Agreement and to submit this Agreement to the shareholders of the Company for approval;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 a.m. New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

1.3    Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Georgia Articles of Merger”) to be filed with the Secretary of State of the State of Georgia (the “Georgia Secretary”) and the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date (the “Delaware Certificate of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Georgia Articles of Merger and the Delaware Certificate of Merger.

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCC and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company shall become the debts, liabilities, and duties of the Surviving Corporation.

1.5    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a)    Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 1.160 shares (the “Exchange Ratio”) of validly issued, fully paid, and nonassessable shares (the “Merger Consideration”) of the Class A common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Corporation.

(b)    All of the shares of Company Common Stock converted into the right to receive Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

1.6    Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.7    Treatment of Company Equity Awards.

(a)    At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) (hereinafter sometimes referred to collectively as the “Company Equity Awards”) shall vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed to have been achieved to the extent set forth in the award agreement applicable to such Company Restricted Stock Award) and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award. The Surviving Corporation shall issue the consideration described in this Section 1.7(a) (together with any accrued but unpaid dividends corresponding to the Company Restricted Stock Awards that vest in accordance with this Section 1.7(a)), less applicable tax withholdings, within five (5) business days following the Closing Date.

(b)    At or prior to the Effective Time, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7.

(c)    For purposes of this Agreement, “Company Stock Plans” means the Company’s 2011 Omnibus Equity Compensation Plan.

1.8    Company Warrants. At the Effective Time, each outstanding warrant to purchase a share of Company Common Stock (a “Company Warrant”) shall, automatically and without any action on the part of the holder thereof, cease to represent a warrant to purchase shares of Company Common Stock and shall be converted into a warrant (a “Parent Warrant”) to purchase (a) that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, (b) at a strike price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (i) the strike price per share of Company Common Stock of such Company Warrant and (ii) the Exchange Ratio. Except as otherwise provided in this Section 1.8, each such Parent Warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Warrant immediately prior to the Effective Time.

1.9    Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Parent (the “Parent Certificate”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10    Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11    Bank Merger. Immediately following the Merger, State Bank and Trust Company (“Company Bank”), a Georgia state-chartered bank and a wholly owned Subsidiary of Company, will merge (the “Bank Merger”) with and into Cadence Bank, N.A., a national banking association and a wholly owned Subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank

Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be mutually agreed upon by the Parties (the “Bank Merger Agreement”). The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

ARTICLE II

EXCHANGE OF SHARES

2.1    Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Parent’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Common Stock, and cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section  2.2(a) in exchange for outstanding shares of Company Common Stock.

2.2     Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock, and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)    No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate had been converted into the right to receive.

(c)    If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares as provided in this Article II.

(e)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on The New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholder of the Company that has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, (b) as disclosed in any Company Reports filed with or furnished to the SEC by the Company after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or (c) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), the Company hereby represents and warrants to Parent as follows:

3.1    Corporate Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts

(it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (F) the expenses incurred by the Company or Parent in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement or (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the BHC Act. True and complete copies of the Articles of Incorporation of the Company (the “Company Articles”) and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b)    Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (ii) and (iii) as has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of May 9, 2018, there are (i) 39,114,525 shares of Company Common Stock issued and outstanding, which number includes 1,079,809 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards (assuming achievement of any applicable performance goals at the maximum level), (ii) no shares of Company Common Stock held in treasury, (iii) no shares of Company Preferred Stock issued and outstanding, (iv) 1,657,504 shares of Company Common Stock reserved for issuance pursuant to future grants under the Company Stock Plans, (v) 52,904 shares of Company Common Stock subject to outstanding Company Warrants, and (vi) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. No trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than Company Equity Awards and Company Warrants, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)    Section 3.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, and (iii) the grant date of each such Company Equity Award.

(d)    Section 3.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Warrants outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Warrant, (iii) the issuance date of each such Company Warrant, (iv) the strike price of each such Company Warrant, and (v) the expiration date of each such Company Warrant.

3.3    Authority; No Violation.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of the Company, and the Board of Directors of the Company has adopted this Agreement. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of the Company of an advisory (non-binding) vote on the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with The NASDAQ Stock Market LLC (“NASDAQ”), (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), the FDIC and the Georgia Department of Banking and Finance and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint information statement/proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Information Statement/Proxy Statement”) (or, if applicable, the Information Statement and the Proxy Statement), and of the registration statement on Form S-4 in which the Joint Information Statement/Proxy Statement (or, if applicable, the Proxy Statement) will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Georgia Articles of Merger with the Georgia Secretary pursuant to the GBCC, the filing of the Delaware Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (h) the approval of the listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5    Reports.

(a)    The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) —(vi), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since

January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”) has been made publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6    Financial Statements.

(a)    The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7    Broker’s Fees. With the exception of the engagement of each of Raymond James & Associates, Inc., Sandler O’Neill & Partners, L.P. and FIG Partners, LLC, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of each of Raymond James & Associates, Inc., Sandler O’Neill & Partners, L.P. and FIG Partners, LLC related to the Merger and the other transactions contemplated hereby.

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Except as set forth on Section 3.8 of the Company Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9    Legal Proceedings.

(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.10    Taxes and Tax Returns.

(a)    Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2017 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. The Company has made available to Parent true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees and Employee Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)    The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable), and (E) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Company Benefit Plan.

(c)    Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(d)    Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)    No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)    None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a

“multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

(g)    Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code.

(h)    All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee, officer or director of the Company or any of its Subsidiaries, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)    Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)    There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.

3.12    Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have held at all times since January 1, 2015, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the

Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except for violations or defaults that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, none of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.13    Certain Contracts.

(a)    Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of the Company to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than extensions of credit, other banking products offered by the Company and its Subsidiaries or derivatives, which creates future payment obligations in excess of $200,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, or (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, (iii) to the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14    Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is presently considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15    Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.17    Investment Securities and Commodities.

(a)    Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)    The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

3.18    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.

3.19    Intellectual Property. Each of the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, and (c) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.21    State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law of any U.S. state (any such laws, “Takeover Statutes”).

3.22    Reorganization. The Company has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinions of Financial Advisors. Prior to the execution of this Agreement, the Board of Directors of the Company has received separate opinions (which, if initially rendered verbally, have been or will be confirmed by separate written opinions, each dated the same date) of Raymond James & Associates, Inc., Sandler O’Neill & Partners, L.P. and FIG Partners, LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

3.24    Company Information. The information relating to the Company and its Subsidiaries which is provided in writing by the Company or its representatives specifically for inclusion in the Joint Information Statement/Proxy Statement (or, if applicable, the Information Statement and the Proxy Statement) and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Information Statement/Proxy Statement (or, if applicable, the Information Statement and the Proxy Statement) relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25    Loan Portfolio.

(a)    The allowance for loan and lease losses as reflected in the Company Reports, and as of each quarter ended after December 31, 2017 was, in the reasonable opinion of the Company’s management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination in all material respects.

(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)    Neither the Company nor any of its Subsidiaries is (i) now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, and (ii) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any person.

3.26    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27    Information Security. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, to the knowledge of Company, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries.

3.28    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, (b) as disclosed in any Parent Reports filed with or furnished to the SEC by Parent after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or (c) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), Parent hereby represents and warrants to the Company as follows:

4.1    Corporate Organization.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act, and is duly registered with the Federal Reserve Board. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Parent Certificate and Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)    Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (ii) and (iii) as has not had, and would reasonably be expected to have, a Material Adverse Effect on Parent. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

4.2    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, (ii) 300,000,000 shares of Class B non-voting common stock, par value $0.01 per share (“Parent Class B Non-Voting Stock”), and (iii) 50,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of May 7, 2018, there are (A) 83,625,000 shares of Parent Common Stock issued and outstanding, (B) no shares of Parent Common Stock held in treasury, (C) no shares of Parent Preferred Stock issued and outstanding, (D) no shares of Parent Class B Non-Voting Stock issued and outstanding, (E) 942,856 shares of Parent Common Stock reserved for issuance upon the exercise or settlement of outstanding awards granted under the Parent Stock Plans (the “Parent Equity Awards”) (assuming achievement of any applicable performance goals at the target level), (F) 6,557,144 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans, and (G) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. Other than Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3    Authority; No Violation.

(a)    Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Parent’s stockholders for adoption and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and (ii) the approval of the issuance of shares of Parent Common Stock in connection with the Merger as contemplated by this Agreement by a vote of the majority of votes cast on the approval of such issuance (collectively, the “Requisite Parent Vote”), the adoption and approval of the Bank Merger Agreement by Parent as its sole stockholder, and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized (subject to the adoption of the Merger Agreement by the holders of Parent Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Certificate or the Parent Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OCC, the FDIC and the Georgia Department of Banking and Finance and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Information Statement/Proxy Statement (or, if applicable, the Information Statement and the Proxy Statement) and the S-4 in which the Joint Information Statement/Proxy Statement (or, if applicable, the Proxy Statement) will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the Georgia Articles of Merger with the Georgia Secretary pursuant to the GBCC, the filing of the Delaware Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (h) the approval of the listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5    Reports.

(a)    Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

Except as set forth on Section 4.5 of the Parent Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2015 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) has been made publicly available. No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6    Financial Statements.

(a)    The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2015, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7    Broker’s Fees. With the exception of the engagement of Goldman Sachs & Co. LLC, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Except as set forth on Section 4.8 of the Parent Disclosure Schedule and in connection with matters related to this Agreement, since December 31, 2017 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9    Legal Proceedings.

(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.10    Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Parent and its Subsidiaries for all years to and including 2017 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. Parent has made available to the Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent) or (b) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11    Employees and Employee Benefit Plans.

(a)    For purposes of this Agreement, “Parent Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)    Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)    The IRS has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(d)    No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or its ERISA Affiliates of incurring any such liability.

(e)    None of the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(f)    All contributions required to be made to any Parent Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Parent, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Parent and its Subsidiaries.

(g)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Parent, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Parent or and its Subsidiaries.

(h)    There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent and its Subsidiaries.

4.12    Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have held at all times since January 1, 2015, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied with and are not in default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except for violations or defaults that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, none of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.13    Certain Contracts.

(a)    Each contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto or (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of the Company to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements) or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has in all material respects performed all obligations required to be performed by it to date under such Parent Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.14    Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is presently considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.15    Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Parent’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to Parent’s knowledge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Parent, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.17    Investment Securities and Commodities.

(a)    Each of Parent and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Parent Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Parent or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)    Parent and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Parent believes are prudent and reasonable in the context of such businesses.

4.18    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, (a) Parent or a Parent Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Parent Reports as being owned by Parent or a Parent Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Owned Properties”), free and clear of all Liens, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Parent Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Parent Owned Properties, the “Parent

Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Parent’s knowledge, the lessor. There are no pending or, to the knowledge of the Parent, threatened condemnation proceedings against the Parent Real Property.

4.19    Intellectual Property. Each of Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) (i) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Parent or any Parent Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Parent that Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Parent, infringing on or otherwise violating, any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by Parent or its Subsidiaries, and (c) neither Parent nor any Parent Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Parent or any Parent Subsidiary, and Parent and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Parent and its Subsidiaries.

4.20    Related Party Transactions. Except as set forth in Section 4.15 of the Parent Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, except those of a type available to employees of Parent or its Subsidiaries generally.

4.21    State Takeover Laws. The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any other Takeover Statutes.

4.22    Reorganization. Parent has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23    Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Joint Information Statement/Proxy Statement (or, if applicable, the Information Statement and the Proxy Statement) and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Information Statement/Proxy Statement (or, if applicable, the Information Statement and the Proxy Statement) (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.24    Loan Portfolio.

(a)    The allowance for loan and lease losses as reflected in the Parent Reports, and as of each quarter ended after December 31, 2017 was, in the reasonable opinion of the Parent’s management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination in all material respects.

(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    There are no outstanding Loans made by Parent or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Parent or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)    Neither Parent nor any of its Subsidiaries is (i) now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, and (ii) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any person.

4.25    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and Parent and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.26    Information Security. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.27    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Parent acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the Company Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), each party shall, and shall cause each of its Subsidiaries to, (a) conduct its respective businesses in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by law or in the case of Section 5.2(b)(iii) and (f), except for de minimis amounts not to exceed in the aggregate $150,000 per quarter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

(a)    other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements);

(b)

(i)    adjust, split, combine or reclassify any capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.20 per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the

Company or any of its wholly owned Subsidiaries), (C) the repurchase of shares of its capital stock pursuant to the terms and conditions of the Company’s current Rule 10b5-1 Share Repurchase Plan, or (D) the acceptance of shares of Company Common Stock as payment for withholding Taxes incurred in connection with the vesting of Company Equity Awards in accordance with past practice and the terms of the applicable award agreements;

(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except the issuance of shares of Company Common Stock upon the exercise of Company Warrants outstanding on the date hereof in accordance with their terms; provided, however, the Company may, in order to ensure reasonable compliance with safety and soundness standards of applicable bank regulatory agencies (following discussions with such regulatory agencies) or to comply with capital requirements under applicable regulations, engage in a bona fide capital raising transaction under this Section 5.2(b)(iv) without the prior written consent of Parent;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or any business which in any case is in excess of $500,000 based on a GAAP value to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice, or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule; provided, that, if the Company or any of its Subsidiaries shall request prior approval of Parent in accordance with this Section 5.2 to sell, transfer, or otherwise dispose of any properties or assets or any business which in any case is in excess of $500,000 based on a GAAP value, and Parent shall not have disapproved such request in writing within three (3) business days upon receipt of such request from the Company or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Parent in writing, and the Company or its Subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described therein; provided, further, that the foregoing shall not apply to (1) dealings with financial assets or investment securities or (2) sales of loan participations nor prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice;

(d)    except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company;

(e)    terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)    except as otherwise set forth on Section 5.2(f) of the Company Disclosure Schedule, (i) enter into, adopt, amend or terminate any Company Benefit Plan, (ii) and except for normal increases made in the ordinary course of business consistent with past practice, increase the compensation or benefits payable to any current or former employee, officer, director or individual independent contractor, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) take any action to accelerate any payment or benefit payable or to become payable to any current or former employee, officer, director or individual independent contractor, (v) in the case of an executive vice president or higher of the Company, enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining or similar agreement or arrangement, (vi) fund any rabbi trust or similar arrangement, (vii) hire or promote any employee or individual independent contractor whose title is executive vice president or higher of the Company, or (viii) terminate the employment or service of any employee or individual independent contractor whose title is executive vice president or higher of the Company, other than for cause;

(g)    other than commencement or settlement of foreclosure or debt collection actions in the ordinary course of business consistent with past practice, settle any material claim, suit, action or proceeding (i) in connection with collections matters where the amount in dispute is in excess of $1,000,000, (ii) in connection with any matter other than a collections matter where the amount in dispute is in excess of $500,000, or (iii) which subjects the Company or its Subsidiaries or the Surviving Corporation and its Subsidiaries to any material restrictions on its current or future business operations;

(h)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)    amend the Company Articles or Company Bylaws or comparable governing documents of its Subsidiaries;

(j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)    take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.2 not being satisfied, except as may be required by applicable law;

(m)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)    (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity, or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice or that is in excess of $10,000,000 in a single transaction, in each case, except pursuant to existing commitments; provided that Parent shall be required to respond to any request for a consent to make such loan or extension of credit in writing within three (3) business days after the loan package is delivered to Parent or if no response is received within three (3) business days it will be deemed consent of Parent;

(o)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p)    make, or commit to make, any capital expenditures in excess of $200,000 individually or $500,000 in the aggregate unless required by Law or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(q)    make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(r)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of Company (such consent not to be unreasonably withheld):

(a)    amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

(b)    (i) adjust, split, combine or reclassify any capital stock of Parent, or (ii) make, declare or pay declare or pay any dividend on any capital stock of Parent (except regular quarterly cash dividends by Parent at a rate not in excess of $0.15 per share of Parent Common Stock);

(c)    incur any indebtedness for borrowed money (other than indebtedness of Parent or any of its wholly owned Subsidiaries to Parent or any of its Subsidiaries) that would reasonably be expected to prevent Parent or its Subsidiaries from assuming the Company’s outstanding indebtedness;

(d)    (i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business or (ii) make capital contributions to, or investments in, any other person, in each case of clauses (i) and (ii), that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger or receipt of Regulatory Approvals, or (iii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Parent;

(e)    take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.3 not being satisfied, except as may be required by applicable law;

(f)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(g)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Parent and the Company shall promptly prepare and file with the SEC the Joint Information Statement/Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4 (not later than 60 days following the date of this Agreement), in which the Joint Information Statement/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and the Company shall thereafter as promptly as practicable mail or deliver the Joint Information Statement/Proxy Statement to their respective stockholders or shareholders (as applicable); provided, however, that Parent may in its sole discretion determine that, in lieu of filing with the SEC the Joint Information Statement/Proxy Statement, (i) Parent shall file with the SEC a written information statement in definitive form of the type contemplated by Rule 14c-2 promulgated under the Exchange Act relating to the adoption of the Merger Agreement by Parent’s stockholders (the “Information Statement”) (it being understood that in such case, the Information Statement, rather than the Joint Information Statement/Proxy Statement, shall be mailed or delivered to the stockholders of Parent pursuant to this Section 6.1(a)) and (ii) the Company shall file with the SEC a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) (it being understood that in such case, the Proxy Statement, rather than the Joint Information Statement/Proxy Statement, shall be included in the S-4 and mailed or delivered to the shareholders of the Company pursuant to this Section 6.1(a)). Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)    The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, commercially reasonable efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its commercially reasonable efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent or the Company to take any action (or permit the Company to, without the prior written consent of Parent, take any action), or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d)    Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders or shareholders (as applicable) and such other matters as may be reasonably necessary or advisable in connection with the Joint Information Statement/Proxy Statement (or, if applicable, the Information Statement and the Proxy Statement), the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)    To the extent permitted by applicable law, Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (i) the Federal Reserve Board and the OCC and (ii) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Parent or the Company, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 28, 2015, between Parent and the Company (the “Confidentiality Agreement”).

(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Parent Stockholder Approval and Company Shareholder Approval. Parent shall obtain the Requisite Parent Vote by irrevocable written consent of the holder (or holders) of the requisite number of shares of Parent Common Stock (the “Parent Written Consent”) no later than 10:00 a.m. New York City time on the date immediately following the date of this Agreement, and shall promptly deliver an executed copy of the Parent Written Consent to the Company. The Company shall call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting,”) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. Except to the extent that the Board of Directors of the Company shall have made an Adverse Recommendation Change as permitted by Section 6.12, the Board of Directors of the Company shall use its commercially reasonable efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Information Statement/Proxy Statement (or, if applicable, the Proxy Statement)) that they approve this Agreement and the transactions contemplated hereby. The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5    Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6    Employee Benefit Plans.

(a)    During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Parent shall provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries immediately following the Effective Time for so long as such employee is employed following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time, (ii) an annual short-term cash incentive opportunity that is substantially comparable to the annual short-term cash incentive opportunity provided by Parent to similarly situated employees of Parent and its Subsidiaries, and (iii) other compensation and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits provided by Parent to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(a)(iii) for a transitional period by providing such compensation and employee benefits on terms that are substantially similar in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time.

(b)    With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual under any defined benefit pension or the employer premium subsidy under any retiree medical plan, or (C) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(c)    Effective as of the Effective Time, Parent shall cause the Surviving Corporation to assume and honor all Company Benefit Plans in accordance with their terms, subject to amendment or termination to the extent permitted by such Company Benefit Plans. Without limitation to the generality of the foregoing, the Surviving Corporation shall (i) honor and discharge all of the Company’s obligations and assume all of its defenses under existing severance, change of control or employment agreements to which the Company or any Subsidiary of the Company is a party and which are listed on Section 6.6(c)(i) of the Company Disclosure Schedule, and (ii) pay severance payments to all employees of the Company and/or any of its Subsidiaries whose jobs are eliminated as a result of the Merger and whose employment is terminated by the Surviving Corporation other than for cause within twelve (12) months after the Effective Time, in accordance with the Company’s practices as described in Section 6.6(c)(ii) of the Company Disclosure Schedule.

(d)    The Company shall cooperate with Parent in its efforts to cause certain employees of the Company and/or its Subsidiaries to enter into retention or stay bonus agreements (in a form mutually agreed to by Parent and the employee) prior to the Effective Time.

(e)    All accruals existing as of the Effective Time under the Company’s and its Subsidiaries’ non-equity incentive and/or bonus plans that are consistent with the Company’s and its Subsidiaries’ 2018 budget approved by the Board of Directors of the Company shall be paid out to the applicable Continuing Employees at the Closing.

(f)    If requested by Parent in writing at least ten (10) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (each, a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) days immediately preceding the Effective Time and (ii) the Continuing Employees of the Company shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). Parent and the Company shall take any and all actions as may be required, including amendments to any Company 401(k) Plan and/or Parent 401(k) Plan, to permit the Continuing Employees of the

Company who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) (excluding loans) equal to the full account balance distributed to such Continuing Employee of the Company from a Company 401(k) Plan (excluding loans).

(g)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. Parent and the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with the Parent and the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement). In lieu of the foregoing, the Company, in consultation with Parent, may (and at the request of Parent, the Company shall use its commercially reasonable efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence. If the Company purchases such a “tail policy,” Parent or the Surviving Corporation shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(c)    The obligations of the Surviving Corporation, Parent and the Company under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

(d)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6.7 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section  6.7.

6.8    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.9    Advice of Changes. Parent and the Company (in such capacity, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in, if Parent is the Notifying Party, Section 7.1 or 7.3, or if the Company is the Notifying Party, Section 7.1 or 7.2; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10    Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger. In furtherance of the foregoing, (i) starting with the second quarter of 2018, the Board of Directors of the Company shall cause its regular quarterly dividend record dates and payments dates for Company Common Stock to be similar to the regular quarterly dividend record dates and payments dates for Parent Common Stock and (ii) the Board of Directors of Parent shall continue to pay dividends on the Parent Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

6.11    Corporate Governance.

(a)    Effective immediately after the Effective Time, Parent and Parent Bank shall increase the size of their respective Boards of Directors by three and appoint three current members of the Board of Directors of the Company as mutually agreed by Parent and the Company prior to the Effective Time (each such director, a “Company Director”) to serve as directors of Parent and Parent Bank. In furtherance of the foregoing, effective immediately after the Effective Time, (i) the current Chairman of the Board of Directors of the Company shall be appointed to serve as the Vice Chairman of the Board of Directors of Parent and (ii) the current Vice Chairman of the Board of Directors and Chief Executive Officer of the Company shall be appointed to serve as the Chairman of Parent Bank. The appointment of each Company Director to the respective Boards of Directors of Parent and Parent Bank shall be subject to the respective bylaws of Parent and Parent Bank, and each such Company Director must (A) be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Directors of Parent and (B) satisfy and comply with the requirements regarding service as a member of the Board of Directors of each of Parent and Parent Bank, as provided under applicable Law and the practices and policies of such Board of Directors that are generally applicable to its members.

(b)    Subject to and in accordance with the bylaws of the Surviving Corporation, effective as of the Effective Time, the officers of Parent and Parent Bank in office immediately prior to the Effective Time and the effective time of the Bank Merger, respectively, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation and Parent Bank from and after the Effective Time and the effective time of the Bank Merger, respectively, in accordance with the respective bylaws of the Surviving Corporation and Parent Bank.

6.12    Acquisition Proposals.

(a)    The Company agrees that it will not, and will cause its Subsidiaries and use its commercially reasonable efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that has made or, to the knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.12(a); provided that, prior to the approval of this Agreement by the shareholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will use its commercially reasonable efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. The Company will promptly advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep Parent reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. The Company shall (A) withdraw and terminate access that was granted to any person (other than the parties to this Agreement and their respective affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with a transaction involving the Company and (B) use its commercially reasonable efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and, in accordance therewith. During the term of this Agreement, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, or (3) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company.

(b)    Except as permitted by Section 6.12(c), the Board of Directors of the Company shall not (i)(A) fail to recommend to the Company’s shareholders that they approve this Agreement and the transactions contemplated hereby or fail to include such recommendation in the Joint Information Statement/Proxy Statement (or, if applicable, the Proxy Statement), (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Parent, such recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication by the Company’s Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Company’s shareholders, an Acquisition Proposal (each of the actions described in this clause (i) being referred to as an “Adverse Recommendation Change”); or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

(c)    Notwithstanding anything to the contrary herein, prior to the time the Requisite Company Vote is obtained, the Board of Directors of the Company may, in connection with a bona fide written Acquisition Proposal, which Acquisition Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.12, make an Adverse Recommendation Change, if and only if, prior to taking such action, the Company has complied with its obligations under this Section 6.12 and the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that prior to taking any such action (i) the Company has given Parent at least three (3) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the person or group of persons making such Superior Proposal) and has contemporaneously provided a copy to Parent of all written materials (including all transaction agreements and related documents) with or from the party making such Superior Proposal, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (iii) following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect. In the event of any material revisions to an Acquisition Proposal that could have an impact, influence, or other effect on the Company’s Board of Directors’ decision or discussion with respect to whether such proposal is a Superior Proposal, the Company shall deliver a new written notice to Parent pursuant to the foregoing clause (i) and again comply with the requirements of this Section 6.12(c) with respect to such new written notice; provided, however, that references herein to the three (3) Business Day period shall be deemed to be references to a two (2) Business Day period with respect thereto. As used in this

Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal that the Company’s Board of Directors has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Company’s shareholders than the Merger, taking into account such factors as the Company’s Board of Directors in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise (provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”).

(d)    Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s shareholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13    Public Announcements. The Company and Parent shall each use their commercially reasonable efforts to develop a joint communications plan to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14    Change of Method. Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by the Company’s shareholders in exchange for each share of Company Common Stock, (b) adversely affect the Tax treatment of the Company’s shareholders or Parent’s stockholders pursuant to this Agreement, (c) adversely affect the Tax treatment of the Company or Parent pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.15    Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting, or any adjournment or postponement thereof, each of the parties shall in good faith use its commercially reasonable efforts to negotiate a restructuring of the transaction contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio, the amount or kind of the consideration to be issued to holders of the capital stock of the Company as provided for in this Agreement, in a manner adverse to such party or its respective shareholders or stockholders, as applicable) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to the shareholders of the Company for approval.

6.16    Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17    Exemption from Liability under Section 16(b). The Company and Parent agree that to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. The Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18    Litigation and Claims. Each of Parent and the Company shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld).

6.19    Assumption of Company Debt. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s obligations in respect of its outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.20     Data Conversion. From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate the integration of the Company with the business of Parent following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Parent. The parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion after the Effective Time and at such later time as mutually agreed upon by the parties. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems; provided, however, that neither party shall be required to terminate any third-party service provider arrangements prior to the Effective Time. Parent shall promptly reimburse the Company on request for reasonable out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Parent, any action prior to the Effective Time to facilitate the Data Conversion.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Parent Stockholder Adoption and Company Shareholder Approval. This Agreement shall have been adopted by the stockholders of Parent by the Requisite Parent Vote and approved by the shareholders of the Company by the Requisite Company Vote.

(b)    NYSE Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2    Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only), 3.2(b) (with respect to Significant Subsidiaries only) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect. As used in this Agreement, “Significant Subsidiaries” shall have the meaning as ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)    Tax Opinion. Parent shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d)    No Material Adverse Effect. Since March 31, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(b) (with respect to Significant Subsidiaries only) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)    Tax Opinion. The Company shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d)    No Material Adverse Effect. Since March 31, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption or approval (as applicable) of this Agreement by the stockholders of Parent or the shareholders of the Company:

(a)    by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire board;

(b)    by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)    by either Parent or the Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), provided, however, that (i) the Termination Date may be extended by mutual written consent of the parties, and (ii) if on the Termination Date, any of the conditions to Closing set forth in Sections 7.1(c) and 7.1(d) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied or capable of being satisfied, then the Termination Date shall be extended an additional 30 days if either party notifies the other party in writing on or prior to the Termination Date of its election to extend the Termination Date; provided further, unless the failure of the Closing to occur by the Termination Date shall be due to the failure of such party seeking to extend or terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)    by Parent prior to such time as the Requisite Company Vote is obtained, if (i) the Board of Directors of the Company shall have (A) failed to recommend in the Joint Information Statement/Proxy

Statement (or, if applicable, the Proxy Statement) that the shareholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed an Acquisition Proposal or failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (ii) the Company or its Board of Directors has breached its obligations under Section 6.3 or 6.12 in any material respect;

(f)    by the Company, if the Requisite Company Vote is not obtained at the Company Meeting or at any adjournment or postponement thereof, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Superior Proposal; provided, however, that (i) the Company has complied with Section 6.12 in all material respects and (ii) the Company pays (or causes to be paid) the Termination Fee prior to or simultaneously with such termination;

(g)    by the Company, if the Parent Written Consent shall not have been delivered to the Company prior to 10:00 a.m. New York City time on the date immediately following the date of this Agreement; or

(h)    by the Company, at any time during the five-day period commencing with the Determination Date, if both (i) the number obtained by dividing the Determination Date Average Closing Price by the Starting Price (the “Parent Ratio”) shall be less than 0.85, and (ii) (1) the Parent Ratio is less than (2) the number obtained by dividing the Determination Date Index Price by the Initial Index Price (the “Index Ratio”) and subtracting 0.15 from the Index Ratio.

This Agreement shall terminate on the fifth (5th) business day following the date written notice of termination pursuant to this Section 8.1(h) is provided to Parent (the “Section 8.1(h) Termination Date”); provided, however, that the Company’s notice of termination pursuant to this Section 8.1(h) may be withdrawn at any time prior to the Section 8.1(h) Termination Date; provided, further, that during the five (5) business day period commencing with Parent’s receipt of such notice, Parent shall have the option to increase the Exchange Ratio (calculated to the nearest one-thousandth), such that the value of the Merger Consideration that each share of Company Common Stock shall be entitled to receive in the Merger (calculated based on the Determination Date Average Closing Price) equals: an amount equal to the lesser of (1) the product of the Starting Price, 0.85 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(h)) or (2) (x) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(h)) and the Determination Date Average Closing Price, divided by (y) the Parent Ratio. If Parent elects to increase the Exchange Ratio within such five (5) business day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms; provided, that any references in this Agreement shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 8.1(h).

For purposes of this Section 8.1(h), (i) “Determination Date” shall mean the later of (A) the date on which the last Requisite Regulatory Approval is received and all statutory waiting periods in respect thereof have expired, or (B) the later of the date on which the Parent Written Consent and the Requisite Company Vote are obtained; (ii) “Determination Date Average Closing Price” shall mean the average of the per share closing prices of a share of Parent Common Stock on the NYSE during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date; (iii) “Starting Price” shall mean the closing price of a share of Parent Common Stock on the NYSE on the last trading day immediately preceding the date of the first public announcement of this Agreement; (iv) “Determination Date Index Price” shall mean the average of the closing prices of the Nasdaq Bank Index during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date, as reported by Bloomberg LP (symbol: CBNK); and (v) “Initial Index Price”

shall mean the closing price of the Nasdaq Bank Index on the last trading day immediately preceding the date of the first public announcement of this Agreement, as reported by Bloomberg LP (symbol: CBNK).

8.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that

(i)    Section 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and

(ii)    notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement occurring prior to termination.

(b)

(i)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) as a result of a willful breach, and (C) prior to the date that is fifteen (15) months after the date of such termination, the Company enters into a definitive agreement, or consummates a transaction, with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $37,500,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee on the date of termination.

(iii)    In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and the issuance of the order or the taking of the action by the applicable Governmental Entity under Section 8.1(b) is caused primarily by regulatory concerns related to Parent or its Subsidiaries, Parent shall, on the date of termination, pay to the Company, by wire transfer of same day funds, an amount equal to $2,000,000 (the “Expense Reimbursement”).

(c)    Notwithstanding anything to the contrary herein, but without limiting the right of Parent to recover liabilities or damages arising out of the Company’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by the Company under this Agreement shall be equal to the Termination Fee, and the Company shall not be required to pay the Termination Fee on more than one occasion.

(d)    The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the Termination Fee or Expense Reimbursement, as applicable, the party failing to make such payment shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if either party fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to Sections 8.2(b)(i) and 8.2(b)(ii) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such sections.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Parent and the shareholders of the Company; provided that after adoption or approval (as applicable) of this Agreement by the stockholders of Parent or the shareholders of the Company, there may not be, without further approval of such stockholders or shareholders, any amendment of this Agreement that requires further approval of such stockholders or shareholders under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided that after adoption or approval (as applicable) of this Agreement by the stockholders of Parent or the shareholders of the Company, there may not be, without further approval of such stockholders or shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval of such stockholders or shareholders under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4    Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Information Statement/Proxy Statement (or, if applicable, the Information Statement and the Proxy Statement) and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Parent and the Company.

9.5    Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by e-mail, provided that the transmission of the e-mail is promptly confirmed:

(a)    if to the Company, to:

State Bank Financial Corporation

3399 Peachtree Road, NE, Suite 1900

Atlanta, GA 30326

Attention:    Sheila Ray

E-mail:        Sheila.Ray@statebt.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attention:    J. Brennan Ryan, Esq.

E-mail:        brennan.ryan@nelsonmullins.com

Attention:    Nikki Lee, Esq.

E-mail:        nikki.lee@nelsonmullins.com

and

(b)    if to Parent, to:

Cadence Bancorporation

2800 Post Oak Boulevard

Suite 3800 Houston, TX 77056

Attention:     Paul B. Murphy, Jr.

Email:          Paul.Murphy@cadencebank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:      Edward D. Herlihy, Esq.

     David E. Shapiro, Esq.

     Mark F. Veblen, Esq.

Email:            EDHerlihy@wlrk.com

     DEShapiro@wlrk.com

     MFVeblen@wlrk.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) ”made available” means any document or other information that was provided by one party or its representatives to the other party and its representatives prior to the date hereof, included in the virtual data room of a party prior to the date hereof or filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8    Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (other than by operation of law) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

STATE BANK FINANCIAL CORPORATION

By:	/s/ J. Thomas Wiley, Jr.
Name:	J. Thomas Wiley, Jr.
Title:	Vice Chairman and Chief Executive Officer

CADENCE BANCORPORATION

By:	/s/ Paul B. Murphy, Jr.
Name:	Paul B. Murphy, Jr.
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

PERSONAL AND CONFIDENTIAL

May 11, 2018

Board of Directors

Cadence Bancorporation

2800 Post Oak Boulevard

Suite 3800

Houston, TX 77056

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Cadence Bancorporation (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 1.16 shares of Class A common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.01 per share (the “State Bank Common Stock”), of State Bank Financial Corporation (“State Bank”) pursuant to the Agreement and Plan of Merger, dated as of May 11, 2018 (the “Agreement”), by and between the Company and State Bank. The Agreement provides that the Company may elect to increase the Exchange Ratio on the terms set forth in Section 8.1(h) of the Agreement, as to any such increase or election we express no opinion.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, State Bank and any of their respective affiliates and third parties, including Cadence Bancorp, LLC, a significant stockholder of the Company (“Cadence LLC”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead book-running manager in connection with the Company’s initial public offering of 8,625,000 shares of Company Common Stock in April 2017. We also have provided certain financial advisory and/or underwriting services to Cadence LLC and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead book-running manager in connection with a public offering by Cadence LLC of 10,925,000 shares of Company Common Stock in November 2017; and as joint lead book-running manager in connection with a public offering by Cadence LLC of 9,200,000 shares of Company Common Stock in February 2018. We may also in the future provide financial advisory and/or underwriting services to the Company, State Bank, Cadence LLC and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; the annual report to stockholders and the Annual Report on Form 10-K of the Company for the year ended December 31, 2017; the Company’s Registration Statement on Form S-1, including the prospectus, dated November 9, 2017; annual reports to stockholders and Annual Reports on Form 10-K for State Bank for the five years ended December 31, 2017; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and State Bank; certain other communications from the Company and State Bank to their respective stockholders; certain

Board of Directors

Cadence Bancorporation

May 11, 2018

publicly available research analyst reports for the Company and State Bank; certain internal financial analyses and forecasts for State Bank prepared by its management; and certain internal financial analyses and forecasts for the Company on a stand-alone basis, certain financial analyses and forecasts for State Bank, and certain financial analyses and forecasts for the Company on a pro forma basis giving effect to the Transaction, in each case as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”) and certain operating synergies and transaction adjustments projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company and State Bank regarding their assessment of the past and current business operations, financial condition and future prospects of State Bank and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of State Bank Common Stock; compared certain financial and stock market information for the Company and State Bank with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or State Bank or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances are in the aggregate adequate to cover such losses. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or State Bank or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or State Bank, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or State Bank or the ability of the Company or State Bank to pay their respective obligations when they

Board of Directors

Cadence Bancorporation

May 11, 2018

come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)

ANNEX C

May 11, 2018

Board of Directors of

State Bank Financial Corporation

3399 Peachtree Road NE, Suite 1900

Atlanta, GA 30326

Members of the Board of Directors:

We understand that Cadence Bancorporation (“Cadence”) and State Bank Financial Corporation (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into Cadence (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Shares”), held by anyone except to the extent owned by Cadence other than in a fiduciary or agency capacity or as a result of debts previously contracted (the “Shareholders”), will be converted into the right to receive 1.160 shares of Class A common stock, par value $0.01 per share, of Cadence (the “Exchange Ratio”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James,” “we,” or “us”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio to be received by the Shareholders of the Common Shares in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and between the Company and Cadence dated as of May 11, 2018 (the “Agreement”);

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company and Cadence made available to us by the Company, including, but not limited to, financial projections prepared or approved by the management of the Company relating to the Company for the periods ending December 31, 2018 through December 31, 2022, as approved for our use by the Company (the “ Company Projections”) and financial projections relating to Cadence for the periods December 31, 2018 through December 31, 2022, as approved for our use by the Company (the “Cadence Projections and collectively with the Company Projections, the “Projections”);

3.	reviewed the Company’s and Cadence’s recent public filings and certain other publicly available information regarding the Company and Cadence;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

5.	compared the financial and operating performance of the Company with other selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.	compared the current and historical market prices and trading volume for the Common Shares with the current market prices of the publicly traded securities of certain other companies that we deemed to be comparable to the Company;

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

State Bank Financial Corporation

May 11, 2018

8.	reviewed and considered the pro forma financial impact of the Transaction on Cadence based on the Projections and certain assumptions relating to purchase accounting, cost savings and transaction expenses, as provided by the management of the Company;

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

10.	reviewed a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of information, data and other materials (financial and otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

11.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made nor obtained an independent appraisal or valuations of the assets or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and Cadence, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion, and (iii) the transaction qualifies as a tax fee reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 10, 2018 and any material change in such circumstances and conditions would require a reevaluation of this Opinion. We have no obligation to reaffirm, update or revise this Opinion or otherwise comment upon any event occurring after May 10, 2018. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

Board of Directors

State Bank Financial Corporation

May 11, 2018

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of Cadence capital stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Cadence at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the Shareholders.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, regulatory, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, regulatory, accounting and tax matters with respect to the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction among or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Cadence or the ability of the Company or Cadence to pay their respective obligations when they come due.

The delivery of this Opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Cadence for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Cadence or their respective affiliates or other participants in the Transaction in the future, for which Raymond James may receive compensation.

Board of Directors

State Bank Financial Corporation

May 11, 2018

It is understood that this letter is for the information of the members of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced, disclosed, referred to, published or otherwise used (in whole or in part) for any other purpose without our prior written consent, except that the Company may include the full text of this Opinion in any proxy statement or registration statement filed by the Company with the Securities and Exchange Commission in connection with the Transaction, along with a description, reasonably satisfactory to us.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the Shareholders in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX D

May 11, 2018

Board of Directors

State Bank Financial Corporation

3399 Peachtree Road NE, Suite 1900

Atlanta, GA 30326

Ladies and Gentlemen:

State Bank Financial Corporation (the “Company”) and Cadence Bancorporation (“Parent”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will, subject to the terms and conditions set forth in the Agreement, merge with and into Parent with Parent being the surviving entity (the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive 1.160 shares (the “Exchange Ratio”) of the Class A common stock, par value $0.01 per share, of Parent (“Parent Common Stock”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) publicly available consensus median analyst earnings per share and dividends per share estimates for the Company for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividends per share for the years thereafter, as provided by the senior management of the Company; (v) publicly available consensus median analyst earnings per share and dividends per share estimates for Parent for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock market information for Company Common Stock and Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for the Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212)466-7800 / (800)635-6851

www.sandleroneill.com

certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or Parent or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of the Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or Parent, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus median analyst earnings per share and dividends per share estimates for the Company for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividends per share for the years thereafter, as provided by the senior management of the Company. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share and dividends per share estimates for Parent for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of Parent. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Parent. With respect to the foregoing information, the respective managements of the Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of the Company and Parent, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and Parent will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent, the Merger or any related transactions, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof we have not provided any other investment banking services to the Company. In the two years preceding the date hereof we have provided certain investment banking services to Parent. Most recently, Sandler O’Neill acted as (i) book manager in connection with Parent’s initial public offering of common stock, which transaction closed in April 2017, (ii) co-manager in connection with Parent’s offer and sale of common stock, which transaction closed in November 2017, and (iii) book manager in connection with Parent’s offer and sale of common stock, which transaction closed in February 2018. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Parent and its affiliates. We may also actively trade the equity and debt securities of the Company, Parent and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,

ANNEX E

May 11, 2018

Independent Directors Committee of

  The Board of Directors

State Bank Financial Corporation

3399 Peachtree Road, NE

Suite 1900

Atlanta, GA 30326

Dear Members of the Independent Directors Committee:

We understand that State Bank Financial Corporation (or the “Company”) has entered into an Agreement and Plan of Merger with Cadence Bancorporation (“Parent”), dated as of May 11, 2018 (the “Agreement”), pursuant to which, among other things, the Company will merge with and into the Parent, and the Company’s bank subsidiary will merge with and into the Parent’s bank subsidiary. Pursuant to the terms detailed in the Agreement, upon the effective date of such Merger, each share of Company Common Stock, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent, shall be converted into the right to receive 1.160 shares (the “Exchange Ratio”) of Parent common stock (the “Merger Consideration”). In connection therewith, you have requested our opinion as to the fairness (the “Opinion”), from a financial point of view, of the Merger Consideration to be paid to the shareholders of the Company pursuant to the Agreement. Unless otherwise defined in this letter, capitalized terms used herein will have the same meaning as in the Agreement.

FIG Partners LLC (or “FIG”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy and it has been reviewed by a fairness committee. In addition, FIG has not had a material relationship with any party to the transaction for which we have received compensation during the prior two years.

We were retained exclusively by the Independent Directors Committee of The Board of Directors of the Company to act as its financial advisor in connection with the Merger and in rendering this fairness opinion. We will receive compensation from the Company in connection with our services consisting of $350,000 upon delivery of the fairness opinion dated May 11, 2018. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical, publicly available business and financial information concerning the Company and Parent including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation and U.S. Securities and Exchange Commission;

Independent Directors Committee of

  the Board of Directors

State Bank Financial Corporation

May 11, 2018

(iii)	held discussions with members or representatives of the senior management of the Company for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the Merger;

(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(v)	reviewed the current and historical financial results of the Company and Parent;

(vi)	performed a comparison of certain Company and Parent operating and trading information in with other similar publicly traded companies;

(vii)	Reviewed publicly-available consensus earnings estimates for the Company and Parent and assumed long term growth rates provided to us by Company and Parent representatives;

(viii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and Parent and in the discussions with the respective management teams or representatives of the Company and Parent. In that regard, we have assumed that any financial forecasts, including, without limitation, the synergies and Company projections of the pro forma institution have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Company and Parent and that such financial results will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company and Parent or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company and Parent or any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Company and Parent. In rendering this Opinion, we have been advised by the Company and Parent, and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

Our Opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after

Independent Directors Committee of

  the Board of Directors

State Bank Financial Corporation

May 11, 2018

the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Independent Directors Committee and the Board of Directors the Company and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of Company Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

FIG PARTNERS, LLC